   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 10, 1997
                                                           REGISTRATION NO.

===============================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ---------------
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ---------------
                               TYSON FOODS, INC.
            (Exact name of Registrant as specified in its Charter)

            DELAWARE                           201                           71-0225165
 (State or Other Jurisdiction of     (Primary Standard Industrial         (I.R.S. Employer
 Incorporation or Organization)      Classification Code Number)        Identification Number)

                            2210 WEST OAKLAWN DRIVE
                        SPRINGDALE, ARKANSAS 72762-6999
                                (501) 290-4000
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                                  WAYNE BRITT
                          CHIEF FINANCIAL OFFICER AND
                           EXECUTIVE VICE PRESIDENT
                               TYSON FOODS, INC.
                            2210 WEST OAKLAWN DRIVE
                        SPRINGDALE, ARKANSAS 72762-6999
                                (501) 290-4000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                  COPIES TO:
           ROBERT B. PINCUS, ESQ.                WILLIAM L. ROSOFF, ESQ.
 SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP         DAVIS POLK & WARDWELL
            ONE RODNEY SQUARE                     450 LEXINGTON AVENUE
         WILMINGTON, DELAWARE 19801             NEW YORK, NEW YORK 10017
               (302) 651-3000                        (212) 450-4000
                               ---------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after the effective date of this Registration Statement, which relates to the Merger (as defined herein) of Hudson Foods, Inc. with and into HFI Acquisition Sub Inc., a wholly owned subsidiary of Tyson Foods, Inc., pursuant to the Agreement and Plan of Merger described herein.

  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

==============================================================================================
 TITLE OF EACH CLASS      AMOUNT          PROPOSED MAXIMUM    PROPOSED MAXIMUM     AMOUNT OF
    OF SECURITIES         TO BE           OFFERING PRICE        AGGREGATE        REGISTRATION
  TO BE REGISTERED      REGISTERED        PER SECURITY(2)    OFFERING PRICE(2)      FEE(3)
----------------------------------------------------------------------------------------------
Class A Common Stock,
 $.10 par value......    18,341,656(1)         N.A.          $342,188,040.75      $100,945.47
==============================================================================================

(1) Based on the maximum number of shares of Class A Common Stock, par value $.01 per share ("Hudson Class A Common Stock"), of Hudson Foods, Inc. ("Hudson") and Class B Common Stock, par value $.01 per share ("Hudson Class B Common Stock" and, together with Hudson Class A Common Stock, "Hudson Common Stock"), of Hudson, assuming the exercise of all outstanding options to purchase shares of Hudson Class A Common Stock granted by Hudson. Includes 4,623,617 shares to be issued to James T. Hudson, which shares may be offered or sold by Mr. Hudson pursuant to the Proxy Statement/Prospectus included in this Registration Statement.
(2) Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended (the "Securities Act"), and computed pursuant to Rule 457(f) under the Securities Act by multiplying $19.5938 , the average of the high and low sale prices of Hudson Class A Common Stock on December 5, 1997, as reported on the New York Stock Exchange, Inc. Composite Transactions Tape, by 30,569,426, the number of shares of Hudson Common Stock outstanding as of the close of business on December 5, 1997, and deducting $8.40 per share, or an aggregate of $256,783,178, in respect of the cash portion of the Per Share Merger Consideration (as defined herein).
(3) Pursuant to Rule 457(b) under the Securities Act, the registration fee is offset in its entirety by the fee in the amount of $136,882 which was paid on October 1, 1997 in connection with the filing of preliminary proxy materials.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT
SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS
REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION
STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

                                     LOGO

                                                              December 10, 1997

Dear Fellow Stockholder:

  You are cordially invited to attend the special meeting of stockholders of Hudson Foods, Inc. ("Hudson"), which will be held on Friday, January 9, 1998, at 8:00 a.m., local time, at the Continuing Education Center, East and Center Streets, Fayetteville, Arkansas. At the special meeting, you will be asked to vote on a proposal to approve and adopt the merger agreement between Hudson and Tyson Foods, Inc. ("Tyson"), which provides for the merger of Hudson into Tyson.

  In the merger, each outstanding share of Hudson Class A Common Stock and each outstanding share of Hudson Class B Common Stock will be converted into the right to receive (i) $8.40 in cash and (ii) six-tenths (0.6) of a share of Class A Common Stock of Tyson. If the merger is approved and consummated, Hudson will be merged with and into HFI Acquisition Sub Inc., a wholly owned subsidiary of Tyson, which will continue as the surviving corporation and remain a wholly owned subsidiary of Tyson.

  THE BOARD OF DIRECTORS OF HUDSON BELIEVES THAT THE MERGER IS IN THE BEST INTERESTS OF ITS STOCKHOLDERS AND HAS, BY A UNANIMOUS VOTE OF THOSE DIRECTORS PRESENT, APPROVED THE MERGER AGREEMENT AND THE MERGER AND RECOMMENDS THAT YOU VOTE TO APPROVE AND ADOPT THE MERGER AGREEMENT.

  Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") has acted as financial advisor to the Hudson Board of Directors in connection with the merger and has advised it that the consideration to be paid by Tyson in the merger is, based upon and subject to certain matters stated therein, fair to the public stockholders of Hudson from a financial point of view. A copy of the written opinion of DLJ rendered to the Board of Directors in connection with the merger, which sets forth a description of the assumptions made, matters considered and limitations on the review undertaken, is included as an annex to the attached Proxy Statement/Prospectus.

  As Hudson's largest stockholder and the holder of approximately 65% of the voting power of Hudson's common stock, I have entered into a stock voting agreement in connection with the merger agreement. I have agreed to vote all of the shares of Hudson which I own for the approval and adoption of the merger agreement and the merger. However, under the stock voting agreement, my obligation to vote for the approval and adoption of the merger agreement and the merger will be terminated under certain circumstances, including if the Board of Directors of Hudson determines in good faith and in the exercise of reasonable judgment (based on the advice of independent financial advisors and legal counsel), that a written, unsolicited proposal or offer which is made by another party for a business combination or similar transaction with Hudson is more favorable to Hudson and its stockholders than the merger with Tyson.

  The enclosed Notice of Meeting of Stockholders and Proxy Statement/Prospectus contains a discussion of the background of, reasons for and terms of the merger. I urge you to read this material carefully. Whether or not you plan to attend the special meeting, please complete, sign and date the accompanying proxy card and return it in the enclosed postage prepaid envelope as soon as possible. If you attend the special meeting, you may vote in person if you wish, even if you have previously returned your proxy card. Your prompt cooperation will be greatly appreciated.

  Thank you, and I look forward to seeing you at the special meeting.

                                          Very truly yours,

                                          LOGO
                                          /s/ James T. Hudson
                                          James T. Hudson
                                          Chairman

                              HUDSON FOODS, INC.
                               1225 HUDSON ROAD
                            ROGERS, ARKANSAS 72756

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD JANUARY 9, 1998

                               ----------------

TO THE STOCKHOLDERS OF
 HUDSON FOODS, INC.:

  NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Hudson Foods, Inc. ("Hudson") will be held on Friday, January 9, 1998, at 8:00 a.m., local time, at the Continuing Education Center, East and Center Streets, Fayetteville, Arkansas (together with any and all adjournments, postponements, or continuations thereof, the "Special Meeting"), for the following purposes:

  (1) To consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger (the "Merger Agreement") providing for the merger of Hudson with and into HFI Acquisition Sub Inc. ("Merger Sub"), a wholly owned subsidiary of Tyson Foods, Inc. ("Tyson"), pursuant to which and subject to the terms and conditions of the Merger Agreement, (a) each outstanding share of Class A Common Stock, par value $.01 per share, of Hudson ("Hudson Class A Common Stock") and each outstanding share of Class B Common Stock, par value $.01 per share, of Hudson ("Hudson Class B Common Stock" and, together with Hudson Class A Common Stock, "Hudson Common Stock") will be converted into the right to receive (i) $8.40 in cash, without interest thereon, and (ii) six-tenths (0.6) of a validly issued, fully paid and nonassessable share of Class A Common Stock, par value $.10 per share, of Tyson and (b) Merger Sub will continue as the surviving corporation and be a wholly owned subsidiary of Tyson, all as more fully described in the accompanying Proxy Statement/Prospectus.

  (2) To transact such other business as may properly come before the Special Meeting.

  Only stockholders of record at the close of business on November 28, 1997 (the "Record Date") are entitled to notice of the Special Meeting and to vote thereat. Approval and adoption of the Merger Agreement will require the affirmative vote of a majority of the votes entitled to be cast at the Special Meeting by the holders of the outstanding shares of Hudson Common Stock, voting as a single class. At the close of business on the Record Date, James
T. Hudson, Chairman and the principal stockholder of Hudson, owned 65,028 shares of Hudson Class A Common Stock and 7,650,000 shares of Hudson Class B Common Stock, or approximately 65% of the voting power of the Hudson Common Stock. Pursuant to the Stock Voting Agreement between Tyson and Mr. Hudson entered into in connection with the Merger Agreement (the "Voting Agreement"), Mr. Hudson has agreed to vote all of the shares of Hudson Common Stock owned by him for the approval and adoption of the Merger Agreement. The Voting Agreement will terminate on the earlier to occur of the effective time of the Merger and the termination of the Merger Agreement in accordance with its terms. As a result, provided Mr. Hudson complies with his obligations under the Voting Agreement and the Voting Agreement is not terminated in accordance with its terms, the approval and adoption of the Merger Agreement are assured and will not require the affirmative vote of any other stockholder of Hudson.

  THE HUDSON BOARD, BY THE UNANIMOUS VOTE OF THOSE PRESENT, RECOMMENDS THAT THE STOCKHOLDERS OF HUDSON VOTE FOR THE PROPOSAL TO APPROVE AND ADOPT THE MERGER AGREEMENT AT THE SPECIAL MEETING.

  Your vote is important. Please complete the accompanying proxy and return it promptly in the enclosed business reply envelope.

                                          LOGO
                                          Tommy D. Reynolds
                                          Secretary
December 10, 1997

    YOUR VOTE IS IMPORTANT. PLEASE COMPLETE AND RETURN YOUR PROXY PROMPTLY.


 APPROVAL AND ADOPTION OF THE MERGER AGREEMENT WILL REQUIRE THE AFFIRMATIVE VOTE OF A MAJORITY OF THE VOTES ENTITLED TO BE CAST AT THE SPECIAL MEETING BY THE HOLDERS OF THE OUTSTANDING SHARES OF HUDSON COMMON STOCK, VOTING AS A SINGLE CLASS. REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED. PLEASE DO NOT SEND STOCK CERTIFICATES AT THIS TIME.

                              HUDSON FOODS, INC.
                                PROXY STATEMENT

                               ----------------

                               TYSON FOODS, INC.
                                  PROSPECTUS

                               ----------------

  This Proxy Statement/Prospectus ("Proxy Statement/Prospectus") is being furnished to the holders of Class A Common Stock, par value $.01 per share ("Hudson Class A Common Stock"), of Hudson Foods, Inc., a Delaware corporation ("Hudson"), and Class B Common Stock, par value $.01 per share ("Hudson Class B Common Stock" and, together with Hudson Class A Common Stock, "Hudson Common Stock"), of Hudson in connection with the solicitation of proxies by the Board of Directors of Hudson (the "Hudson Board") for use at a Special Meeting of Stockholders of Hudson to be held at the Continuing Education Center, East and Center Streets, Fayetteville, Arkansas, on Friday, January 9, 1998, at 8:00 a.m., local time (together with any and all adjournments, postponements or continuations thereof, the "Special Meeting").

  This Proxy Statement/Prospectus relates to the Agreement and Plan of Merger dated as of September 4, 1997 (the "Merger Agreement") among Tyson Foods, Inc., a Delaware corporation ("Tyson"), HFI Acquisition Sub Inc., a Delaware corporation and newly formed, wholly owned subsidiary of Tyson ("Merger Sub"), and Hudson, which provides for the merger (the "Merger") of Hudson with and into Merger Sub, with Merger Sub continuing as the surviving corporation (the "Surviving Corporation") and a wholly owned subsidiary of Tyson. Upon the terms and subject to the conditions set forth in the Merger Agreement, each share of Hudson Common Stock outstanding immediately prior to the effective time (the "Effective Time") of the Merger (other than shares owned by Hudson, which will be cancelled, and shares held by stockholders exercising appraisal rights under Section 262 of the General Corporation Law of the State of Delaware) will be converted into the right to receive (i) $8.40 in cash, without interest thereon, and (ii) six-tenths (0.6) of a validly issued, fully paid and nonassessable share of Class A Common Stock, par value $.10 per share ("Tyson Class A Common Stock"), of Tyson (collectively, the "Per Share Merger Consideration"). Cash will be paid in lieu of any fractional shares of Tyson Class A Common Stock.

  The consummation of the Merger is subject to certain customary closing conditions including: (i) the approval and adoption of the Merger Agreement by a majority of the votes cast by the stockholders of Hudson entitled to vote thereon at the Special Meeting; and (ii) the receipt of certain regulatory approvals, including, without limitation, expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). SEE "RISK FACTORS" COMMENCING ON PAGE 14 FOR A DESCRIPTION OF CERTAIN MATTERS THAT SHOULD BE CONSIDERED BY STOCKHOLDERS BEFORE VOTING. A copy of the Merger Agreement is attached hereto as Annex I.

  Approval and adoption of the Merger Agreement will require the affirmative vote of a majority of the votes entitled to be cast at the Special Meeting by the holders of the outstanding shares of Hudson Common Stock, voting as a single class. At the close of business on the Record Date (as defined herein), James T. Hudson, Chairman and the principal stockholder of Hudson, owned 65,028 shares of Hudson Class A Common Stock and 7,650,000 shares of Hudson Class B Common Stock, or approximately 65% of the voting power of the Hudson Common Stock. Pursuant to the Stock Voting Agreement between Tyson and Mr. Hudson entered into in connection with the Merger Agreement (the "Voting Agreement"), Mr. Hudson has agreed to vote all of the shares of Hudson Common Stock owned by him for the approval and adoption of the Merger Agreement. The Voting Agreement will terminate on the earlier to occur of the Effective Time and the termination of the Merger Agreement in accordance with its terms. As a result, provided Mr. Hudson complies with his obligations under the Voting Agreement and the Voting Agreement is not terminated in accordance with its terms, the approval and adoption of the Merger Agreement are assured and will not require the affirmative vote of any other stockholder of Hudson.

  This Proxy Statement/Prospectus also constitutes the Prospectus of Tyson filed as part of a Registration Statement on Form S-4 (the "Registration Statement") with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the shares of Tyson Class A Common Stock to be issued in the Merger. This Proxy Statement also constitutes a prospectus for resales by James T. Hudson (in such capacity, the "Selling Stockholder") of shares of Tyson Class A Common Stock received by him in the Merger. See "SELLING STOCKHOLDER."

  Tyson Class A Common Stock is listed for trading under the symbol "TSN" on the New York Stock Exchange ("NYSE"). Prior to October 17, 1997, Tyson Class A Common Stock was listed for trading under the symbol "TYSNA" on the Nasdaq National Market. Hudson Class A Common Stock is listed for trading under the symbol "HFI" on the NYSE. On September 3, 1997, the last trading day prior to the execution of the Merger Agreement, the last reported sale price of Tyson Class A Common Stock, as reported by the Nasdaq National Market, was $21 3/8 per share and the last reported sale price of Hudson Class A Common Stock, as reported on the NYSE Composite Transactions Tape, was $17 3/16 per share. On December 9, 1997, the last trading day prior to the date of this Proxy Statement/Prospectus, the last reported sale price of Tyson Class A Common Stock, as reported on the NYSE Composite Transaction Tape, was $19 5/8 per share and the last reported sale price of Hudson Class A Common Stock, as reported on the NYSE Composite Transactions Tape, was $19 3/4 per share.

  This Proxy Statement/Prospectus and the accompanying forms of proxy are first being mailed to stockholders of Hudson on or about December 10, 1997.

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE  COMMISSION  OR  ANY  STATE SECURITIES  COMMISSION  NOR  HAS  THE
   SECURITIES  AND EXCHANGE COMMISSION  OR ANY STATE SECURITIES  COMMISSION
     PASSED   UPON   THE    ACCURACY   OR   ADEQUACY    OF   THIS   PROXY
      STATEMENT/PROSPECTUS.  ANY REPRESENTATION  TO  THE  CONTRARY IS  A
       CRIMINAL OFFENSE.

                               ----------------

       The date of this Proxy Statement/Prospectus is December 10, 1997.

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS WITH RESPECT TO THE MATTERS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY EITHER HUDSON OR TYSON. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES, NOR DOES IT CONSTITUTE THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF HUDSON OR TYSON SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

  ALL INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS WITH RESPECT TO HUDSON HAS BEEN PROVIDED BY HUDSON. ALL INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS WITH RESPECT TO TYSON AND MERGER SUB HAS BEEN PROVIDED BY TYSON.

                             AVAILABLE INFORMATION

  Tyson and Hudson are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following Regional Offices of the SEC: Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and 7 World Trade Center, 13th Floor, New York, New York 10048. The SEC also maintains a Web site at http://www.sec.gov that contains reports, proxy statements and other information. Copies of such materials relating to Hudson and Tyson can be inspected at the NYSE, 20 Broad Street, New York, New York 10005.

  This Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. Reference is made to the Registration Statement and the exhibits thereto for further information. Statements contained or incorporated by reference herein concerning the provisions of any agreement or other document filed as an exhibit to the Registration Statement or otherwise filed with the SEC are not necessarily complete and reference is hereby made to the copy thereof so filed for more detailed information, each such statement being qualified in its entirety by such reference.

  THIS PROXY STATEMENT/PROSPECTUS INCORPORATES BY REFERENCE DOCUMENTS THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF SUCH DOCUMENTS (OTHER THAN EXHIBITS THERETO WHICH ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE HEREIN) ARE AVAILABLE, WITHOUT CHARGE, TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER OF SHARES OF HUDSON COMMON STOCK TO WHOM THIS PROXY STATEMENT/PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST, IN THE CASE OF DOCUMENTS RELATING TO HUDSON, TO HUDSON FOODS, INC., 1225 HUDSON ROAD, ROGERS, ARKANSAS 72756,
ATTENTION: SECRETARY, TELEPHONE NUMBER (501) 636-1100, AND, IN THE CASE OF DOCUMENTS RELATING TO TYSON, TO TYSON FOODS, INC., 2210 WEST OAKLAWN DRIVE, SPRINGDALE, ARKANSAS 72762, ATTENTION: SECRETARY, TELEPHONE NUMBER (501) 290-4000. IN ORDER TO ENSURE DELIVERY OF DOCUMENTS PRIOR TO THE SPECIAL MEETING, ANY REQUEST THEREFOR SHOULD BE MADE NOT LATER THAN JANUARY 2, 1998.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

  The following documents heretofore filed with the SEC pursuant to the Exchange Act are incorporated herein by reference:

  (1) Hudson's Annual Report on Form 10-K for the year ended September 27, 1997; and

  (2) Tyson's Annual Report on Form 10-K for the year ended September 27,
1997.

  All reports and other documents filed by either Hudson or Tyson pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Proxy Statement/Prospectus and prior to the date of the Special Meeting shall be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein, or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

                               ----------------

  CERTAIN STATEMENTS IN THIS PROXY STATEMENT/PROSPECTUS (INCLUDING THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN) CONSTITUTE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH FORWARD-LOOKING STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS WHICH MAY CAUSE THE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF HUDSON, TYSON OR THE SURVIVING CORPORATION TO BE MATERIALLY DIFFERENT FROM ANY FUTURE RESULTS, PERFORMANCE OR ACHIEVEMENTS EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. WHEN USED IN THIS PROXY STATEMENT/PROSPECTUS, THE WORDS "ESTIMATE," "PROJECT," "INTEND," "EXPECT" AND SIMILAR EXPRESSIONS, WHEN USED IN CONNECTION WITH HUDSON, TYSON OR THE SURVIVING CORPORATION, INCLUDING THEIR RESPECTIVE MANAGEMENTS, ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. THESE FORWARD-LOOKING STATEMENTS WERE BASED ON VARIOUS FACTORS AND WERE DERIVED UTILIZING NUMEROUS IMPORTANT ASSUMPTIONS AND OTHER IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN THE FORWARD-LOOKING STATEMENTS. IMPORTANT ASSUMPTIONS AND OTHER IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN THE FORWARD-LOOKING STATEMENTS WITH RESPECT TO HUDSON, TYSON OR THE SURVIVING CORPORATION INCLUDE, BUT ARE NOT LIMITED TO: (I) FLUCTUATIONS IN THE COST AND AVAILABILITY OF RAW MATERIALS, SUCH AS FEED GRAIN COSTS IN RELATION TO HISTORICAL LEVELS; (II) CHANGES IN THE AVAILABILITY AND RELATIVE COSTS OF LABOR AND/OR CONTRACT GROWERS; (III) MARKET CONDITIONS FOR FINISHED PRODUCTS, INCLUDING THE SUPPLY AND PRICING OF ALTERNATIVE PROTEINS, ALL OF WHICH MAY IMPACT TYSON'S OR THE SURVIVING CORPORATION'S PRICING ; (IV) EFFECTIVENESS OF ADVERTISING AND MARKETING PROGRAMS; (V) THE ABILITY OF TYSON OR THE SURVIVING CORPORATION TO MAKE EFFECTIVE ACQUISITIONS AND TO SUCCESSFULLY INTEGRATE NEWLY ACQUIRED BUSINESSES INTO EXISTING OPERATIONS; (VI) RISKS ASSOCIATED WITH LEVERAGE, INCLUDING COST INCREASES DUE TO RISING INTEREST RATES; (VII) CHANGES IN REGULATIONS AND LAWS, INCLUDING CHANGES IN ACCOUNTING STANDARDS, ENVIRONMENTAL LAWS, OCCUPATIONAL, HEALTH AND SAFETY LAWS, AND LAWS REGULATING FISHING AND SEAFOOD PROCESSING ACTIVITIES; (VIII) ACCESS TO FOREIGN MARKETS TOGETHER WITH FOREIGN ECONOMIC CONDITIONS, INCLUDING CURRENCY FLUCTUATIONS; AND (IX) THE EFFECT OF, OR CHANGES IN, GENERAL ECONOMIC CONDITIONS. OTHER FACTORS AND ASSUMPTIONS NOT IDENTIFIED ABOVE WERE ALSO INVOLVED IN THE DERIVATION OF THESE FORWARD-LOOKING STATEMENTS, AND THE FAILURE OF SUCH OTHER ASSUMPTIONS TO BE REALIZED AS WELL AS OTHER FACTORS MAY ALSO CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE PROJECTED. NONE OF HUDSON, TYSON OR THE SURVIVING CORPORATION ASSUMES ANY OBLIGATION TO UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT ACTUAL RESULTS, CHANGES IN ASSUMPTIONS OR CHANGES IN OTHER FACTORS AFFECTING SUCH FORWARD-LOOKING STATEMENTS.

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
AVAILABLE INFORMATION..................................................... iii
INCORPORATION OF DOCUMENTS BY REFERENCE...................................  iv
SUMMARY...................................................................   1
 The Companies............................................................   1
 The Special Meeting......................................................   1
 Risk Factors.............................................................   2
 Recent Developments......................................................   2
 The Merger and the Merger Agreement......................................   3
 Certain U.S. Federal Income Tax Considerations...........................   6
 Other Agreements.........................................................   7
 Selected Consolidated Financial Data of Tyson Foods, Inc. ...............   8
 Selected Consolidated Financial Data of Hudson Foods, Inc. ..............   9
 Selected Unaudited Pro Forma Combined Financial Data of Tyson Foods,
  Inc. ...................................................................  10
 Comparative Per Share Data of Hudson and Tyson...........................  11
 Market Prices and Dividends Paid.........................................  12
 Comparison of Rights of Holders of Hudson Common Stock and Tyson Common
  Stock...................................................................  13
RISK FACTORS..............................................................  14
THE SPECIAL MEETING.......................................................  15
 Purpose..................................................................  15
 Record Date; Voting Rights; Required Vote................................  15
 Stock Ownership of Management............................................  15
 Quorum...................................................................  16
 Proxies..................................................................  16
 Solicitation of Proxies..................................................  16
 Appraisal Rights.........................................................  17
THE MERGER................................................................  18
 General..................................................................  18
 Background of and Reasons for the Merger.................................  18
 Recommendation of the Hudson Board of Directors..........................  20
 Opinion of Financial Advisor to Hudson...................................  21
 Certain Transactions; Conflicts of Interest of Certain Persons in the
  Merger..................................................................  24
 Ownership Interest of Hudson Stockholders After the Merger...............  25
 Treatment of Stock Options...............................................  25
 Stock Exchange Listing...................................................  25
 Delisting and Deregistration of Hudson Common Stock......................  25
 Accounting Treatment.....................................................  25
 Governmental and Regulatory Approvals....................................  26
 Procedures for Exchange of Hudson Common Stock Certificates..............  26
 Resales of Tyson Class A Common Stock....................................  27
CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS............................  29
 Additional Considerations................................................  30
 Backup Withholding.......................................................  30
CERTAIN PROVISIONS OF THE MERGER AGREEMENT................................  31
 Certain Representations and Warranties...................................  31
 Conduct of Business by Hudson Pending the Merger.........................  31
 Employee Benefits........................................................  32
 No Solicitation..........................................................  32
 Third-Party Standstill Agreements........................................  33
 Indemnification and Insurance............................................  33
 Conditions to Consummation of the Merger.................................  33
 Termination..............................................................  34
 Fees and Expenses........................................................  35
 Amendment and Modification...............................................  35
 Waiver...................................................................  36
OTHER AGREEMENTS..........................................................  37
 Voting Agreement.........................................................  37
 Registration Rights Agreement............................................  38
 Consulting Agreements....................................................  38
APPRAISAL RIGHTS..........................................................  40
 Provisions of the Merger Agreement.......................................  40
 Appraisal Procedures.....................................................  40
PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS.........................  43
SELLING STOCKHOLDER.......................................................  48
DESCRIPTION OF TYSON CAPITAL STOCK........................................  49
 Common Stock.............................................................  49

                                                                          PAGE
                                                                          ----
COMPARISON OF THE RIGHTS OF HOLDERS OF HUDSON COMMON STOCK AND TYSON
 COMMON STOCK............................................................  50
 Dividend Rights.........................................................  50
 Voting Rights...........................................................  50
 Directors...............................................................  50
 Call of Special Meetings................................................  51
 Action by Stockholders Without a Meeting................................  51
 Stockholder Proposals...................................................  51
 Amendment to Certificate of Incorporation...............................  52
 Amendment to By-Laws....................................................  52
 Approval of Mergers and Asset Sales.....................................  52
 Rights of Appraisal.....................................................  52
 Limitation of Liability.................................................  53
 Indemnification of Officers and Directors...............................  53
 State Anti-takeover Statute.............................................  53
 Liquidation Rights......................................................  54
INDEPENDENT PUBLIC ACCOUNTANTS...........................................  55
LEGAL OPINIONS...........................................................  55

                                LIST OF ANNEXES

 ANNEX I   AGREEMENT AND PLAN OF MERGER
 ANNEX II  OPINION OF DONALDSON LUFKIN & JENRETTE SECURITIES CORPORATION
 ANNEX III SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

                                    SUMMARY

  The following is a summary of certain information contained elsewhere or incorporated by reference in this Proxy Statement/Prospectus. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained or incorporated by reference in this Proxy Statement/Prospectus and the Annexes hereto. As used herein, unless the context otherwise clearly requires: "Hudson" refers to Hudson Foods, Inc. and its consolidated subsidiaries and "Tyson" refers to Tyson Foods, Inc. and its consolidated subsidiaries. Capitalized terms not defined in this Proxy Statement/Prospectus have the respective meanings specified in the Merger Agreement.

                               ----------------

  STOCKHOLDERS OF HUDSON ARE URGED TO READ THIS PROXY STATEMENT/PROSPECTUS AND THE ANNEXES HERETO IN THEIR ENTIRETY AND SHOULD CONSIDER CAREFULLY THE INFORMATION SET FORTH BELOW UNDER THE CAPTION "RISK FACTORS."

                               ----------------

THE COMPANIES

  Tyson. Tyson and its various subsidiaries produce, market and distribute a variety of food products consisting of value-enhanced poultry, fresh and frozen poultry, value-enhanced seafood products, fresh and frozen seafood products, prepared foods and other products such as flour and corn tortillas and chips. Additionally, Tyson has live swine, animal feed and pet food ingredient operations. Tyson's integrated operations consist of breeding and rearing chickens, and harvesting seafood, as well as the processing, further-processing and marketing of these food products. Tyson's products are marketed and sold to national and regional grocery chains, regional grocery wholesalers, clubs and warehouse stores, military commissaries, industrial food processing companies, national and regional chain restaurants or their distributors, international export companies and domestic distributors who service restaurants, foodservice operations such as plant and school cafeterias, convenience stores, hospitals and other vendors. Tyson commenced business in 1935, was incorporated in Arkansas in 1947, and was reincorporated in Delaware in 1986. Tyson's principal executive offices are located at 2210 West Oaklawn Drive, Springdale, Arkansas 72762 and its telephone number is
(501) 290-4000. For further information concerning Tyson, see "AVAILABLE INFORMATION" and "INCORPORATION OF DOCUMENTS BY REFERENCE."

  Hudson. Hudson is a producer of further-processed poultry and meat products and a fully integrated producer of commodity-type poultry products. As a fully integrated poultry producer, Hudson controls the breeding, hatching, growing, processing, packaging, marketing and distribution of its poultry product lines. Hudson's products are produced at plants in several U.S. locations and sold domestically and internationally. According to industry statistics, Hudson was the fifth largest poultry company, ranked by annual sales dollars, out of 57 companies that were surveyed. Hudson's principal executive offices are located at 1225 Hudson Road, Rogers, Arkansas 72756 and its telephone number is (501) 636-1100. For further information concerning Hudson, see "AVAILABLE INFORMATION" and "INCORPORATION OF DOCUMENTS BY REFERENCE."

  Merger Sub. Merger Sub was incorporated in Delaware on September 2, 1997 solely for the purpose of consummating the Merger and the other transactions contemplated by the Merger Agreement and has engaged in no other business activities. Merger Sub's principal executive offices are located at 2210 West Oaklawn Drive, Springdale, Arkansas 72762 and its telephone number is (501) 290-4000.

THE SPECIAL MEETING

  Purpose. The Special Meeting will be held at the Continuing Education Center, East and Center Streets, Fayetteville, Arkansas, on Friday, January 9, 1998, at 8:00 a.m., local time, to consider and vote upon a proposal to approve and adopt the Merger Agreement, which provides for the Merger of Hudson with and into Merger Sub, with Merger Sub continuing as the Surviving Corporation and a wholly owned subsidiary of Tyson. The stockholders of Hudson will also consider and take action upon any other business which may properly be brought before the Special Meeting. See "THE SPECIAL MEETING--Purpose."

  Record Date. Only holders of record of Hudson Common Stock at the close of business on November 28, 1997 (the "Record Date") are entitled to receive notice of and to vote at the Special Meeting. At the close of business on the Record Date, there were 20,967,054 shares of Hudson Class A Common Stock outstanding, each of which entitles the registered holder thereof to one vote, and 9,602,372 shares of Hudson Class B Common Stock outstanding, each of which entitles the registered holder thereof to ten votes. See "SPECIAL MEETING-- Record Date; Voting Rights; Required Vote."

  Required Vote. Approval and adoption of the Merger Agreement will require the affirmative vote of a majority of the votes entitled to be cast at the Special Meeting by the holders of the outstanding shares of Hudson Common Stock, voting as a single class. An abstention will not be counted as a vote cast and will have the effect of a vote against approval and adoption of the Merger Agreement. Brokers who hold shares of Hudson Class A Common Stock as nominees will not have discretionary authority to vote such shares in the absence of instructions from the beneficial owners thereof. Broker non-votes will not be counted as votes cast and will have the effect of votes against approval and adoption of the Merger Agreement.

  Stock Ownership of Management. At the close of business on the Record Date, directors and executive officers of Hudson and their affiliates were the beneficial owners of an aggregate of 11,133,444 shares of Hudson Class A Common Stock and 9,600,000 shares of Hudson Class B Common Stock, or 83% of the voting power of the Hudson Common Stock then outstanding. James T. Hudson, Chairman of Hudson and the owner of Hudson Common Stock having on the Record Date approximately 65% of the voting power of Hudson Common Stock then outstanding, has entered into the Voting Agreement pursuant to which, among other things, Mr. Hudson has agreed to vote all of the shares of Hudson Common Stock owned by him for the approval and adoption of the Merger Agreement. The Voting Agreement will terminate on the earlier to occur of the Effective Time and the termination of the Merger Agreement in accordance with its terms. See "OTHER AGREEMENTS--Voting Agreement" and "CERTAIN PROVISIONS OF THE MERGER AGREEMENT--Termination." As a result, provided Mr. Hudson complies with his obligations under the Voting Agreement and the Voting Agreement is not terminated in accordance with its terms, the approval and adoption of the Merger Agreement are assured and will not require the affirmative vote of any other stockholder of Hudson. See "THE SPECIAL MEETING--Stock Ownership of Management."

RISK FACTORS

  In considering whether to approve and adopt the Merger Agreement, stockholders of Hudson should consider that: (i) the number of shares of Tyson Class A Common Stock to be received as part of the Per Share Merger Consideration is fixed and will not be adjusted in the event of any increase or decrease in the price of either Tyson Class A Common Stock or Hudson Common Stock; (ii) there can be no assurance that Tyson will be able to integrate the operations of Tyson and Hudson successfully; (iii) certain directors and executive officers of Hudson, as well as others, have interests in the Merger in addition to their interests as stockholders of Hudson; and (iv) the principal stockholder of Tyson has, and following the Merger will continue to have, the ability to elect the entire Tyson Board of Directors without the vote of any other stockholder of Tyson. See "RISK FACTORS."

RECENT DEVELOPMENTS

  On July, 22, 1997, the United States Department of Labor-Occupational Safety and Health Administration ("OSHA") issued Hudson four (4) citations with penalties totaling $332,500 for alleged violations of OSHA regulations at Hudson's Noel, Missouri poultry processing facility. The citations followed a six (6) month investigation of the facility which stemmed from allegations filed with OSHA by a local union. Hudson has filed a notice of contest with the OSHA Review Commission. Hudson recorded an expense of $332,500 in fiscal 1997 for the penalties associated with these alleged violations.

  On July 28, 1997, Hudson received notice from the United States Department of Justice ("DOJ") that it was prepared to bring action against Hudson for alleged violation of the Clean Water Act at Hudson's Berlin, Maryland poultry processing facility. The DOJ alleged that over the past five years. Hudson had repeatedly discharged pollutants in quantities in excess of its National Pollutant Discharge Elimination System ("NPDES") permit, violated monitoring and sampling requirements of its NPDES permit and failed to provide notice of NPDES violations. On September 19, 1997, Hudson entered into an agreement in principle with the DOJ for settlement of these claims. While denying all liability, Hudson agreed to the entry of a consent decree which provides for payments to the United States totaling $4 million and additional expenditures by the Company for supplemental environmental projects in the amount of 2 million. The settlement remains subject to final approval by senior governmental officials and the federal courts. Hudson recorded a special charge of $4 million in fiscal 1997 associated with this payment to the United States.

  In August 1997, Hudson was requested by the United States Department of Agriculture (the "USDA") to recall three days' production of raw ground beef products processed at its Columbus, Nebraska plant. The recall was requested because of concerns that such production might be subject to a form of E. coli bacterial contamination. It was recognized by the USDA that the contamination most likely originated at a Hudson supplier and not at Hudson's state-of-the-art Nebraska facility. Subsequently, because of the concern of the USDA that, through the industry accepted practice of rework, the E. coli contamination could have spread to a number of additional days of production, as a precaution, the recall was expanded at the request of the USDA to include all Hudson production of raw ground beef products. Because of the extent of the production affected by the precautionary recall, Hudson determined to close its Columbus, Nebraska plant pending further review. Following the announcement of the expanded recall, although it acknowledged there was no evidence that any contaminated product had been delivered to it and although aware that the recall was a precautionary measure, Hudson's primary customer for frozen beef patties publicly announced that it had decided not to purchase additional beef products in the future from Hudson and took steps to terminate its approved supplier agreement with Hudson for the purchase of a substantial part of the Columbus, Nebraska plant's production. Each of Hudson and its primary customer for frozen beef patties has indicated to the other that it may have claims arising out of this series of events. Hudson sold its Columbus, Nebraska plant and related assets in October 1997.

  In September 1997, Hudson learned that the United States Attorney for the District of Nebraska had begun an investigation into the recall of beef production from Hudson's Columbus, Nebraska facility. Hudson is cooperating with this investigation.

  On September 12, 1997, the Marvin Asnes Trust, which purports to be a stockholder of Hudson (the "Asnes Trust"), filed a stockholder derivative action against the directors of Hudson in the United States District Court for the Southern District of Florida in which Hudson was named as a nominal defendant. Among other remedies, the Asnes Trust is seeking unspecified damages. The action is related to the August 1997 recall of raw ground beef products by Hudson. See "THE MERGER--Background of the Merger." The derivative complaint alleges that the Hudson directors breached their fiduciary duties as directors and officers of Hudson by, among other things, failing to adequately exercise quality control standards and procedures at Hudson's Columbus, Nebraska beef processing facility. Hudson and the officers and directors of Hudson believe these allegations are without merit and the officers and directors of Hudson intend to vigorously defend against this action. Hudson is only a nominal defendant in this action; as a result, regardless of the outcome, Hudson does not expect that the action will have any adverse impact on its financial condition, future operating results or liquidity.

  On November 3, 1997, Todd Allen McDonald brought an action against Hudson on his own behalf (amended November 21, 1997 to add eight additional plaintiffs) and purportedly on behalf of others similarly situated in the Chancery Court of Pulaski County, Arkansas, alleging among other things that Hudson was negligent and failed to exercise ordinary care at its Columbus, Nebraska plant and seeking, among other remedies, unspecified damages. A similar action was brought by Todd Allen McDonald on his own behalf on October 8, 1997 and was voluntarily dismissed on October 22, 1997. Hudson believes these allegations are without merit and intends to vigorously defend against this action. Hudson does not currently expect that the action will have any material adverse impact on its financial condition, future operating results or liquidity.

THE MERGER AND THE MERGER AGREEMENT

  General. At the Effective Time of the Merger, Hudson will be merged with and into Merger Sub, with Merger Sub continuing as the Surviving Corporation and a wholly owned subsidiary of Tyson. As a result of the

Merger, the separate corporate existence of Hudson will cease and Merger Sub will succeed to all the rights and be responsible for all the obligations of Hudson in accordance with the General Corporation Law of the State of Delaware (the "DGCL"). Upon the terms and subject to the conditions set forth in the Merger Agreement, at the Effective Time, each share of Hudson Common Stock outstanding immediately prior to the Effective Time (other than shares owned by Hudson, which will be cancelled, and shares held by stockholders exercising appraisal rights under Section 262 of the DGCL) will be converted into the right to receive the Per Share Merger Consideration. Cash will be paid in lieu of any fractional shares of Tyson Class A Common Stock. See "THE MERGER-- General."

  The Merger will become effective upon the filing of a Certificate of Merger with the Secretary of State of the State of Delaware unless the Certificate of Merger provides for a later date of effectiveness. The filing of the Certificate of Merger will occur as soon as practicable following the satisfaction or waiver of the conditions set forth in the Merger Agreement. See "CERTAIN PROVISIONS OF THE MERGER AGREEMENT--Conditions to Consummation of the Merger."

  Recommendation of the Hudson Board of Directors. The Hudson Board, by the unanimous vote of those present, has determined that the Merger is fair to and in the best interests of Hudson and its stockholders and has approved the Merger Agreement. THE HUDSON BOARD, BY A UNANIMOUS VOTE OF THOSE PRESENT, RECOMMENDS THAT THE STOCKHOLDERS OF HUDSON VOTE "FOR" THE PROPOSAL TO APPROVE AND ADOPT THE MERGER AGREEMENT AT THE SPECIAL MEETING. See "THE MERGER-- Recommendation of the Hudson Board of Directors."

  Opinion of Financial Advisor to Hudson. Donaldson Lufkin & Jenrette Securities Corporation ("DLJ") has acted as financial advisor to Hudson in connection with the Merger. At the meeting of the Hudson Board on September 4, 1997, DLJ made a presentation to the Hudson Board and delivered its oral opinion to the Hudson Board to the effect that as of September 4, 1997 and based on and subject to certain assumptions, limitations and qualifications, the Per Share Merger Consideration was fair to the holders of Hudson Common Stock, other than the holders thereof who are affiliates of Hudson (the "Hudson Public Stockholders"), from a financial point of view. On December 8, 1997, DLJ issued a written opinion confirming such oral opinion (the "DLJ Opinion"). The full text of the DLJ Opinion, which sets forth a description of the assumptions made, procedures followed, other matters considered and limits of the review by DLJ, is attached hereto as Annex II and should be read carefully in its entirety. A description of the DLJ Opinion is set forth under the caption "THE MERGER--Opinion of Financial Advisor to Hudson."

  Certain Transactions; Conflicts of Interest of Certain Persons in the Merger. Certain directors and executive officers of Hudson, as well as others, have interests in the Merger in addition to their interests as stockholders of Hudson, including with respect to: (i) certain consulting agreements entered into in connection with the Merger Agreement, (ii) the accelerated vesting of options to purchase Hudson Common Stock, (iii) certain indemnification rights and (iv) certain registration rights with respect to shares of Tyson Class A Common Stock received in the Merger. See "THE MERGER--Certain Transactions; Conflicts of Interest of Certain Persons in the Merger" and "OTHER AGREEMENTS."

  In connection with the Merger Agreement, Tyson entered into Consulting Agreements, each dated as of September 4, 1997 (collectively, the "Consulting Agreements"), with each of James T. Hudson, Michael T. Hudson and Charles B. Jurgensmeyer (each a "Consultant"). James T. Hudson is a director and Chairman of Hudson. Michael T. Hudson is a director of Hudson and its President and Chief Executive Officer. Charles B. Jurgensmeyer is a director of Hudson and its Chief Financial Officer and Executive Vice President. The term of each Consultant's engagement under his Consulting Agreement will commence at the Effective Time. Under the terms of the Consulting Agreements, Messrs. J. Hudson, M. Hudson and Jurgensmeyer have agreed to provide consulting services to Tyson and not to compete with Tyson in its business, and will, in consideration therefor, receive fees of $1,200,000, $350,000 and $350,000 per annum, respectively, for terms of five, ten and ten years, respectively. Under the Consulting Agreements, Tyson will also (i) reimburse (x) James T. Hudson for business expenses in an aggregate amount up to $800,000 per annum and (y) each other Consultant for reasonable and necessary business expenses and (ii) provide certain additional benefits to each Consultant. See "OTHER AGREEMENTS--Consulting Agreements."

  Ownership Interest of Hudson Stockholders After the Merger. Based on the number of shares of Hudson Common Stock outstanding on the Record Date, upon consummation of the Merger there will be approximately 128,957,264 shares of Tyson Class A Common Stock outstanding at the Effective Time, of which the stockholders of Hudson will own approximately 14.2% (approximately 14.1% on a fully diluted basis assuming the exercise of all currently outstanding options to purchase shares of Tyson Class A Common Stock), representing approximately 1.6% of the voting power of Tyson Common Stock (approximately 1.6% on a fully diluted basis).

  Governmental and Regulatory Approvals. The consummation of the Merger is conditioned upon the expiration or termination of the applicable waiting period under the HSR Act. On September 18, 1997, Hudson and Tyson filed notifications and report forms under the HSR Act with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division"). The applicable waiting period under the HSR Act expired on October 18, 1997; however, notwithstanding the expiration of the waiting period under the HSR Act, the FTC, the Antitrust Division, a state or a private person or entity could seek under federal or state antitrust laws, among other things, to enjoin or rescind the Merger. See "THE MERGER-- Governmental and Regulatory Approvals."

  Conditions to Consummation of the Merger. The respective obligations of Hudson, Tyson and Merger Sub to effect the Merger are subject to the satisfaction or waiver of certain customary closing conditions including, but not limited to the approval of the Merger Agreement and the transactions contemplated thereby by the requisite vote of the stockholders of Hudson. See "CERTAIN PROVISIONS OF THE MERGER AGREEMENT--Conditions to Consummation of the Merger."

  Termination of the Merger Agreement; Fees and Expenses. The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the stockholders of Hudson: (i) by mutual written consent of Hudson and Tyson; (ii) by either Tyson or Hudson if (a) the Merger has not been consummated on or before February 28, 1998 or (b) the stockholders of Hudson do not approve the Merger Agreement by the requisite vote at the Special Meeting, in each case, subject to certain limitations; (iii) by Tyson if (a) there has been a breach of any of Hudson's representations or warranties, covenants or agreements as set forth in the Merger Agreement, subject to certain conditions, or (b) the Hudson Board fails to recommend the approval of the Merger Agreement and the Merger to the stockholders of Hudson (or withdraws, modifies or amends such recommendation in a manner adverse to Tyson); (iv) by either Tyson or Hudson, if any permanent injunction, order, decree or ruling by any governmental entity of competent jurisdiction preventing the consummation of the Merger becomes final and nonappealable; provided, however, that the party seeking to terminate the Merger Agreement will have used reasonable best efforts to remove such injunction or overturn such action, subject to the proviso that Hudson will not, without Tyson's prior written consent, and Tyson will not be required to, divest or hold separate or otherwise take or commit to take any other similar action with respect to any assets, businesses or product lines of Tyson, Hudson or any of their respective subsidiaries; (v) by Hudson if the Hudson Board reasonably determines that a proposal for an Acquisition Transaction (as defined herein) constitutes a Superior Proposal (as defined herein); or (vi) by Hudson if there has been a breach of any of Tyson's representations or warranties, covenants or agreements as set forth in the Merger Agreement, subject to certain conditions. See "CERTAIN PROVISIONS OF THE MERGER AGREEMENT-- Termination." In the event the Merger Agreement is terminated because (a) the Hudson Board fails to recommend the approval of the Merger Agreement and the Merger to the stockholders of Hudson (or withdraws, modifies, or amends such recommendation in a manner adverse to Tyson) or (b) the Hudson Board reasonably determines that a proposal for an Acquisition Transaction constitutes a Superior Proposal, Hudson will be obligated to pay Tyson (A) a termination fee of $22.5 million plus (B) an amount equal to $5 million in respect of Tyson's expenses in connection with the Merger Agreement. If the Merger Agreement is terminated by Tyson or Hudson because the Merger has not been consummated by February 28, 1998 and at the time of such termination all conditions to the consummation of the Merger have been satisfied or waived other than the applicable waiting period under the HSR Act having expired or been terminated, then Tyson will be obligated to pay Hudson $10 million;

provided that Tyson will be obligated to pay Hudson an additional $5 million if, in addition, certain other conditions are met. See "CERTAIN PROVISIONS OF THE MERGER AGREEMENT--Fees and Expenses."

  No Solicitation. Hudson has agreed in the Merger Agreement that, prior to the Effective Time, neither it nor any of its subsidiaries or affiliates will, directly or indirectly, solicit or initiate any Acquisition Transaction, or negotiate or discuss any Acquisition Transaction, except that Hudson may, in response to an unsolicited Superior Proposal of a third party, furnish information to, negotiate or otherwise engage in discussions with such third party if the Hudson Board determines in good faith, based upon the advice of outside counsel, that such action is required for the Hudson Board to comply with its fiduciary duties under applicable law. See "CERTAIN PROVISIONS OF THE MERGER AGREEMENT--No Solicitation."

  Accounting Treatment. The Merger will be accounted for under the "purchase" method in accordance with generally accepted accounting principles ("GAAP"). Therefore, the aggregate consideration paid by Tyson in the Merger will be allocated to Hudson's assets and liabilities based upon their fair market values with any excess being treated as excess of investment over net assets acquired. The assets and liabilities and results of operations of Hudson will be consolidated with the assets and liabilities and results of operations of Tyson subsequent to the consummation of the Merger.

  Appraisal Rights. Under Section 262 of the DGCL, the stockholders of Hudson are entitled to appraisal rights with respect to the approval and adoption of the Merger Agreement. See "APPRAISAL RIGHTS" and the complete text of Section 262 of the DGCL which is attached hereto as Annex III.

  Securities Law Considerations. All shares of Tyson Class A Common Stock to be issued in the Merger will be freely transferable, except that shares received by any person who may be deemed to be an "affiliate" (as used in paragraphs (c) and (d) of Rule 145 under the Securities Act ("Rule 145"), including, without limitation, directors and certain executive officers) of Hudson for purposes of such Rule 145 may not be resold except in transactions permitted by Rule 145 or as otherwise permitted under the Securities Act. See "THE MERGER--Resales of Tyson Class A Common Stock." Pursuant to the Registration Rights Agreement (as defined herein) to be entered into at the Effective Time between Tyson and James T. Hudson, Chairman and the principal stockholder of Hudson, Mr. Hudson will, among other things, be entitled to cause Tyson to register under the Securities Act the resale of shares of Tyson Class A Common Stock received by him in the Merger. See "OTHER AGREEMENTS-- Registration Rights Agreement." In order to reduce the administrative burden on Tyson resulting from its obligations under the Registration Rights Agreement, Tyson has registered the offer and sale of shares of Tyson Class A Common Stock received by Mr. Hudson in the Merger pursuant to the Registration Statement relating to this Proxy Statement/Prospectus.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

  No ruling has been (or will be) sought from the Internal Revenue Service (the "IRS") as to the anticipated U.S. federal income tax consequences of the Merger. It is a condition to the consummation of the Merger that Hudson receive an opinion from its counsel, Davis Polk & Wardwell, and that Tyson receive an opinion from its counsel, Skadden, Arps, Slate, Meagher & Flom LLP, substantially to the effect that, based upon certain facts, representations and assumptions, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). However, Hudson is entitled to waive the condition to consummation of the Merger that it receive such an opinion from Davis Polk & Wardwell, and Tyson is entitled to waive the condition to consummation of the Merger that it receive such an opinion from Skadden, Arps, Slate, Meagher & Flom LLP. In the event that both Tyson and Hudson waive such conditions, Hudson will recirculate revised proxy materials and resolicit the vote of its stockholders. The issuance of such opinions is conditioned on, among other things, the receipt by such tax counsel of representation letters from each of Tyson and Merger Sub, Hudson and one or more stockholders of Hudson, in each case, in form and substance reasonably satisfactory to each such counsel. Assuming the Merger qualifies as a reorganization within the meaning of
Section 368(a) of the Code, no gain or loss will be recognized for U.S. federal income tax purposes by Hudson, Tyson or Merger Sub as a result of the Merger, and a holder of Hudson Common Stock will recognize gain, but not loss, for U.S. federal income tax purposes with respect to the exchange of Hudson Common Stock for Tyson Class A Common Stock and cash (but only to the extent that such holder's gain on the exchange does not exceed the cash received). See "CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS" and "CERTAIN PROVISIONS OF THE MERGER AGREEMENT--Conditions to Consummation of the Merger."

OTHER AGREEMENTS

  In connection with the Merger and the transactions contemplated by the Merger Agreement, certain agreements were or will be entered into by various parties, including the Voting Agreement, the Registration Rights Agreement and three Consulting Agreements, each of which may affect the rights of such parties and the holders of shares of Hudson Common Stock. See "OTHER AGREEMENTS."

  Voting Agreement. Pursuant to the Voting Agreement, James T. Hudson, Chairman and the principal stockholder of Hudson, has agreed to vote, with respect to all of the shares of Hudson Common Stock owned by him, for the approval and adoption of the Merger Agreement and the transactions contemplated thereby. The Voting Agreement will terminate on the earlier to occur of the Effective Time and the termination of the Merger Agreement in accordance with its terms. The Merger Agreement may be terminated by Tyson or Hudson under certain circumstances, including (i) by either Tyson or Hudson if the Merger has not been consummated on or before February 28, 1997 and (ii) by Hudson if the Board of Directors of Hudson reasonably determines that a proposal has been made for an Acquisition Transaction which constitutes a Superior Proposal. In addition, under the Voting Agreement, Mr. Hudson has agreed not to transfer the shares of Hudson Common Stock held by him, except to certain Permitted Transferees (as defined in the Voting Agreement). Moreover, Mr. Hudson has agreed in the Voting Agreement that, prior to the Effective Time, neither he nor any of his agents or representatives will, directly or indirectly, solicit or initiate any Acquisition Transaction, or negotiate or discuss any Acquisition Transaction. See "OTHER AGREEMENTS -- Voting Agreement." As of the Record Date, Mr. Hudson owned 65,028 shares of Hudson Class A Common Stock and 7,650,000 shares of Hudson Class B Common Stock, representing approximately 65% of the voting power of the Hudson Common Stock then outstanding.

  Registration Rights Agreement. Pursuant to the Registration Rights Agreement to be entered into at the Effective Time between Tyson and James T. Hudson, Mr. Hudson will, among other things, be entitled to cause Tyson to register under the Securities Act the resale of shares of Tyson Class A Common Stock received by him in the Merger. See "OTHER AGREEMENTS--Registration Rights Agreement."

  Consulting Agreements. In connection with the Merger Agreement, Tyson entered into Consulting Agreements with each of James T. Hudson, Michael T. Hudson and Charles B. Jurgensmeyer. See "OTHER AGREEMENTS--Consulting Agreements."

           SELECTED CONSOLIDATED FINANCIAL DATA OF TYSON FOODS, INC.

  The following selected consolidated historical financial information of Tyson with respect to each year in the five-year period ended September 27, 1997 is derived from the consolidated financial statements of Tyson. The balance sheet data for each of the two years in the period ended September 27, 1997 and the income statement and cash flow data for each of the three years in the period ended September 27, 1997 are included in documents incorporated by reference in this Proxy Statement/Prospectus. The income statement and cash flow data for the years 1994 and 1993 and balance sheet data for 1995, 1994 and 1993 have been derived from Tyson's audited consolidated financial statements previously filed with the SEC but not incorporated herein by reference. Such consolidated financial statements have been audited by Ernst & Young LLP, independent auditors for Tyson. The selected consolidated historical financial information should be read in conjunction with the consolidated financial statements and the notes thereto of Tyson incorporated by reference herein. See "AVAILABLE INFORMATION" and "INCORPORATION OF DOCUMENTS BY REFERENCE."

                                          FISCAL YEAR ENDED
                           ---------------------------------------------------
                           SEPTEMBER  SEPTEMBER  SEPTEMBER  OCTOBER   OCTOBER
                              27,        28,        30,        1,        2,
                             1997       1996       1995       1994      1993
                           ---------  ---------  ---------  --------  --------
                            (AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
 Sales...................  $6,355.7   $6,453.8   $5,511.2   $5,110.3  $4,707.4
 Cost of sales...........   5,318.0    5,505.7    4,423.1    4,149.1   3,796.5
 Gross profit............   1,037.7      948.1     1088.1      961.2     910.9
 Operating expenses(1)...     637.8      678.5      616.4      766.0     535.4
 Interest expense........     110.4      132.9      114.9       86.1      72.8
 Foreign currency
  exchange...............       --         9.0       15.6        --        --
 Other expense
  (income)(2)............     (40.2)      (4.9)      (2.4)      (9.5)     (6.9)
 Income before taxes on
  income and minority
  Interest...............     329.7      132.6      343.6      118.6     309.6
 Provision for income
  taxes..................     143.9       49.0      131.0      120.7     129.3
 Minority interest in net
  loss of consolidated
  subsidiary.............       --         3.3        6.6        --        --
 Net income (loss).......  $  185.8   $   86.9   $  219.2   $   (2.1) $  180.3
OTHER DATA:
 Capital expenditures....  $  291.2   $  214.0   $  347.2   $  232.1  $  225.3
 Depreciation and
  amortization...........     230.4      239.3      204.9      188.3     176.5
 Cash flow provided by
  (used for) :
  Operating activities...     541.0      173.3      291.3       50.2     308.4
  Investing activities...    (135.9)    (222.4)    (731.0)    (310.2)   (302.7)
  Financing activities...    (418.4)      52.1      451.4      265.5     (11.2)
PER SHARE DATA:(3)
 Earnings (loss) per
  share..................  $   0.85   $   0.40   $   1.01   $  (0.01) $  0 .81
 Dividends per share:
  Class A Common Stock...     0.095     0.0800     0.0533     0.0467    0.0267
  Class B Common Stock...     0.086     0.0720     0.0445     0.0389    0.0222
 Book value per share....  $   7.60   $   7.09   $   6.76   $   5.92  $   6.16
 Shares outstanding......     213.4      217.4      217.2      217.8     221.0
 Average shares
  outstanding............     218.2      218.1      217.7      221.7     222.5
BALANCE SHEET DATA
 (AS OF PERIOD END):
 Total assets............  $4,411.0   $4,544.1   $4,444.3   $3,668.0  $3,253.5
 Long-term debt..........   1,558.2    1,806.4    1,620.5    1,381.5     920.5
 Shareholders' equity....   1,621.5    1,541.7    1,467.7    1,289.4   1,360.7

--------
(1) Fiscal year ended October 1, 1994 includes $213.9 write down of excess of investment over net assets acquired and certain long-lived assets related to Tyson's Seafood Division.
(2) Fiscal year ended September 27, 1997 includes a $41 million pre-tax gain ($4 million after-tax) from the sale of the beef division assets.
(3) Reflects a three-for-two stock split, which became effective at the close of business on February 15, 1997.

          SELECTED CONSOLIDATED FINANCIAL DATA OF HUDSON FOODS, INC.

  The following selected consolidated historical financial information of Hudson with respect to each year in the five-year period ended September 27, 1997 is derived from the consolidated financial statements of Hudson. The balance sheet data for each of the two years in the period ended September 27, 1997 and the income statement and cash flow data for each of the three years in the period ended September 27, 1997 are included in documents incorporated by reference in this Proxy Statement/Prospectus. The income statement and cash flow data for the years 1994 and 1993 and balance sheet data for 1995, 1994 and 1993 have been derived from Hudson's audited consolidated financial statements previously filed with the SEC but not incorporated herein by reference. Such consolidated financial statements have been audited by Coopers & Lybrand L.L.P., independent accountants for Hudson. The selected consolidated historical financial information should be read in conjunction with the consolidated financial statements and the notes thereto of Hudson incorporated by reference herein. See "AVAILABLE INFORMATION" and "INCORPORATION OF DOCUMENTS BY REFERENCE."

                                           FISCAL YEAR ENDED
                          -------------------------------------------------------
                          SEPTEMBER   SEPTEMBER   SEPTEMBER    OCTOBER   OCTOBER
                             27,         28,         30,          1,        2,
                             1997        1996        1995        1994      1993
                          ----------  ----------  ----------  ---------- --------
                             (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
 Sales..................  $1,665,105  $1,378,474  $1,200,512  $1,040,840 $920,545
 Cost of sales..........   1,490,550   1,211,556   1,023,959     885,248  802,002
 Gross profit...........     174,555     166,918     176,553     155,592  118,543
 Selling................     111,632      94,805      82,945      78,698   63,926
 General and
  administrative........      32,527      32,240      29,211      25,755   20,695
 International
  reorganization........      24,195         --          --          --       --
 Other special
  charges(1)............      28,292         --          --          --       --
 Operating income
  (loss)................     (22,091)     39,873      64,397      51,139   33,922
 Interest, net..........      13,364       5,789       1,845       6,152    7,975
 Interest on tax
  settlement............         --          --        4,500         --       --
 Other, net.............       (.881)     (4,246)     (2,190)        --       530
 Income (loss) before
  income taxes..........     (34,574)     38,330      60,242      44,987   25,417
 Income tax expense
  (benefit).............     (13,329)     15,332      24,484      17,995    9,512
 Net income (loss)......  $  (21,245) $   22,998  $   35,758  $   26,992 $ 15,905
PER SHARE DATA:
 Primary earnings (loss)
  per share.............  $    (0.70) $     0.76  $     1.21  $     1.08 $   0.67
 Fully diluted earnings
  (loss) per share......       (0.70)       0.76        1.21        1.08     0.67
 Dividends declared per
  Class A common share..        .080        .080        .080        .080     .080
 Dividends declared per
  Class B common share..        .067        .067        .067        .067     .067
 Stockholders' equity
  per share.............        9.98       10.82       10.14        8.30     7.17
OTHER DATA:
 Working capital........  $  212,956  $  213,889  $  180,458  $  100,096 $103,811
 Capital expenditures...      66,735     139,387      73,314      49,161   21,453
 Depreciation and
  amortization..........      33,009      26,703      25,137      22,279   22,943
BALANCE SHEET DATA (AS
 OF PERIOD END):
 Total assets...........  $  887,026  $  774,742  $  623,541  $  473,180 $416,503
 Total debt.............     372,992     249,665     151,015      97,078   94,070
 Stockholders' equity...     304,109     325,920     304,349     209,189  173,902

--------
(1) In August 1997, Hudson recalled all raw ground beef products processed at its Columbus, Nebraska facility. See "THE MERGER--Background of and Reasons for the Merger." In the fourth quarter of fiscal year 1997, Hudson recorded a special operating charge of $12.5 million, representing costs expected to be incurred during the recall of such products. In addition, Hudson recorded a special charge of $4 million, representing cash payments to be made to the United States as the result of an agreement between Hudson and the Department of Justice for claims of violations of the Clean Water Act.

   SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA OF TYSON FOODS, INC.

  The following table sets forth certain unaudited pro forma combined data which are presented to reflect the pro forma effect of the Merger. The unaudited pro forma statement of income data gives effect to the Merger as if it had occurred on September 29, 1996. The unaudited pro forma balance sheet data gives effect to the Merger as if it had occurred on September 27, 1997. The unaudited pro forma combined data set forth below (i) have been derived from, and should be read in conjunction with, the Pro Forma Combined Condensed Financial Statements and the notes thereto included elsewhere in this Proxy Statement/Prospectus and (ii) should be read in conjunction with the historical financial statements of Hudson and Tyson incorporated by reference herein.

TYSON FOODS, INC.
SUMMARY PRO FORMA COMBINED DATA (UNAUDITED)
(DOLLARS IN MILLIONS)

      STATEMENT OF INCOME DATA FOR YEAR ENDED SEPTEMBER 27, 1997:
        Sales......................................................... $8,020.8
        Cost of sales.................................................  6,811.9
        Operating income..............................................    365.8
        Interest expense..............................................    141.3
        Income before taxes on income.................................    265.6
        Net income....................................................    142.7
      BALANCE SHEET DATA AS OF SEPTEMBER 27, 1997:
        Cash and cash equivalents..................................... $   26.4
        Working capital...............................................  1,018.2
        Total assets..................................................  5,695.2
        Long-term debt................................................  2,084.9
        Shareholders' equity..........................................  2,014.6
      OPERATING DATA:
        Gross margin..................................................     15.1%

See Notes included in "PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS."

COMPARATIVE PER SHARE DATA OF HUDSON AND TYSON

  Set forth below is comparative per share data for Tyson (on a historical and pro forma basis) and for Hudson (on a historical and equivalent pro forma per share basis). Historical information for Hudson and Tyson has been derived from their respective selected financial data included elsewhere herein. Pro forma information for Tyson was derived from the unaudited pro forma combined condensed financial statements of Tyson as of and for the year ended September 27, 1997 included elsewhere in this Proxy Statement/Prospectus. Pro forma equivalent information for Hudson was calculated by multiplying the pro forma per share amounts for Tyson by the exchange ratio of Tyson Class A Stock for Hudson Common Stock. Equivalent market value per share data for Hudson was calculated by multiplying the market value per share of Tyson Class A Stock by the exchange ratio of Tyson Class A Stock for Hudson Common Stock.

                                                           YEAR ENDED
                                                       SEPTEMBER 27, 1997
                                                  -----------------------------
                                                                         PRO
TYSON                                                HISTORICAL(1)     FORMA(2)
-----                                                ------------      -------
Cash dividends per share.........................          $.095        $.095
Earnings per share...............................            .85          .60
Book value per share.............................           7.60         8.69

                                           YEAR ENDED SEPTEMBER 27, 1997
                                      -----------------------------------------
                                                  TYSON               HUDSON
                                                   PRO    EXCHANGE  PRO FORMA
HUDSON                                HISTORICAL FORMA(2) RATIO(3) EQUIVALENT(2)
------                                ---------- -------  -------- ------------
Cash dividends per share.............    $.08     $.095    .6000       $.05
Earnings (loss) per share............    (.70)      .60    .6000        .36
Book value per share.................    9.98      8.69    .6000       5.21

                                                 AT SEPTEMBER 3, 1997
                                     ------------------------------------------
                                      HUDSON     TYSON
                                      MARKET     MARKET    EXCHANGE    HUDSON
                                      VALUE      VALUE     RATIO(3)  EQUIVALENT
                                     --------   --------   --------  ----------
Market value per share.............  $17.1875   $21.3750    .6000     $12.8250
Cash consideration per share(4)....................................     8.4000
                                                                      --------
  Total ...........................................................   $21.2250
                                                                      ========

--------
(1) Reflects a three-for-two stock split, which became effective at the close of business on February 15, 1997.
(2) Assumes the exercise of all outstanding options to purchase shares of Hudson Class A Common Stock.
(3) Computed by multiplying $21.3750, the last reported sale price of Tyson Class A Common Stock on the Nasdaq National Market on September 3, 1997, by 0.6.
(4) In addition to six-tenths (0.6) of a share of Tyson Class A Common Stock received in the Merger, each Hudson stockholder will receive a cash payment of $8.40 per share of Hudson Common Stock.

MARKET PRICES AND DIVIDENDS PAID

  Hudson Class A Common Stock is traded on the NYSE under the symbol "HFI". Tyson Class A Common Stock is traded on the NYSE under the symbol "TSN". Prior to October 17, 1997, Tyson Class A Common Stock was traded on the Nasdaq National Market under the symbol "TYSNA". The following table sets forth: (i) for all periods indicated, the range of high and low sale prices of Hudson Class A Common Stock as reported on the NYSE Composite Transactions Tape; (ii) for periods prior to October 17, 1997, the high and low bid prices of Tyson Class A Common Stock as reported by the Nasdaq National Market; (iii) for periods from and after October 17, 1997, the high and low sale prices of Tyson Class A Common Stock as reported on the NYSE Composite Transactions Tape; and
(iv) the dividends paid by Hudson and Tyson, respectively, during each of the periods indicated.

                               HUDSON CLASS A COMMON     TYSON CLASS A COMMON
                                      STOCK(1)                STOCK (2)
                              ------------------------ ------------------------
FISCAL YEAR                    HIGH     LOW   DIVIDEND  HIGH     LOW   DIVIDEND
-----------                   ------- ------- -------- ------- ------- --------
1996
  First Quarter.............. $17.500 $13.625   $.02   $18.083 $15.167  $.0200
  Second Quarter.............  18.125  12.750    .02    17.750  13.833   .0200
  Third Quarter..............  15.125  11.500    .02    18.417  14.583   .0200
  Fourth Quarter.............  14.500  12.125    .02    18.583  15.833   .0200
1997
  First Quarter.............. $19.000 $14.250   $.02   $23.083 $17.791  $.0200
  Second Quarter.............  21.250  15.500    .02    23.625  19.375   .0250
  Third Quarter..............  17.375  14.000    .02    21.563  17.750   .0250
  Fourth Quarter.............  21.625  14.188    .02    23.750  18.875   .0250
1998
  First Quarter (through
   December 9, 1997).........  21.625  18.125    --     24.250  17.688   .0250

--------
(1) Hudson price and dividend information reflect a three-for-two stock split, which became effective at the close of business on March 27, 1995.
(2) Tyson price and dividend information reflect a three-for-two stock split, which became effective at the close of business on February 15, 1997.

  Set forth below are the last reported sale prices of Hudson Class A Common Stock and Tyson Class A Common Stock on September 3, 1997, the last trading day prior to the execution of the Merger Agreement, as reported on the NYSE Composite Transactions Tape and the Nasdaq National Market, respectively, and the equivalent pro forma sale price of Hudson Class A Common Stock on such date, as determined by multiplying such last reported sale price of Tyson Class A Common Stock by 0.6 and adding $8.40:

      Hudson Class A Common Stock..................................... $17.1875
      Tyson Class A Common Stock......................................  21.3750
      Hudson Equivalent...............................................  21.2250

  On December 9, 1997, the last trading day prior to the date of this Proxy Statement/Prospectus, the last reported sale prices of Hudson Class A Common Stock and Tyson Class A Common Stock, as reported on the NYSE Composite Transactions Tape, were $19 3/4 per share and $19 5/8 per share, respectively.

  On August 22, 1997, the Board of Directors of Tyson declared its regular quarterly dividend payable on or about December 15, 1997 to holders of record of Tyson Class A Common Stock on December 1, 1997. On November 14, 1997, the Board of Directors of Tyson declared its regular quarterly dividends payable on or about March 8, 1998 to holders of record of Tyson Class A Common Stock on March 1, 1998. Tyson has paid uninterrupted quarterly dividends on its common stock since 1977. On January 10, 1997, the Board of Directors of Tyson increased the annual dividend rate on Tyson Class A Common Stock to $.10 per share and fixed an annual dividend rate of $.09 per share for the Tyson Class B Common Stock, effective with the quarterly dividend paid on March 15, 1997. Tyson has continued to pay quarterly dividends at the same rates.

  The present and future ability of Tyson to pay dividends on the Tyson Class A Common Stock and the Tyson Class B Common Stock (as defined herein) is subject to conditions existing at the time, including earnings, capital requirements and general business conditions.

  On August 19, 1997, the Board of Directors of Hudson declared its regular quarterly dividend of $0.02 per share for Hudson Class A Common Stock and $0.0167 per share for Hudson Class B Common Stock payable on or about September 24, 1997 to holders of record on September 10, 1997. Hudson has paid quarterly dividends on its common stock since 1987.

  The number of shares of Tyson Class A Common Stock to be received by holders of Hudson Common Stock in the Merger as part of the Per Share Merger Consideration is fixed at six-tenths (0.6) of a share of Tyson Class A Common Stock for each share of Hudson Common Stock. Such number will not be adjusted in the event of any increase or decrease in the price of either Tyson Class A Common Stock or Hudson Common Stock. The price of Tyson Class A Common Stock may vary at the Effective Time from its price at the date of this Proxy Statement/Prospectus and at the date of the Special Meeting. Stockholders of Hudson are urged to obtain current market quotations for Tyson Class A Common Stock and Hudson Class A Common Stock. See "RISK FACTORS."

COMPARISON OF RIGHTS OF HOLDERS OF HUDSON COMMON STOCK AND TYSON COMMON STOCK

  See "COMPARISON OF THE RIGHTS OF HOLDERS OF HUDSON COMMON STOCK AND TYSON COMMON STOCK" for a summary of the material differences between the rights of holders of Hudson Common Stock and the rights of holders of Tyson Class A Common Stock.

                                 RISK FACTORS

  In considering whether to approve and adopt the Merger Agreement, in addition to the other matters set forth or incorporated by reference in this Proxy Statement/Prospectus, the stockholders of Hudson should consider the following matters.

  FIXED EXCHANGE RATIO DESPITE CHANGE IN RELATIVE STOCK PRICES. The number of shares of Tyson Class A Common Stock to be received by holders of Hudson Common Stock in the Merger as part of the Per Share Merger Consideration is fixed at six-tenths (0.6) of a share of Tyson Class A Common Stock for each share of Hudson Common Stock. Such number will not be adjusted in the event of any increase or decrease in the price of either Tyson Class A Common Stock or Hudson Common Stock. The price of Tyson Class A Common Stock may vary at the Effective Time from its price at the date of this Proxy Statement/Prospectus and at the date of the Special Meeting. Such variation may be the result of changes in the business, operations or prospects of Tyson or Hudson, market assessments of the likelihood that the Merger will be consummated and the timing thereof, regulatory considerations, general market and economic conditions and other factors. Because the Effective Time may occur at a date later than the date of the Special Meeting, there can be no assurance that the price of Tyson Class A Common Stock on the date of the Special Meeting will be indicative of its price at the Effective Time. The Effective Time will occur as soon as practicable following the Special Meeting and the satisfaction or waiver of the other conditions set forth in the Merger Agreement. Stockholders of Hudson are urged to obtain current market quotations for Tyson Class A Common Stock and Hudson Class A Common Stock.

  CHALLENGES OF BUSINESS INTEGRATION. The full benefits of a business combination of Tyson and Hudson will require the integration of each company's administrative, finance, sales and marketing organizations, the coordination of each company's sales efforts, and the implementation of appropriate operations, financial and management systems and controls in order to capture the efficiencies and cost reductions that are expected to result from the Merger. This will require substantial attention from Tyson's management team. The diversion of management attention, as well as any other difficulties which may be encountered in the transition and integration process, could have an adverse impact on the revenue and operating results of Tyson. There can be no assurance that Tyson will be able to integrate the operations of Tyson and Hudson successfully.

  CONFLICTS OF INTEREST OF CERTAIN PERSONS IN THE MERGER. In considering the recommendation of the approval and adoption of the Merger Agreement by the Hudson Board, the stockholders of Hudson should be aware that certain directors and executive officers of Hudson, as well as others, have interests in the Merger in addition to their interests as stockholders of Hudson; and that such interests, together with other relevant factors, were considered by the Hudson Board in recommending the approval and adoption of the Merger Agreement and the consummation of the transactions contemplated thereby to the stockholders of Hudson. See "THE MERGER -- Certain Transactions; Interests of Certain Persons in the Merger."

  CONTROLLING STOCKHOLDER. As of September 27, 1997, Don Tyson, Senior Chairman of the Board of Directors of Tyson, and the Tyson Limited Partnership, of which Mr. Tyson is managing general partner, collectively owned, directly or indirectly, approximately 554,924 shares of Tyson Class A Common Stock and 102,598,560 shares of Tyson Class B Common Stock, representing approximately 90% of the voting power of Tyson Common Stock (as defined herein). Following the Merger, such shares of Tyson Common Stock will represent approximately 89% of the voting power of Tyson Common Stock, assuming the issuance of 18,388,845 shares of Tyson Class A Common Stock in the Merger. Consequently, Mr. Tyson, individually and in his capacity as managing general partner of the Tyson Limited Partnership, has, and following the Merger will continue to have, the ability to elect the entire Tyson Board of Directors without the vote of any other stockholder of Tyson. Moreover, Mr. Tyson's voting power with respect to Tyson Common Stock will have the effect of precluding, absent the support of Mr. Tyson, a proxy contest, a business combination involving Tyson or a tender offer for Tyson Common Stock that, in each case, could give stockholders the opportunity to realize a premium over the then-prevailing market price for their shares of Tyson Common Stock.

                              THE SPECIAL MEETING

PURPOSE

  This Proxy Statement/Prospectus is being furnished to the holders of Hudson Common Stock in connection with the solicitation of proxies by the Hudson Board for use at the Special Meeting.

  At the Special Meeting, the stockholders of Hudson will consider and vote upon a proposal to approve and adopt the Merger Agreement, which provides for the Merger of Hudson with and into Merger Sub, with Merger Sub continuing as the Surviving Corporation and a wholly owned subsidiary of Tyson. The stockholders of Hudson will also consider and take action upon any other business which may properly be brought before the Special Meeting.

  The Hudson Board has, by a unanimous vote of those present, determined that the Merger is fair to and in the best interests of Hudson and its stockholders and has approved the Merger Agreement. THE HUDSON BOARD, BY A UNANIMOUS VOTE OF THOSE PRESENT, HAS RECOMMENDED THAT THE STOCKHOLDERS OF HUDSON VOTE "FOR" THE PROPOSAL TO APPROVE AND ADOPT THE MERGER AGREEMENT AT THE SPECIAL MEETING. See "THE MERGER -- Hudson's Reasons for the Merger; Recommendation of the Hudson Board of Directors." For a discussion of the interests that certain directors and executive officers of Hudson have with respect to the Merger, in addition to their interests as stockholders of Hudson generally, see "THE MERGER--Certain Transactions; Conflicts of Interest of Certain Persons in the Merger." Such interests, together with other relevant factors, were considered by the Hudson Board in making its recommendation and approving the Merger Agreement.

RECORD DATE; VOTING RIGHTS; REQUIRED VOTE

  Only holders of record of Hudson Common Stock at the close of business on the Record Date, November 28, 1997, are entitled to receive notice of and to vote at the Special Meeting. At the close of business on the Record Date, there were 20,967,054 shares of Hudson Class A Common Stock outstanding, each of which entitles the registered holder thereof to one vote, and 9,602,372 shares of Hudson Class B Common Stock outstanding, each of which entitles the registered holder thereof to ten votes.

  Approval and adoption of the Merger Agreement will require the affirmative vote of a majority of the votes entitled to be cast at the Special Meeting by the holders of the outstanding shares of Hudson Common Stock, voting as a single class. An abstention will not be counted as a vote cast. Brokers who hold shares of Hudson Class A Common Stock as nominees will not have discretionary authority to vote such shares in the absence of instructions from the beneficial owners thereof. Broker non-votes will not be counted as votes cast.

STOCK OWNERSHIP OF MANAGEMENT

  At the close of business on the Record Date, directors and executive officers of Hudson and their affiliates were the beneficial owners of an aggregate of 11,133,444 shares of Hudson Class A Common Stock and 9,600,000 shares of Hudson Class B Common Stock, or 83% of the voting power of the Hudson Common Stock then outstanding.

  At the close of business on the Record Date, James T. Hudson, Chairman and the principal stockholder of Hudson, owned 65,028 shares of Hudson Class A Common Stock and 7,650,000 shares of Hudson Class B Common Stock, or approximately 65% of the voting power of the Hudson Common Stock. Pursuant to the Voting Agreement, Mr. Hudson has agreed to vote all of the shares of Hudson Common Stock owned by him for the approval and adoption of the Merger Agreement. The Voting Agreement will terminate on the earlier to occur of the Effective Time and the termination of the Merger Agreement in accordance with its terms. See "OTHER AGREEMENTS--Voting Agreement" and "CERTAIN PROVISIONS OF THE MERGER AGREEMENT--Termination." As a result, provided Mr. Hudson complies with his obligations under the

Voting Agreement and the Voting Agreement is not terminated in accordance with its terms, the approval and adoption of the Merger Agreement are assured and will not require the affirmative vote of any other stockholder of Hudson.

QUORUM

  The presence, in person or by properly executed proxy, of the holders of a majority of the votes represented by the issued and outstanding shares of Hudson Common Stock, considered as a single class, is necessary to constitute a quorum at the Special Meeting.

  Shares of Hudson Common Stock represented by proxies which are marked "abstain" will be counted as shares present for purposes of determining the presence of a quorum on all matters, as will shares of Hudson Class A Common Stock that are represented by proxies that are executed by any broker, fiduciary or other nominee on behalf of the beneficial owner(s) thereof regardless of whether authority to vote is withheld by such broker, fiduciary or nominee on one or more matters.

  In the event that a quorum is not present at the Special Meeting, it is expected that such meeting will be adjourned or postponed to solicit additional proxies.

PROXIES

  All shares of Hudson Common Stock represented by properly executed proxies in the enclosed form which are received in time for the Special Meeting and have not been revoked will be voted in accordance with the instructions indicated in such proxies. If no instructions are indicated, such shares will be voted FOR approval and adoption of the Merger Agreement.

  An abstention will have the effect of a vote against approval and adoption of the Merger Agreement. Brokers who hold shares of Hudson Class A Common Stock as nominees will not have discretionary authority to vote such shares in the absence of instructions from the beneficial owners thereof. Any shares which are not voted because the nominee-broker lacks such discretionary authority will be counted for purposes of determining a quorum at the Special Meeting, but will have the effect of votes cast against the approval and adoption of the Merger Agreement.

  Hudson does not know of any matter not described in the Notice of Special Meeting that is expected to come before the Special Meeting. If, however, any other matters are properly presented for action at the Special Meeting, the persons named in the enclosed form of proxy and acting thereunder will have the discretion to vote on such matters in accordance with their best judgment, unless such authority is withheld.

  Any proxy in the enclosed form may be revoked by the stockholder executing it at any time prior to its exercise by giving written notice thereof to the Secretary of Hudson, by signing and returning a later dated proxy or by voting in person at the Special Meeting. No such revocation shall be effective, however, until such notice of revocation has been received by Hudson at or prior to the Special Meeting. Attendance at the Special Meeting will not in and of itself constitute the revocation of a proxy.

SOLICITATION OF PROXIES

  Proxies are being solicited hereby on behalf of the Hudson Board. Except as otherwise provided in the Merger Agreement, the entire cost of proxy solicitation for the Special Meeting, including the reasonable expenses of brokers, fiduciaries and other nominees in forwarding solicitation material to beneficial owners, will be borne by Hudson. In addition to the use of the mail, solicitation may be made by telephone or otherwise by officers and regular employees of Hudson. Such officers and regular employees will not be additionally compensated for such solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection therewith. If undertaken, the expense of such solicitation would be nominal.

APPRAISAL RIGHTS

  Holders of Hudson Common Stock have the right to demand judicial appraisal of, and obtain a cash payment for, the "fair value" of their shares of Hudson Common Stock (exclusive of any element of value arising from the accomplishment or expectation of the Merger), pursuant to Section 262 of the DGCL. In order to exercise such rights, such holder of Hudson Common Stock must not vote in favor of the Merger and must comply with the procedural requirements of Section 262 of the DGCL. The full text of Section 262 of the DGCL is attached hereto as Annex III, and any stockholder desiring to exercise dissenters' rights of appraisal in connection with the Merger is urged to consult with legal counsel prior to taking any action in order to ensure that the stockholder complies with the applicable statutory provisions. Failure to take any of the steps required under Section 262 of the DGCL on a timely basis may result in the loss of appraisal rights. See "THE MERGER-- Appraisal Rights" and Annex III hereto.

  STOCKHOLDERS SHOULD NOT FORWARD ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS. A TRANSMITTAL FORM WITH INSTRUCTIONS FOR THE SURRENDER OF STOCK CERTIFICATES WILL BE MAILED TO STOCKHOLDERS SHORTLY AFTER THE EFFECTIVE TIME.

                                  THE MERGER

  The description of the Merger and the Merger Agreement contained in this Proxy Statement/Prospectus does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached hereto as Annex I and incorporated herein by reference.

GENERAL

  At the Effective Time of the Merger, Hudson will be merged with and into Merger Sub, with Merger Sub continuing as the Surviving Corporation and a wholly owned subsidiary of Tyson. As a result of the Merger, the separate corporate existence of Hudson will cease and Merger Sub will succeed to all the rights and be responsible for all the obligations of Hudson in accordance with the DGCL. Upon the terms and subject to the conditions set forth in the Merger Agreement, at the Effective Time, each share of Hudson Common Stock outstanding immediately prior to the Effective Time (other than shares owned by Hudson, which will be cancelled, and shares held by stockholders exercising appraisal rights under Section 262 of the DGCL) will be converted into the right to receive the Per Share Merger Consideration. Cash will be paid in lieu of any fractional shares of Tyson Class A Common Stock.

  The Merger will become effective upon the filing of a Certificate of Merger with the Secretary of State of the State of Delaware unless the Certificate of Merger provides for a later date of effectiveness. The filing of the Certificate of Merger will occur as soon as practicable following the satisfaction or waiver of the conditions set forth in the Merger Agreement. See "CERTAIN PROVISIONS OF THE MERGER AGREEMENT--Conditions to Consummation of the Merger."

BACKGROUND OF AND REASONS FOR THE MERGER

  On a number of occasions during the last twelve years, Tyson and Hudson have had discussions regarding a possible merger. None of those prior discussions resulted in any agreement among the parties on price or any other essential terms of a merger.

  In late July 1997, Tyson's Chairman and Chief Executive Officer, Leland Tollett, contacted Hudson's Chairman, James T. Hudson, to explore again the possibilities of a merger. Messrs. Hudson and Tollett met, discussed in general terms a merger of the companies and, in the context of those discussions, talked about the price at which such a transaction could be consummated. Several days after that meeting, Mr. Tollett telephoned Mr. Hudson and advised him that Tyson could not justify a merger at the price level suggested by Mr. Hudson, but that a price in a substantially lower range might be feasible. Mr. Hudson declined to consider an offer in the lower price range, and these discussions ended.

  In August 1997, Hudson was requested by the USDA to recall three days' production of raw ground beef products processed at its Columbus, Nebraska plant. The recall was requested because of concerns that such production might be subject to a form of E. coli bacterial contamination. It was recognized by the USDA that the contamination most likely originated at a Hudson supplier and not at Hudson's state-of-the-art Nebraska facility. Subsequently, because of the concern of the USDA that through the industry accepted practice of rework, the E. coli contamination could have spread to a number of additional days of production, as a precaution, the recall was expanded at the request of the USDA to include all Hudson production of raw ground beef products. Because of the extent of the production affected by the precautionary recall, Hudson determined to close its Columbus, Nebraska plant pending further review. Following the announcement of the expanded recall, although it acknowledged there was no evidence that any contaminated product had been delivered to it and although aware that the recall was a precautionary measure, Hudson's primary customer for frozen beef patties publicly announced that it had decided not to purchase additional beef products in the future from Hudson and took steps to terminate its approved supplier agreement with Hudson for the purchase of a substantial part of the Columbus, Nebraska plant's production. During the same period, Hudson was the subject of negative comments in the media which, among other things, suggested erroneously that the entire production had been recalled because it had been found to be contaminated, although there was no evidence that this was indeed the case. There were also comments by representatives of the USDA suggesting that Hudson records were deficient and suggesting that Hudson had taken more time to respond to recall requests than was appropriate. Although Hudson vigorously contests these statements and the right of the primary purchaser of its Columbus, Nebraska production to terminate its supplier agreement, the foregoing events had a significant effect on the public perception of Hudson. See "SUMMARY--Recent Developments." As a result, Mr. Hudson and other members of Hudson's senior management concluded that this combination of events, including the adverse publicity, had negatively affected the future of the Columbus, Nebraska plant as a supplier of beef products, as well as the Hudson brand and consumer acceptance of Hudson products.

  In the wake of the raw ground beef products recall, and as its potential to negatively impact Hudson's other operations became an even greater risk, Hudson's senior management decided to explore merger discussions with Tyson. Hudson's Chief Financial Officer, Charles B. Jurgensmeyer, contacted Tyson's Chief Financial Officer, Wayne Britt, on August 25, 1997 to advise him that Tyson should consider making an offer if it was still interested in acquiring Hudson. This telephone call led to two meetings involving, at various times, Messrs. Hudson, Jurgensmeyer and Michael T. Hudson, Hudson's President and Chief Executive Officer, representing Hudson, and Messrs. Tollett and Britt, representing Tyson.

  At the first of these meetings on August 27, 1997, Hudson's representatives said that, in light of the adverse publicity generated by the recall, Hudson would consider a transaction with Tyson at a price that Hudson would consider to be fair taking into account all relevant circumstances. In response, representatives of Tyson indicated a willingness to offer $21 per share of Hudson Common Stock. The parties also discussed the terms of agreements under which Hudson's senior management would continue to consult with Tyson following a merger and would agree not to compete with Tyson. The meeting ended without any substantive agreement.

  The second meeting took place on the morning of August 28, 1997. At that meeting, Messrs. Tollett and Britt presented Messrs. J. Hudson, M. Hudson and Jurgensmeyer with written outlines of the essential terms of a proposed merger. Representatives of Tyson offered to acquire all of the outstanding shares of Hudson Common Stock for $21 per share, payable half in shares of Tyson Class A Common Stock and half in cash. In addition, Tyson's proposal included terms for the previously discussed consulting and non-competition agreements with Hudson's senior management for periods ranging from five to ten years following the merger. Hudson's representatives agreed to present Tyson's proposal to the Hudson Board.

  The Hudson Board met in a special meeting on August 28, 1997 to discuss the Tyson merger proposal presented earlier in the day. The essential terms of the proposed transaction were described to the Hudson Board and discussed by its members. The Hudson Board then authorized Hudson's management and its counsel to negotiate with Tyson a definitive merger agreement and the other agreements required to conclude the transaction. The Hudson Board also authorized management to engage DLJ to review the terms of the Tyson offer and to report to the Hudson Board regarding the fairness of such offer from a financial point of view.

  During the negotiation of the definitive agreements which followed the Hudson Board meeting, Tyson revised its offer, at Hudson's request, to increase the stock portion to sixty percent of total consideration and reduce the cash portion to forty percent. During these negotiations, Tyson requested that Mr. Hudson agree to vote his shares of Hudson Common Stock in favor of the transaction. Mr. Hudson, however, was not willing to agree to an arrangement that would prevent the Hudson Board from accepting a better offer, if one were made. As a result, the parties negotiated a form of voting agreement which would terminate if the merger agreement were terminated (including if the merger agreement were terminated so that the Hudson Board could accept a superior offer).

  On the evening of September 3, 1997, the Hudson Board met informally with Hudson's senior management and counsel to review the terms of the Merger Agreement and related documents as negotiated with Tyson. The Hudson Board met formally on the morning of September 4, 1997 and, by a unanimous vote of the members present, approved and adopted the Merger Agreement and the Merger, recommended submission of the Merger

Agreement for approval and adoption by Hudson's stockholders and recommended that the stockholders of Hudson vote "for" the proposal to approve and adopt the Merger Agreement.

  On September 4, 1997, Tyson, Merger Sub and Hudson entered into the Merger Agreement.

RECOMMENDATION OF THE HUDSON BOARD OF DIRECTORS

  THE HUDSON BOARD HAS DETERMINED THAT THE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF HUDSON AND RECOMMENDS THAT THE STOCKHOLDERS OF HUDSON VOTE "FOR" THE PROPOSAL TO APPROVE AND ADOPT THE MERGER AGREEMENT AT THE SPECIAL MEETING.

The conclusions reached by the Hudson Board and its recommendation that the Merger Agreement and the Merger be approved and adopted were based on the Hudson Board's consideration of a variety of factors relating both to the advisability of a sale of Hudson and the terms of the Tyson offer, including the following material factors:

  . The uncertainty created by the raw ground beef products recall and the attendant adverse publicity; the fact that the evidence then available to the Hudson Board suggested that the recall had caused potentially irreparable damage to Hudson's reputation and its brand name; and the fact that the cancellation of a major customer's contract to purchase frozen beef patties received substantial media coverage that was damaging to Hudson's image and, subsequently, another of Hudson's significant customers indicated its intention to slow the scheduled introduction of Hudson ham and turkey products into its franchisees' stores;

  . The report and opinion of DLJ that, based on and subject to certain assumptions, limitations and qualifications, the Per Share Merger Consideration was fair to the Hudson Public Stockholders from a financial point of view (see "--Opinion of Financial Advisor to Hudson");

  . The Board's familiarity with Tyson, its lines of business and its financial results;

  . The similarities in the operations of the two companies, and their proximity to one another, will potentially allow integration of the two companies to proceed more smoothly than might be the case with other merger partners. This is expected by the Hudson Board to have a less disruptive effect on Hudson's employees. Additionally, efficiencies in the integration process may positively impact Tyson's performance after the Merger and benefit Hudson's stockholders through increases in the value of shares of Tyson Class A Common Stock;

  . The terms of the Merger Agreement provide the Hudson Board with the flexibility to consider and accept an Acquisition Transaction which constitutes a Superior Proposal (i.e., a bona fide, written and unsolicited proposal or offer made by any person or group with respect to a merger, consolidation or similar business combination involving Hudson or any subsidiary of Hudson on terms which the Hudson Board determines, in good faith, and in the exercise of reasonable judgment (based on the advice of independent financial advisors and legal counsel), to be more favorable to Hudson and its stockholders than the Merger (taking into account the financing of such alternative transaction);

  . The Per Share Merger Consideration represents a premium over the current, and in the view of the Hudson Board, reasonably foreseeable future market price for shares of Hudson Common Stock;

  . The fact that, assuming the transaction qualifies as a reorganization within the meaning of Section 368(a) of the Code, neither Hudson nor Tyson would recognize any gain or loss as a result of the Merger, and that stockholders of Hudson would recognize gain, but not loss, for U.S. federal income tax purposes from the exchange of Hudson Common Stock for Tyson Class A Common Stock and cash, but only to the extent that such holders' gain on the exchange does not exceed the cash received;

  . The ability of the stockholders of Hudson to participate in the enhanced prospects of the combined company through ownership of Tyson Class A Common Stock;

  . Mr. Hudson, under the terms of the Voting Agreement, is not obligated to vote his shares of Hudson Common Stock in favor of the approval and adoption of the Merger Agreement in the event that the Hudson Board elects to terminate the Merger Agreement following its determination, in accordance with the terms of the Merger Agreement, that an Acquisition Transaction constitutes a Superior Proposal;

  . The possibility that the FTC or the Antitrust Division might raise objections to the Merger on antitrust grounds;

  . The other terms and conditions of the Merger Agreement, including that
    (i) Tyson could be entitled to be paid fees and expenses of $27.5 million upon termination of the Merger Agreement under certain circumstances;
    (ii) Hudson could be entitled to be paid up to $15 million if the Merger has not been consummated on or before February 28, 1998, under certain circumstances; and (iii) the consummation of the Merger is conditioned on the absence of any material adverse changes in the respective businesses of Tyson and Hudson; and

  . The terms of the Consulting Agreements to be entered into between Tyson and each of Messrs. J. Hudson, M. Hudson and Jurgensmeyer.

  The Hudson Board concluded that these factors, considered as a whole, supported a decision to approve and adopt the Merger Agreement and the Merger, recommend submission of the Merger Agreement for approval and adoption by Hudson's stockholders and recommend that the stockholders of Hudson vote "for" the proposal to approve and adopt the Merger Agreement. The foregoing discussion of the information and factors considered and given weight by the Hudson Board is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the Merger Agreement and the Merger, the Hudson Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the Hudson Board may have given different weight to the different factors.

OPINION OF FINANCIAL ADVISOR TO HUDSON

  In its role as financial advisor to Hudson, DLJ was asked by Hudson to render an opinion to the Hudson Board as to the fairness to the Hudson Public Stockholders, from a financial point of view, of the Per Share Merger Consideration offered pursuant to the terms of the Merger Agreement. On September 4, 1997, DLJ delivered an oral opinion, subsequently confirmed in writing in the DLJ Opinion, to the effect that as of such date, and based upon and subject to the assumptions, limitations and qualifications set forth in such opinion, the Per Share Merger Consideration offered was fair to the Hudson Public Stockholders from a financial point of view.

  THE FULL TEXT OF THE DLJ OPINION IS ATTACHED HERETO AS ANNEX II. HUDSON STOCKHOLDERS ARE URGED TO READ THE DLJ OPINION IN ITS ENTIRETY FOR ASSUMPTIONS MADE, PROCEDURES FOLLOWED, OTHER MATTERS CONSIDERED AND LIMITS OF THE REVIEW BY DLJ.

  The DLJ Opinion was prepared for the Hudson Board and is directed only to the fairness of the Per Share Merger Consideration offered to the Hudson Public Stockholders from a financial point of view and does not constitute a recommendation to any Hudson stockholder as to how such stockholder should vote at the Special Meeting. As part of its investment banking business, DLJ is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

  The DLJ Opinion does not constitute an opinion as to the price at which Tyson Class A Common Stock will actually trade at any time. The Per Share Merger Consideration offered was determined in arm's-length negotiations between Hudson and Tyson. DLJ was not requested to, nor did it, solicit the interest of any other party in acquiring Hudson.

  In arriving at the DLJ Opinion, DLJ reviewed the Merger Agreement and the exhibits thereto. DLJ also reviewed financial and other information that was publicly available or furnished to it by Hudson and Tyson, including information provided during discussions with their respective managements. Included in the publicly available information were certain consensus earnings per share projections for Tyson and Hudson, as published by First Call, for the respective companies' 1997 and 1998 fiscal years, which DLJ discussed with the managements of Tyson and Hudson. In light of recent developments relating to the publicly announced recall of ground beef patties produced at a Hudson plant in Columbus, Nebraska, DLJ believes that the uncertainty resulting from such recent developments has caused Hudson financial projections to become stale and, accordingly, DLJ did not review any Hudson financial projections and instead reviewed the earnings projections described above. In addition, DLJ compared certain financial and securities data of Hudson and Tyson with various other companies whose securities are traded in public markets, reviewed the historical stock prices and trading volumes of Hudson Class A Common Stock and Tyson Class A Common Stock, reviewed prices and premiums paid in certain other business combinations and conducted such other financial studies, analyses and investigations as DLJ deemed appropriate for purposes of rendering its opinion.

  In rendering its opinion, DLJ relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to it from public sources, that was provided to it by Hudson and Tyson or their respective representatives (other than financial projections of Hudson prepared prior to the recall of the ground beef patties which, in light of such recall and DLJ's discussions with management of Hudson of such recall and the uncertainty relating to the business of Hudson caused by the adverse publicity arising from such recall, DLJ neither reviewed nor relied upon), or that was otherwise reviewed by it. DLJ relied upon the estimates of the management of Hudson of the operating synergies achievable as a result of the Merger and its discussion of such synergies with the management of Tyson. DLJ did not make any independent evaluation of the assets or liabilities of Hudson or Tyson, nor did DLJ independently verify the information reviewed by it.

  The DLJ Opinion is necessarily based on economic, market, financial and other conditions as they existed on, and on the information made available to it as of, the date of such opinion. It should be understood that, although subsequent developments may affect such opinion, DLJ does not have any obligation to update, revise or reaffirm the DLJ Opinion.

  The following is a summary of the report given by DLJ to the Hudson Board at its September 4, 1997 meeting. Hudson stockholders are urged to read the DLJ Opinion in its entirety. The analysis set forth below with respect to multiples implied by the Per Share Merger Consideration are based on an assumed Per Share Merger Consideration value of $21.

  Pro Forma Merger Analysis. DLJ analyzed certain pro forma effects resulting from the Merger, both with and without the operating synergies estimated to result from the Merger by combining the operations of Tyson and Hudson, as estimated by Hudson. DLJ analyzed the pro forma effect of the Merger, both with and without such operating synergies, on earnings per share for Tyson. The analysis indicated that the pro forma earnings per share ("EPS") of Tyson on a fully taxed basis, assuming the annual operating synergies estimated by Hudson to result from the Merger, would be slightly higher in each of the fiscal years in the three-year period ending October 1, 1999 than comparable estimates for Tyson as a stand-alone company during the same fiscal years.

  Analysis of Certain Other Publicly Traded Companies. To provide contextual data and comparative market information, DLJ compared selected historical share price, earnings and operating and financial ratios for Hudson to the corresponding data and ratios of Tyson, Pilgrim's Pride Corporation ("Pilgrim's Pride") and certain other companies whose securities are publicly traded (collectively, the "Comparable Companies"). The Comparable Companies were chosen because they possess general business, operating and financial characteristics representative of companies in the industry in which Hudson and Tyson operate. The Comparable Companies consisted of: Cagle's Inc., Sanderson Farms, Inc. and WLR Foods Inc. Such data and ratios included Enterprise Value ("Enterprise Value" is defined as the product of the stock price and total shares outstanding plus Net Debt ("Net Debt" is defined as total debt less cash and cash equivalents)) as a multiple of EBITDA ("EBITDA" is defined as earnings before interest, taxes, depreciation and amortization) for the latest reported twelve months ("LTM"). The mean multiple of Enterprise Value to LTM EBITDA for the Comparable Companies and such multiple for Pilgrim's Pride and Tyson were 11.3, 8.3 and 10.9, respectively, compared to the Enterprise Value to LTM EBITDA multiple implied by the Per Share Merger Consideration of 12.1. The mean multiple of current stock price to LTM EPS for the Comparable Companies, and such multiple for Pilgrim's Pride and Tyson were 22.6, 18.2 and 30.5, respectively, compared to the current stock price to LTM EPS multiple implied by the Per Share Merger Consideration of 21.4.

  In addition, DLJ examined the ratios of current stock prices (based on reported closing prices on September 2, 1997) to (i) estimated fiscal year 1997 EPS for the Comparable Companies, Pilgrim's Pride and Tyson (as provided by I/B/E/S Inc.) and (ii) 1998 EPS estimates of brokerage firm analysts for Pilgrim's Pride and Tyson. The mean multiple of current stock prices to estimated fiscal year 1997 EPS for the Comparable Companies was 10.0 and such multiple for Pilgrim's Pride and Tyson was 12.0 and 25.8, respectively, compared to such multiple implied by the Per Share Merger Consideration of
27.6. The multiple of current stock prices to estimated fiscal year 1998 EPS for Pilgrim's Pride and Tyson was 10.0 and 17.1, respectively, compared to such multiple implied by the Per Share Merger Consideration of 14.7.

  Premiums Paid Analysis. DLJ determined the percentage premiums of the offer price over the trading prices one day, one week and four weeks prior to the announcement date of selected recent merger or acquisition transactions ranging in Equity Value ("Equity Value" is defined as Enterprise Value less Net Debt) from $400 million to $700 million and announced since August 24, 1996. The mean premiums for the selected transactions over the trading prices, one day, one week, and one month prior to the announcement dates were 22.8%, 27.3% and 36.6%, respectively. For the proposed transaction, DLJ derived premiums of the Per Share Merger Consideration over the Hudson Class A Common Stock trading prices one day, one week, and four weeks prior to September 3, 1997 of 25.8%, 46.7% and 30.7%, respectively.

  Comparable Merger and Acquisition Transactions. DLJ reviewed premiums paid in 14 selected comparable food processing transactions that occurred since the beginning of 1991. With respect to these transactions, the LTM EBITDA multiples ranged from 5.4 to 21.8 with a mean (excluding high and low) of 7.9, which compare to the implied LTM EBITDA multiple of 12.1 for the Per Share Merger Consideration.

  The summary set forth above does not purport to be a complete description of the analysis performed by DLJ, but describes, in summary form, the principal elements of the report given by DLJ to the Hudson Board at its September 4, 1997 meeting. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Each of the analyses conducted by DLJ was carried out in order to provide a different perspective on the Merger and add to the total mix of information available. DLJ did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to fairness from a financial point of view. Rather, in reaching its conclusion, DLJ considered the results of the analyses in light of each other and ultimately reached its opinion based on the results of all analyses taken as a whole. DLJ did not place particular reliance or weight on any individual analysis, but instead concluded that its analyses, taken as a whole, supported its determination. Accordingly, notwithstanding the separate factors summarized above, DLJ believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete or misleading view of the evaluation process underlying its opinion. In performing its analyses, DLJ made numerous assumptions with respect to industry performance, business and economic conditions and other matters. The analyses performed by DLJ are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses.

  Pursuant to the terms of an engagement letter, Hudson has agreed to pay DLJ a fee of $1,000,000 upon notification that DLJ is prepared to deliver the DLJ Opinion. Hudson has also agreed to reimburse DLJ promptly for all out-of-pocket expenses (including the reasonable fees and out-of-pocket expenses of counsel) incurred by DLJ in connection with its engagement, and to indemnify DLJ and certain related persons against certain liabilities in connection with its engagement, including liabilities under the federal securities laws. The terms of the fee arrangement with DLJ, which DLJ and Hudson believe are customary in transactions of this nature, were negotiated at arm's length between Hudson and DLJ and the Hudson Board was aware of such arrangement.

  In the ordinary course of business, DLJ may actively trade the securities of both Hudson and Tyson for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

CERTAIN TRANSACTIONS; CONFLICTS OF INTEREST OF CERTAIN PERSONS IN THE MERGER

  Certain directors and executive officers of Hudson, as well as others, have interests in the Merger in addition to their interests as stockholders of Hudson, as described below.

Consulting Agreements

  In connection with the execution of the Merger Agreement, Tyson entered into Consulting Agreements with each of James T. Hudson, a director and Chairman of Hudson, Michael T. Hudson, a director and President and Chief Executive Officer of Hudson, and Charles B. Jurgensmeyer, a director and Chief Financial Officer and Executive Vice President of Hudson. During the term of their respective Consulting Agreements, Messrs. J. Hudson, M. Hudson and Jurgensmeyer have agreed to provide consulting services to Tyson and not to compete with Tyson in its business, and will, in consideration therefor, receive compensation of $1,200,000, $350,000 and $350,000 per annum, respectively, in equal monthly installments. Tyson will also reimburse (x) James T. Hudson for business expenses in an aggregate amount up to $800,000 per annum and (y) each other Consultant for the reasonable and necessary business expenses of such Consultant for travel, meals and similar items incurred in connection with the performance of the Consultant's duties under the Consulting Agreement, and which are consistent with such guidelines as the Tyson Board may from time to time establish. In addition, Tyson will also provide each Consultant with certain additional benefits. See "OTHER AGREEMENTS--Consulting Agreements."

Hudson Options

  The Merger Agreement provides that, at the Effective Time, each holder of then outstanding options to purchase shares of Hudson Common Stock ("Options") under Hudson's 1985 Stock Option Plan or 1996 Stock Option Plan (collectively, "Option Plans"), whether or not then exercisable, will become entitled to receive for each share subject to an Option, upon payment of the exercise price, the Per Share Merger Consideration. The Merger Agreement provides that, prior to the Effective Time, Tyson and Hudson will use their respective reasonable best efforts to establish procedures for the cashless exercise of such Options. See "--Treatment of Stock Options." The number of Options, if any, held by each director and each of the five most highly compensated executive officers of Hudson is as follows: Norbert E. Woodhams (10,000).

Indemnification

  The Merger Agreement provides that all rights to indemnification existing in favor of any employee, agent, director or officer of Hudson, as provided in the Hudson Charter (as defined herein), the Hudson By-laws (as defined herein) or agreements disclosed to Tyson, will survive the Merger and continue in full force and effect for a period of six years after the Effective Time. In addition, Tyson agreed that, after the Effective Time, the Surviving Corporation will cause to be maintained in effect for six years after the Effective Time the policies of directors' and officers' liability insurance maintained by Hudson and disclosed to Tyson, except that the Surviving Corporation will not be required to pay an annual premium for such insurance in excess of 150% of the last annual premium paid by Hudson prior to the date of the Merger Agreement (but the Surviving Corporation will be required to obtain as much comparable insurance as possible for an annual premium equal to such amount). See "CERTAIN PROVISIONS OF THE MERGER AGREEMENT--Indemnification and Insurance."

Registration Rights Agreement

  The Consulting Agreement between Tyson and James T. Hudson, Chairman and the principal stockholder of Hudson, provides that, at the Effective Time, Tyson will enter into the Registration Rights Agreement with Mr. Hudson providing for certain registration rights with respect to the resale of shares of Tyson Class A Common Stock to be received by him in the Merger. See "OTHER AGREEMENTS--Registration Rights Agreement."

OWNERSHIP INTEREST OF HUDSON STOCKHOLDERS AFTER THE MERGER

  Based on the number of shares of Hudson Common Stock outstanding on the Record Date, upon consummation of the Merger there will be approximately 128,957,264 shares of Tyson Class A Common Stock outstanding at the Effective Time, of which the stockholders of Hudson will own approximately 14.2% (approximately 14.1% on a fully diluted basis assuming the exercise of all currently outstanding options to purchase shares of Tyson Class A Common Stock), representing approximately 1.6% of the voting power of Tyson Common Stock (approximately 1.6% on a fully diluted basis).

TREATMENT OF STOCK OPTIONS

  The Merger Agreement provides that, at the Effective Time, each holder of a then outstanding Option to purchase shares of Hudson Common Stock granted by Hudson under any Option Plan, whether or not then exercisable, will in settlement thereof, become entitled to receive for each such share of Hudson Common Stock subject to any such Option, upon payment of the exercise price under such Option for such share, the Per Share Merger Consideration multiplied by the number of shares of Hudson Common Stock for which such Option is exercisable; provided that, prior to the Effective Time, Tyson and Hudson will use their respective reasonable best efforts to establish procedures for the cashless exercise of such Options. Prior to the Effective Time, Hudson will use its best efforts to obtain all necessary consents or releases from holders of Options, to the extent required by the terms of the Option Plans, or pursuant to the terms of any Option granted thereunder, and take all such other lawful action as may be necessary to give effect to the transactions contemplated by the Merger Agreement (except for such action that may require the approval of Hudson's stockholders). Tyson will register under the Securities Act on a Registration Statement on Form S-8 or another appropriate form the issuance of all shares of Tyson Class A Common Stock issuable pursuant to all Options.

STOCK EXCHANGE LISTING

  Under the terms of the Merger Agreement, Tyson has agreed to use its reasonable best efforts to cause the shares of Tyson Class A Common Stock issued in the Merger to be listed on the Nasdaq National Market or on any securities exchange on which shares of Tyson Class A Common Stock will be listed at the Effective Time. Tyson Class A Common Stock is listed for trading on the NYSE.

DELISTING AND DEREGISTRATION OF HUDSON COMMON STOCK

  If the Merger is consummated, the shares of Hudson Class A Common Stock will be delisted from the NYSE and will be deregistered under the Exchange Act.

ACCOUNTING TREATMENT

  The Merger will be accounted for under the "purchase" method in accordance with GAAP. Therefore, the aggregate consideration paid by Tyson in the Merger will be allocated to Hudson's assets and liabilities based upon their fair market value with any excess being treated as excess of investment over net assets acquired. The assets and liabilities and results of operations of Hudson will be consolidated with the assets and liabilities and results of operations of Tyson subsequent to the consummation of the Merger.

GOVERNMENTAL AND REGULATORY APPROVALS

  The consummation of the Merger is conditioned upon the expiration or termination of the applicable waiting period under the HSR Act. In addition, other filings with, notifications to and authorizations and approvals of, various governmental agencies, both domestic and foreign, with respect to the transactions contemplated by the Merger Agreement, relating primarily to antitrust and securities law issues, must be made and received prior to the consummation of the Merger.

  United States. Under the HSR Act and the regulations promulgated thereunder by the FTC, the Merger may not be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division and the applicable waiting period has expired or been terminated. On September 18, 1997, Hudson and Tyson filed notifications and report forms under the HSR Act with the FTC and the Antitrust Division. The applicable waiting period under the HSR Act expired on October 18, 1997.

  Notwithstanding that the waiting period under the HSR Act has expired, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger or seeking divestiture of substantial assets of Hudson or Tyson. Notwithstanding that the waiting period under the HSR Act has expired, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the consummation of the Merger or seeking divestiture of substantial assets of Hudson or Tyson. Private persons may also seek to take legal action under the antitrust laws under certain circumstances.

  Closing Conditions. The respective obligations of Hudson and Tyson to consummate the Merger are subject to the condition that no court or other Governmental Entity having jurisdiction over Hudson or Tyson, or any of their respective subsidiaries, shall have entered any injunction or other order (whether temporary, preliminary or permanent) which is then in force and has the effect of making the Merger or any of the transactions contemplated by the Merger Agreement illegal. See "CERTAIN PROVISIONS OF THE MERGER AGREEMENT-- Conditions to Consummation of the Merger."

  Other Foreign Approvals. Hudson and Tyson conduct operations in a number of foreign countries where regulatory filings or approvals may be required in connection with the consummation of the Merger. Hudson and Tyson believe that all such material filings and approvals either have been made or obtained, or will be made or obtained (if required), as the case may be, prior to the Effective Time.

PROCEDURES FOR EXCHANGE OF HUDSON COMMON STOCK CERTIFICATES

  Tyson will designate a bank or trust company reasonably satisfactory to Hudson to act as exchange agent under the Merger Agreement (the "Exchange Agent"). Immediately following the Effective Time, Tyson will deliver, in trust, to the Exchange Agent, for the benefit of the holders of shares of Hudson Common Stock, for exchange in accordance with the Merger Agreement through the Exchange Agent, (i) cash in an amount sufficient to make any cash payment to be made as part of the Per Share Merger Consideration and in lieu of any fractional shares of Tyson Class A Common Stock (the "Exchange Fund") and (ii) certificates evidencing the shares of Tyson Class A Common Stock issuable as part of the Per Share Merger Consideration.

  At the Effective Time, all shares of Hudson Common Stock will no longer be outstanding and will automatically be cancelled and retired and will cease to exist; and each holder of a certificate which immediately prior to the Effective Time represented outstanding shares of Hudson Common Stock (the "Certificates") will cease to have any rights as a stockholder of Hudson. As soon as practicable after the Effective Time, Tyson will cause the Exchange Agent to mail to each holder of Certificates (i) a form of letter of transmittal specifying that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon proper delivery of the Certificates to the Exchange Agent, and (ii) instructions for use in surrendering such Certificates in exchange for the Per Share Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate will be entitled to receive in exchange therefor (A) the product of the Per Share Merger Consideration multiplied by the number of shares of Hudson Common Stock represented by the surrendered Certificate; provided, however, that each holder will receive cash in lieu of any fractional shares of Tyson Class A Common Stock to which such holder is entitled pursuant to the Merger Agreement, and (B) any amounts to which the holder is entitled as a result of certain dividends or distributions, if any, declared by Tyson, after giving effect to any required tax withholdings, and the Certificate so surrendered will thereafter be cancelled.

  No dividends or other distributions that are declared on or after the Effective Time on Tyson Class A Common Stock, or are payable to the holders of record thereof who became such on or after the Effective Time, will be paid to any person entitled by reason of the Merger to receive certificates representing shares of Tyson Class A Common Stock, and no cash payment in lieu of any fractional shares of Tyson Class A Common Stock will be paid to any person, until such person will have surrendered its Certificates as provided in the Merger Agreement. Subject to applicable law, there will be paid to each person receiving a certificate representing such shares of Tyson Class A Common Stock, at the time of such surrender or as promptly as practicable thereafter, the amount of any dividends or other distributions previously paid with respect to the shares of Tyson Class A Common Stock represented by such certificate and having a record date on or after the Effective Time but prior to such surrender and a payment date on or subsequent to such surrender. In no event will the person entitled to receive such dividends or other distributions be entitled to receive interest thereon. If any cash or certificate representing shares of Tyson Class A Common Stock is to be paid to or issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of such exchange that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of such certificate representing shares of Tyson Class A Common Stock and the distribution of such cash payment in a name other than that of the registered holder of the Certificate so surrendered, or will establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

  Tyson or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to the Merger Agreement to any holder of Hudson Common Stock such amounts as Tyson or the Exchange Agent are required to deduct and withhold under the Code or any provision of state, local or foreign tax law, with respect to the making of such payment. To the extent that amounts are so withheld by Tyson or the Exchange Agent, such withheld amounts will be treated for all purposes of the Merger Agreement as having been paid to the holder of Hudson Common Stock in respect of whom such deduction and withholding were made by Tyson or the Exchange Agent.

  At the Effective Time, the stock transfer books of Hudson will be closed and no transfer of shares of Hudson Common Stock will thereafter be made. If, after the Effective Time, Certificates are presented to Tyson, they will be cancelled and exchanged as provided in the Merger Agreement.

  No certificates or scrip representing any fractional shares of Tyson Class A Common Stock will be issued upon the surrender for exchange of Certificates; no dividend or distribution with respect to shares will be payable on or with respect to any fractional shares; and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a stockholder of Tyson. In lieu of any fractional share of Tyson Class A Common Stock, Tyson will pay to each former stockholder of Hudson who otherwise would be entitled to receive a fractional share of Tyson Class A Common Stock an amount in cash (without interest) rounded to the nearest whole cent, determined by multiplying (i) the per share closing price on the NYSE of Tyson Class A Common Stock on the date on which the Effective Time occurs (or, if Tyson Class A Common Stock does not trade on the NYSE on such date, the first day of trading in Tyson Class A Common Stock thereafter) by (ii) the fractional interest in a share of Tyson Class A Common Stock to which such holder would otherwise be entitled.

RESALES OF TYSON CLASS A COMMON STOCK

  All shares of Tyson Class A Common Stock to be issued in the Merger will be freely transferable, except that shares received by any person who may be deemed to be an "affiliate" (as used in paragraphs (c) and (d) of

Rule 145, including, without limitation, directors and certain executive officers) of Hudson for purposes of Rule 145 may not be resold except in transactions permitted by Rule 145 or as otherwise permitted under the Securities Act.

  Hudson has agreed to prepare and deliver to Tyson a list identifying each person who, at the time of the Special Meeting, may be deemed to be an "affiliate" (as used in the preceding paragraph) of Hudson and to use its reasonable best efforts to cause each person so identified to deliver to Tyson on or prior to the Effective Time a written agreement, in the form previously approved by Tyson and Hudson, providing that such person will not sell, transfer or otherwise dispose of any shares of Tyson Class A Common Stock issued to such person in connection with the Merger, except pursuant to an effective registration statement or in compliance with Rule 145 or another exemption from the registration requirements of the Securities Act. See "CERTAIN PROVISIONS OF THE MERGER AGREEMENT--Conditions to Consummation of the Merger."

  Following the Merger, the shares of Tyson Class A Common Stock received by James T. Hudson, Chairman and the principal stockholder of Hudson, in the Merger may be reoffered or resold pursuant, and subject to the terms of, the Registration Rights Agreement. See "OTHER AGREEMENTS--Registration Rights Agreement."

                CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

  In the opinions of Davis Polk & Wardwell, special counsel to Hudson, and Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to Tyson, subject to the qualifications set forth below and contained herein, the following are the material U.S. federal income tax consequences of the Merger to holders of Hudson Common Stock that exchange such stock for Tyson Class A Common Stock and cash pursuant to the Merger. The following disclosure addresses only such stockholders who hold their Hudson Common Stock as a capital asset, and does not address all of the U.S. federal income tax considerations that may be relevant to particular stockholders in light of their individual circumstances or to stockholders that are subject to special rules, such as financial institutions, tax-exempt organizations, insurance companies, dealers in securities, foreign holders, or holders who acquired their shares pursuant to the exercise of employee stock options or otherwise as compensation. Such opinions are not binding on the IRS. The following disclosure is based upon the Code, laws, regulations, rulings and decisions in effect as of the date hereof, all of which are subject to change possibly with retroactive effect. Tax consequences under state, local, and other foreign laws are not addressed herein. EACH STOCKHOLDER IS STRONGLY ADVISED TO CONSULT HIS OR HER TAX ADVISOR AS TO THE PARTICULAR FACTS AND CIRCUMSTANCES WHICH MAY BE UNIQUE TO SUCH STOCKHOLDER AND ALSO AS TO ANY ESTATE, GIFT, STATE, LOCAL OR FOREIGN TAX CONSIDERATIONS ARISING OUT OF THE MERGER.

  No ruling has been (or will be) sought from the IRS as to the U.S. federal income tax consequences of the Merger. It is a condition to the consummation of the Merger that Hudson receive an opinion from its counsel, Davis Polk & Wardwell, and that Tyson receive an opinion from its counsel, Skadden, Arps, Slate, Meagher & Flom LLP, to the effect that, based upon certain facts, representations and assumptions, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. However, Hudson is entitled to waive the condition to consummation of the Merger that it receive such an opinion from Davis Polk & Wardwell, and Tyson is entitled to waive the condition to consummation of the Merger that it receive such an opinion from Skadden, Arps, Slate, Meagher & Flom LLP. In the event that both Hudson and Tyson waive such conditions, Hudson will recirculate revised proxy materials and resolicit the vote of its stockholders. The issuance of such opinions is conditioned, among other things, on the receipt by such tax counsel of representation letters from each of Tyson and Merger Sub, Hudson and one or more stockholders of Hudson, in each case, in form and substance reasonably satisfactory to each such counsel. The following disclosure assumes that the Merger qualifies as a reorganization within the meaning of Section 368(a) of the Code.

  Based on the above assumptions and qualifications, no gain or loss will be recognized for U.S. federal income tax purposes by Hudson, Tyson or Merger Sub as a result of the Merger. In addition, subject to the disclosure below under the caption "Additional Considerations," a stockholder will generally recognize capital gain, but not loss, for U.S. federal income tax purposes with respect to the receipt of Tyson Class A Common Stock and cash in exchange for Hudson Common Stock pursuant to the Merger. The amount of gain, if any, recognized by a stockholder will be equal to the lesser of (i) the amount of gain realized (i.e., the excess of the amount of cash and the fair market value of Tyson Class A Common Stock received in the Merger over the tax basis of the Hudson Common Stock surrendered) and (ii) the amount of cash received in the Merger. In the case of a stockholder that owns more than one "block" of Hudson Common Stock, the amount of gain recognized should be calculated separately with respect to each "block" surrendered in the Merger. For purposes of such calculation, the aggregate amount of cash and Tyson Class A Common Stock received by a stockholder will be allocated proportionally among the "blocks" of Hudson Common Stock surrendered in exchange therefor pursuant to the Merger. In the case of an individual stockholder, capital gain recognized with respect to the receipt of Tyson Class A Common Stock and cash in exchange for Hudson Common Stock will generally be subject to U.S. federal income tax at a maximum rate of (i) 20%, if the stockholder held such Hudson Common Stock for more than 18 months at the Effective Time and (ii) 28%, if the stockholder held such Hudson Common Stock for more than one year, but not more than 18 months at the Effective Time.

  The aggregate tax basis of the Tyson Class A Common Stock received by a stockholder will be the same as the aggregate tax basis of the Hudson Common Stock surrendered in exchange therefor pursuant to the Merger, decreased by the total amount of cash received and increased by the amount of gain recognized. The holding period of the Tyson Class A Common Stock will include the holding period of the Hudson Common Stock surrendered in exchange therefor.

ADDITIONAL CONSIDERATIONS

  It is possible that, under certain circumstances, the gain recognized by a holder of Hudson Common Stock could be treated as dividend income rather than capital gain unless the requirements of Section 302 of the Code are satisfied. In order to determine whether those requirements are satisfied, a stockholder is treated as receiving solely Tyson Class A Common Stock in the Merger (instead of the cash actually received) and then receiving cash from Tyson in a hypothetical redemption of those shares. The hypothetical redemption will satisfy the requirements under Section 302 if it either (i) is "not essentially equivalent to a dividend" or (ii) has the effect of a "substantially disproportionate" redemption of Tyson Class A Common Stock. Whether such hypothetical redemption of Tyson Class A Common Stock is "not essentially equivalent to a dividend" depends on the individual facts and circumstances of each stockholder but in any event must result in a meaningful reduction of a stockholder's proportionate stock interest in Tyson. Generally, in the case of a Hudson stockholder whose stock interest in Tyson (relative to the total number of Tyson shares outstanding) is minimal, and who exercises no control over the affairs of Tyson, any actual reduction in proportionate interest will be treated as "meaningful." Alternatively, the hypothetical redemption of the Tyson Class A Common Stock will be "substantially disproportionate" if (i) the ratio which the Tyson Class A Common Stock (and any other Tyson voting stock) owned by the stockholder after the hypothetical redemption bears to all of the voting stock of Tyson at such time is less than 80% of the ratio which the Tyson Class A Common Stock (and any other Tyson voting stock) hypothetically owned by the stockholder after the Merger but before the redemption bears to all of the voting stock of Tyson at such time and (ii) the stockholder owns less than 50 percent of the combined voting power of all of the voting stock of Tyson outstanding immediately after the hypothetical redemption. Stockholders should consult their tax advisors regarding the application of the foregoing tests and the consequences of not satisfying such tests.

  In addition, in applying the foregoing tests, there must be taken into account not only actual ownership of stock but also stock constructively owned by a stockholder by reason of certain attribution rules under Section 318 of the Code. Under these rules, a stockholder is treated as owning the stock owned by certain family members, stock subject to an option to acquire such stock, stock owned by certain estates and trusts of which the stockholder is a beneficiary, and stock owned by certain affiliated entities. BECAUSE OF THE COMPLEXITY OF THESE RULES, STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS.

BACKUP WITHHOLDING

  Unless an exemption applies, the Exchange Agent will be required to withhold, and will withhold, 31% of any cash payments to which a stockholder or other payee is entitled pursuant to the Merger, unless the stockholder or other payee provides his or her tax identification number (social security number or employer identification number) and certifies that such number is correct. Each stockholder and, if applicable, each other payee is required to complete and sign the Form W-9 that will be included as part of the transmittal letter to avoid backup withholding, unless an applicable exemption exists and is proved in a manner satisfactory to Tyson and the Exchange Agent.

  THE FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE ARE BASED UPON PRESENT LAW, ARE FOR GENERAL INFORMATION ONLY AND DO NOT PURPORT TO BE A COMPLETE ANALYSIS OR LISTING OF ALL POTENTIAL TAX EFFECTS WHICH MAY APPLY TO A HOLDER OF HUDSON COMMON STOCK. THE TAX EFFECTS AS APPLICABLE TO A PARTICULAR HOLDER OF HUDSON COMMON STOCK MAY BE DIFFERENT FROM THE TAX EFFECTS AS APPLICABLE TO OTHER HOLDERS OF HUDSON COMMON STOCK, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND OTHER TAX LAWS, AND THUS, HOLDERS OF HUDSON COMMON STOCK ARE URGED TO CONSULT THEIR OWN TAX ADVISORS.

                  CERTAIN PROVISIONS OF THE MERGER AGREEMENT

  The description of the Merger and the Merger Agreement contained in this Proxy Statement/Prospectus does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached hereto as Annex I and incorporated herein by reference.

CERTAIN REPRESENTATIONS AND WARRANTIES

  The Merger Agreement contains various representations and warranties of Hudson and Tyson relating, among other things, to: (i) their incorporation, existence and good standing; (ii) their capitalization; (iii) their subsidiaries; (iv) their authorization, execution, delivery and performance of the Merger Agreement and related matters; (v) compliance with applicable law;
(vi) the absence of conflicts, violations or defaults under their certificates of incorporation and by-laws and certain other agreements and documents; (vii) government approvals and required consents; (viii) the documents and reports filed with the SEC and the accuracy of the information contained therein; (ix) the absence of certain changes or events; (x) pending or threatened litigation; (xi) the absence of undisclosed liabilities; (xii) certain tax matters; and (xiii) the accuracy and correctness of certain information contained in this Proxy Statement/Prospectus. In addition, the Merger Agreement contains representations and warranties of Hudson relating to (i) material contracts; (ii) intellectual property; (iii) employee benefit plans;
(iv) certain environmental matters; and (v) certain labor matters. The representations and warranties of Hudson, Tyson and Merger Sub do not survive the Effective Time.

CONDUCT OF BUSINESS BY HUDSON PENDING THE MERGER

  Hudson has agreed that, during the period from the date of the Merger Agreement to the Effective Time, unless Tyson otherwise agrees in writing (which agreement will not be unreasonably withheld), Hudson will conduct, and cause each of its subsidiaries to conduct, its business only in the ordinary and usual course consistent with past practice, and Hudson will use, and cause each of its subsidiaries to use, its reasonable best efforts to preserve intact the present business organization, keep available the services of its present officers and key employees, and preserve their existing business relationships.

  Without limiting the generality of the foregoing, Hudson has agreed that, without the prior written consent of Tyson, it will not, nor will it permit any of its subsidiaries to: (i) (a) amend its certificate of incorporation, by-laws or other organizational documents, (b) split, combine or reclassify any shares of its outstanding capital stock, (c) declare, set aside or pay any dividend or other distribution payable in cash, stock or property (other than regular quarterly dividends with record dates and payment dates substantially consistent with past practice of not more than $.02 per share of Hudson Class A Common Stock and $.0167 per share of Hudson Class B Common Stock), or (d) directly or indirectly redeem or otherwise acquire any shares of its capital stock or shares of the capital stock of any of its subsidiaries; (ii) authorize for issuance, issue (except upon the exercise of outstanding Options or warrants) or sell or agree to issue or sell any shares of, or rights to acquire or convertible into any shares of, its capital stock (other than pursuant to the terms of Hudson's Employee Stock Purchase Plan (as amended in accordance with the Merger Agreement) or shares of the capital stock of any of its subsidiaries (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise); (iii)
(a) merge, combine or consolidate with another entity, (b) acquire or purchase an equity interest in or a substantial portion of the assets of another corporation, partnership or other business organization or otherwise acquire any assets outside the ordinary course of business and consistent with past practice or otherwise enter into any material contract, commitment or transaction outside the ordinary course of business and consistent with past practice or (c) sell, lease, license, waive, release, transfer, encumber or otherwise dispose of any of its material assets outside the ordinary course of business and consistent with past practice; (iv) (a) incur, assume or prepay any indebtedness, obligations or liabilities other than, in each case, in the ordinary course of business and consistent with past practice, (b) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person other than a subsidiary of Hudson, in each case other than in the ordinary course of business and consistent with past practice or (c) make any loans, advances or capital contributions to, or investments in, any other person, other than to any subsidiary of Hudson; (v) pay, satisfy, discharge or settle any material claim, liabilities or obligations (absolute, accrued, contingent or otherwise), other than in the ordinary course of business and consistent with past practice or pursuant to mandatory terms of any contract of Hudson in effect on the date of the Merger Agreement;
(vi) modify or amend, or waive any benefit of, any non-competition agreement to which Hudson or any of its subsidiaries is a party; (vii) authorize or make capital expenditures in excess of $200,000 individually, or in excess of $1,000,000 in the aggregate except for those projects currently in progress as disclosed to Tyson; (viii) permit any insurance policy naming Hudson or any subsidiary of Hudson as a beneficiary or a loss payee to be cancelled or terminated other than in the ordinary course of business; (ix) (a) adopt, enter into, terminate or amend (except as required by applicable law or as previously disclosed to Tyson) any employee plan, agreement, contract, arrangement or other such plan for the current or future benefit or welfare of any director, officer or employee, (b) except in the ordinary course of business consistent with past practice, subject to certain exceptions, increase in any manner the compensation or fringe benefits of, or pay any bonus to, any director, officer or employee, or (c) other than pursuant to the Merger Agreement, take any action to fund or in any other way secure, or to accelerate or otherwise remove restrictions with respect to, the payment of compensation or benefits under any employee plan, agreement, contract, arrangement or other such plan; (x) make any material change in its accounting or tax policies or procedures, except as required by applicable law or to comply with GAAP; or (xi) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing.

  The Merger Agreement provides that each of Tyson and Hudson will afford the other and its representatives reasonable access through the Effective Time to all of its books and records, properties, plants and personnel. In addition, each of Tyson and Hudson have agreed to hold in confidence all non-public information acquired as a result of such access.

EMPLOYEE BENEFITS

  The Merger Agreement provides that Tyson intends to cause the Surviving Corporation and its subsidiaries, after the Effective Time, to provide employees of Hudson such compensation, employee benefit plans and employee programs, arrangements and agreements which, in the aggregate, are no less favorable than currently provided to similarly situated employees of Tyson. Nothing contained in the Merger Agreement, however, will prohibit Tyson, the Surviving Corporation or any of their respective subsidiaries from amending or terminating any such plan, program, arrangement or agreement at any time in accordance with applicable law (except as to benefits already vested thereunder) and subject to the terms of such plans, programs or arrangements or other agreements.

NO SOLICITATION

  Hudson has agreed that, prior to the Effective Time, it will not, and it will use its reasonable best efforts to cause its subsidiaries and affiliates, and their respective directors, officers, employees, agents or representatives, not to, directly or indirectly, (i) solicit or initiate any inquiries or the making of any proposal with respect to any merger, consolidation or other business combination involving Hudson or any subsidiary of Hudson or the acquisition of all or any significant part of the assets or capital stock of Hudson or any subsidiary of Hudson (other than the sale by Hudson of its (y) Columbus, Nebraska beef processing plant and (z) minority interest in Diversity Foods LLC) (an "Acquisition Transaction") or (ii) negotiate, explore or otherwise engage in discussions with any person (other than Tyson and its representatives) with respect to any Acquisition Transaction, or which may reasonably be expected to lead to a proposal for an Acquisition Transaction or enter into any agreement, arrangement or understanding with respect to any such Acquisition Transaction or which would require it to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by the Merger Agreement; provided, however, that, Hudson may, in response to an unsolicited written proposal from a third party regarding a Superior Proposal, furnish information to, negotiate or otherwise engage in discussions with such third party, if the Hudson Board determines in good faith, based upon the advice of outside counsel, that such action is required for the Hudson Board to comply with its fiduciary duties under applicable law.

  Except as may be required to comply with the fiduciary duties of the Hudson Board under applicable law (based on the advice of outside counsel), Hudson has agreed that, as of the date of the Merger Agreement, it, its subsidiaries and affiliates, and the respective directors, officers, employees, agents and representatives of the foregoing, will immediately cease and cause to be terminated any existing activities, discussions and negotiations with any person (other than Tyson and its representatives) conducted prior to that date with respect to any Acquisition Transaction. Hudson has agreed to promptly advise Tyson of any inquiries or proposals received by, any such information requested from, and any negotiations or discussions sought to be initiated or continued with, Hudson, its subsidiaries or affiliates, or any of the respective directors, officers, employees, agents or representatives of the foregoing, in each case from a person (other than Tyson and its representatives) with respect to an Acquisition Transaction. As used in the Merger Agreement, "Superior Proposal" means a bona fide, written and unsolicited proposal or offer made by any person or group (other than Tyson or any of its subsidiaries) with respect to an Acquisition Transaction on terms which the Hudson Board determines in good faith, and in the exercise of reasonable judgment (based on the advice of independent financial advisors and legal counsel), to be more favorable to Hudson and its stockholders than the transactions contemplated by the Merger Agreement (including taking into account the financing thereof).

THIRD-PARTY STANDSTILL AGREEMENTS

  During the period from the date of the Merger Agreement through the Effective Time, Hudson has agreed that it will not terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it or any of its subsidiaries is a party.

INDEMNIFICATION AND INSURANCE

  Tyson and Hudson have agreed that all rights to indemnification now existing in favor of any employee, agent, director or officer of Hudson and its subsidiaries (the "Indemnified Parties"), as provided in their respective certificates of incorporation or by-laws, or in any agreement between an Indemnified Party and Hudson or one of its subsidiaries as disclosed to Tyson, will survive the Merger and will continue in full force and effect for a period of six years after the Effective Time; provided that in the event any claim is asserted or made within such six-year period, all rights to indemnification in respect of such claim will continue until its final disposition.

  Moreover, Tyson has agreed that, from and after the Effective Time, the Surviving Corporation will cause to be maintained in effect for six years after the Effective Time the policies of the directors' and officers' liability insurance maintained by Hudson on the date of the Merger Agreement and as disclosed to Tyson; provided that the Surviving Corporation may substitute policies of at least the same coverage containing terms and conditions which are no less advantageous to the Indemnified Parties and provided that such substitution will not result in any gaps or lapses in coverage with respect to matters occurring prior to the Effective Time; and provided, further, that the Surviving Corporation will not be required to pay an annual premium in excess of 150% of the last annual premium paid by Hudson prior to the date of the Merger Agreement (the "Maximum Amount") and if the Surviving Corporation is unable to obtain the insurance required by the Merger Agreement, it will obtain as much comparable insurance as possible for an annual premium equal to the Maximum Amount.

CONDITIONS TO CONSUMMATION OF THE MERGER

  The respective obligations of Hudson, Tyson and Merger Sub to effect the Merger are subject to the satisfaction or waiver at or prior to the Closing Date of the following conditions: (i) the approval and adoption of the Merger Agreement by the requisite vote of Hudson's stockholders; (ii) the receipt of all necessary governmental approvals and consents; (iii) the termination or expiration of the waiting period under the HSR Act; (iv) the absence of any stop order suspending the effectiveness of the Registration Statement and proceedings initiated for that purpose by the SEC; and (v) the absence of any action by any governmental entity having jurisdiction over Hudson or Tyson, or any of their respective subsidiaries, enacting, issuing, promulgating, enforcing or entering any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which has the effect of making the Merger or the Voting Agreement illegal or otherwise prohibiting consummation of the Merger.

  The obligations of Tyson and Merger Sub to effect the Merger are also subject to the satisfaction at or prior to the Effective Time of the following additional conditions, unless waived in writing by Tyson: (i) the representations and warranties of Hudson that are qualified with reference to materiality being true and correct, and the representations and warranties that are not so qualified being true and correct in all material respects, in each case as of the date of the Merger Agreement, and, except to the extent such representations and warranties speak as of an earlier date, as of the Effective Time as though made at and as of the Effective Time; (ii) the performance by Hudson in all material respects of all obligations required to be performed by it under the Merger Agreement at or prior to the Effective Time; (iii) the absence, since the date of the Merger Agreement, of any event or occurrence which has had, or would reasonably be expected to have, a Hudson Material Adverse Effect (as defined herein); (iv) the receipt by Tyson of written agreements from Hudson's Rule 145 affiliates; (v) the absence of any pending or threatened suit, action or proceeding by any governmental entity as a result of the Merger Agreement or any of the transactions contemplated thereby which, if such governmental entity were to prevail, would reasonably be expected to have a material adverse effect on the business, properties, assets, liabilities, condition (financial or otherwise), or results of operations of Tyson and its subsidiaries taken as a whole, or the ability of Tyson or Merger Sub to consummate the Merger and the other transactions contemplated by the Merger Agreement ("Tyson Material Adverse Effect") or material adverse effect on the business, properties, assets, liabilities, condition (financial or otherwise), or results of operations of Hudson and its subsidiaries taken as a whole, or the ability of Hudson to consummate the Merger and the other transactions contemplated by the Merger Agreement ("Hudson Material Adverse Effect"); (vi) Hudson having obtained any necessary non-governmental consents and approvals required to consummate the transactions contemplated by the Merger Agreement; and (vii) the receipt by Tyson of an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to Tyson, relating to certain tax matters.

  The obligation of Hudson to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following additional conditions, unless waived in writing by Hudson: (i) the representations and warranties of Tyson and Merger Sub that are qualified with reference to materiality being true and correct, and the representations and warranties that are not so qualified being true and correct in all material respects, in each case as of the date of the Merger Agreement, and, except to the extent such representations and warranties speak as of an earlier date, as of the Effective Time as though made on and as of the Effective Time; (ii) each of Tyson and Merger Sub having performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the Effective Time; (iii) the absence, since the date of the Merger Agreement, of any event or occurrence which has had, or would reasonably be expected to have, a Tyson Material Adverse Effect; and (iv) the receipt by Hudson of an opinion of Davis Polk & Wardwell, special counsel to Hudson, relating to certain tax matters.

TERMINATION

  The Merger Agreement may be terminated, and the Merger and the other transactions contemplated thereby may be abandoned, at any time prior to the Effective Time, whether before or after approval by the stockholders of
Hudson:

    (i) by mutual written consent of Tyson and Hudson;

    (ii) by either Tyson or Hudson, if (a) the Merger has not been consummated on or before February 28, 1998 or (b) the stockholders of Hudson do not approve the Merger Agreement by the requisite vote at the Special Meeting, in each case, subject to certain limitations;

    (iii) by either Tyson or Hudson, if any permanent injunction, order, decree or ruling by any governmental entity of competent jurisdiction preventing the consummation of the Merger becomes final and nonappealable; provided, however, that the party seeking to terminate the Merger Agreement will have used reasonable best efforts to remove such injunction or overturn such action, subject to the proviso that Hudson will not, without Tyson's prior written consent, and Tyson will not be required to, divest or hold separate or otherwise take or commit to take any other similar action with respect to any assets, businesses or product lines of Tyson, Hudson or any of their respective subsidiaries;

    (iv) by Tyson, if (a) there has been a breach of any of the representations or warranties, covenants or agreements of Hudson set forth in the Merger Agreement, the effect of which is a Hudson Material Adverse Effect, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by Tyson to Hudson, or
  (b) the Hudson Board (x) fails to recommend the approval of the Merger Agreement and the Merger to Hudson's stockholders, or (y) withdraws or amends or modifies in a manner adverse to Tyson its recommendation or approval of the Merger Agreement or the Merger or fails to reconfirm such recommendation within two business days of a written request for such confirmation by Tyson;

    (v) by Hudson, if the Hudson Board reasonably determines that a proposal for an Acquisition Transaction constitutes a Superior Proposal; provided, however, that Hudson may not terminate the Merger Agreement on this basis unless (x) five business days will have elapsed after delivery to Tyson of a written notice of such determination by the Hudson Board and, during such five business day period, Hudson will have fully cooperated with Tyson, including, without limitation, by informing Tyson of the terms and conditions of such proposal for an Acquisition Transaction and the identity of the person or group making such proposal for an Acquisition Transaction, with the intent of enabling Tyson to agree to a modification of the terms and conditions of this Agreement so that the transactions contemplated hereby may be effected, and (y) at the end of such five business day period, the Hudson Board continues reasonably to believe that such proposal for an Acquisition Transaction constitutes a Superior Proposal and promptly thereafter Hudson enters into a definitive acquisition, merger or similar agreement to effect such Superior Proposal; and

    (vi) by Hudson, if there has been a breach of any of the representations or warranties, covenants or agreements of Tyson or Merger Sub set forth in the Merger Agreement, the effect of which is a Tyson Material Adverse Effect, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by Hudson to Tyson.

FEES AND EXPENSES

  Each of Tyson and Hudson will bear its own costs and expenses in connection with the Merger Agreement and the transactions contemplated thereby. The Merger Agreement also provides for the payment of the following amounts:

    (i) If (x) the Merger Agreement is terminated by Tyson as a result of (A) the Hudson Board's failure to recommend the approval of the Merger Agreement and the Merger to the stockholders of Hudson or (B) the Hudson Board's withdrawal, amendment or modification in a manner adverse to Tyson of its recommendation or approval of the Merger Agreement or the Merger or the Hudson Board's failure to reconfirm such recommendation within two business days of a written request for such confirmation by Tyson or (y) the Merger Agreement is terminated by Hudson because the Hudson Board reasonably determines that a proposal for an Acquisition Transaction constitutes a Superior Proposal then, in any such case, Hudson will be obligated to pay Tyson (A) a termination fee of $22.5 million plus (B) an amount equal to $5 million which the parties agree represents a good faith estimate of Tyson's expenses in connection with the Merger Agreement (including, without limitation, attorneys' fees and fees of financial advisors); and

    (ii) If the Merger Agreement is terminated by Tyson or Hudson because the Merger has not been consummated on or before February 28, 1998 and at the time of such termination all conditions to the consummation of the Merger have been satisfied or waived other than the applicable waiting period under the HSR Act having expired or been terminated, then Tyson will be obligated to pay Hudson $10 million; provided that Tyson will be obligated to pay Hudson an additional $5 million if, in addition, certain other conditions are met.

AMENDMENT AND MODIFICATION

  The Merger Agreement may be amended, modified or supplemented at any time prior to the Effective Time only by written agreement (referring specifically to the Merger Agreement) of Tyson and Hudson with respect to any of the terms contained in the Merger Agreement; provided, however, that after any approval and adoption of the Merger Agreement by the stockholders of Hudson, no such amendment, modification or supplementation will be made which under applicable law requires the approval of such stockholders, without the further approval of such stockholders.

WAIVER

  At any time prior to the Effective Time, Tyson, on the one hand, and Hudson, on the other hand, may (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any inaccuracies in the representations and warranties of the other contained in the Merger Agreement or in any documents delivered pursuant thereto and (iii) waive compliance by the other with any of the agreements or conditions contained in the Merger Agreement which may legally be waived. Any such extension or waiver will be valid only if set forth in an instrument in writing specifically referring to the Merger Agreement and signed on behalf of such party.

                               OTHER AGREEMENTS

  The description of the Voting Agreement, the Registration Rights Agreement and the Consulting Agreements contained in this Proxy Statement/Prospectus do not purport to be complete and are qualified in their entirety by reference to the full text of the Voting Agreement, the form of the Registration Rights Agreement and each of the Consulting Agreements, copies of which have been filed as exhibits to the Registration Statement and are incorporated herein by reference.

VOTING AGREEMENT

  In connection with the execution of the Merger Agreement, Tyson entered into the Voting Agreement with James T. Hudson, Chairman and the principal stockholder of Hudson. As of the Record Date, Mr. Hudson owned 65,028 shares of Hudson Class A Common Stock and 7,650,000 shares of Hudson Class B Common Stock, representing approximately 65% of the voting power of the Hudson Common Stock then outstanding.

  Pursuant to the Voting Agreement, Mr. Hudson has: (i) agreed to revoke any and all previous proxies with respect to the shares of Hudson Common Stock owned by him; (ii) irrevocably agreed to vote and otherwise act (including pursuant to written consent), with respect to all of the shares of Hudson Common Stock owned by him, for the approval and the adoption of the Merger Agreement, as the same may be amended from time to time, all agreements related to the Merger and any actions related thereto; and (iii) agreed to vote such shares against any proposal or transaction which could prevent or delay the consummation of the transactions contemplated by the Voting Agreement or the Merger Agreement, at any meeting or meetings of the stockholders of Hudson, and at any adjournment, postponement or continuation thereof, at which the Merger Agreement and other related agreements, or such other actions are submitted for the consideration and vote of the stockholders of Hudson. The foregoing agreements will remain in effect with respect to the shares of Hudson Common Stock owned by Mr. Hudson until the termination of the Voting Agreement. The Voting Agreement will terminate on the earlier of (i) the Effective Time or (ii) the termination of the Merger Agreement in accordance with its terms.

  The Voting Agreement further provides that Mr. Hudson, during the term of the Voting Agreement, will not: (i) subject to certain exceptions, transfer or consent to any transfer of any or all of the shares owned by him or any interest therein, except pursuant to the Merger; (ii) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of such shares or any interest therein; (iii) grant any proxy, power-of-attorney or other authorizations in or with respect to such shares; or (iv) deposit such shares into a voting trust or enter into a voting agreement or arrangement with respect to the shares. Notwithstanding the foregoing, the Voting Agreement provides that Mr. Hudson may transfer any of the shares of Hudson Common Stock owned by him to a Permitted Transferee (as defined in the Hudson Charter) provided that (a) at least thirty (30) days prior to any such transfer, Mr. Hudson provides to Tyson at his expense, a written opinion of nationally recognized tax counsel, in form and substance reasonably acceptable to Tyson, that such transfer will not adversely affect the treatment of the Merger as a reorganization within the meaning of the Code, (b) prior to any such transfer, such Permitted Transferee agrees in writing to take such shares subject to, and comply with, all of the provisions of the Voting Agreement and
(c) immediately after any such transfer, the shares of Hudson Common Stock owned by Mr. Hudson continue to represent at least a majority of the outstanding voting power of the Hudson Common Stock and are sufficient to adopt and approve the Merger Agreement and the transactions contemplated thereby, including the Merger.

  Mr. Hudson has further agreed that, prior to the Effective Time, he will not, and will use his reasonable best efforts to cause his affiliates, and their respective agents or representatives not to, directly or indirectly, (i) solicit or initiate (including by way of furnishing or disclosing non-public information) any inquiries or the making of any proposal with respect to any merger, consolidation or other business combination involving Hudson or any subsidiary of Hudson or the acquisition of all or any significant part of the assets or capital stock of Hudson, including the shares owned by Mr. Hudson, or any subsidiary of Hudson (other than the sale by Hudson (y) of its Columbus, Nebraska beef processing plant and (z) its minority interest in Diversity Foods LLC) or (ii) negotiate, explore or otherwise engage in discussions with any person (other than Tyson and its representatives) with respect to, or which may reasonably be expected to lead to a proposal for, any of the transactions described above, or enter into any agreement, arrangement or understanding with respect to any of the transactions described above, or which would require it to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Voting Agreement.

REGISTRATION RIGHTS AGREEMENT

 Demand Registration

  Pursuant to the Registration Rights Agreement to be entered into at the Effective Time by Tyson and James T. Hudson, Tyson has agreed that, upon the request of Mr. Hudson or any of his Permitted Transferees (as defined in the Registration Rights Agreement), in each case holding a minimum number of shares of Tyson Common Stock (in any case, a "Selling Stockholder"), during the year following the Effective Time, Tyson, on one occasion, will effect the registration under the Securities Act of all or a portion of such Selling Stockholder's Registrable Securities (defined generally as shares of Tyson Class A Common Stock) in order to facilitate the ultimate sale of such Selling Stockholder's Registrable Securities (a "Demand Registration"). Tyson has agreed to pay all expenses arising in connection with any such Demand Registration. Notwithstanding the foregoing, Tyson will not be required to effect any such registration unless Mr. Hudson has complied with the obligations set forth in the Consulting Agreement with respect to the disposition of shares of Class A Tyson Common Stock received by him in the Merger. See "SELLING STOCKHOLDER."

 Piggyback Registration

  In addition, if Tyson proposes to register any of the Tyson Common Stock under the Securities Act (other than on a Registration Statement on Form S-8 or S-4), whether or not for sale for its own account, during the year following the Effective Time, it will each such time, subject to the provisions of the Registration Rights Agreement, give prompt written notice at least ten (10) days prior to the anticipated filing date of the registration statement relating to such registration to Mr. Hudson. Any such notice must set forth the stockholder's rights to Piggyback Registration (as defined herein) under the Registration Rights Agreement and must offer Mr. Hudson the opportunity to include in such registration statement such number of shares of Tyson Common Stock as Mr. Hudson may request (a "Piggyback Registration").

 Offer and Sale under Registration Statement

  In order to reduce the administrative burden on Tyson resulting from its obligations under the Registration Rights Agreement, Tyson has registered the offer and sale by Mr. Hudson of shares of Tyson Class A Common Stock received by him in the Merger pursuant to the Registration Statement relating to this Proxy Statement/Prospectus. See "SELLING STOCKHOLDER."

CONSULTING AGREEMENTS

  In connection with the Merger Agreement, Tyson entered into Consulting Agreements with each of James T. Hudson, Michael T. Hudson and Charles B. Jurgensmeyer. Under the terms of the Consulting Agreements, each Consultant is required to make himself available to perform consulting services with respect to the businesses conducted by Tyson and its subsidiaries. Such consulting services will relate to such matters as the Chief Executive Officer of Tyson may designate from time to time, and each Consultant must devote reasonable time and his reasonable best efforts, skill and attention to the performance of such consulting services, including travel reasonably required in the performance of such consulting services.

  The term of each Consultant's engagement under his Consulting Agreement will commence at the Effective Time and, unless earlier terminated pursuant to the terms of such Consulting Agreement, will continue in effect for a period of five (5) years thereafter with respect to James T. Hudson and ten (10) years thereafter with respect to Michael T. Hudson and Charles B. Jurgensmeyer (such period, as may be earlier terminated, the "Term"). The Consulting Agreements provide that extension of the Term may only be effected by written instrument duly executed and delivered by both parties.

  During the Term of their respective Consulting Agreements, James T. Hudson, Michael T. Hudson and Charles B. Jurgensmeyer will receive compensation of $1,200,000, $350,000 and $350,000 per annum, respectively, in equal monthly installments (subject to proration for any partial month). Tyson will also reimburse (i) James T. Hudson for business expenses in an aggregate amount up to $800,000 per annum and (ii) each other Consultant for the reasonable and necessary business expenses of such Consultant for travel, meals and similar items incurred in connection with the performance of the Consultant's duties under the Consulting Agreement, and which are consistent with such guidelines as the Tyson Board may from time to time establish.

  In addition to the compensation and expenses described above, Tyson will also provide each Consultant with the following additional benefits: (i) continuation of benefits payable pursuant to and in accordance with Hudson's Salary Continuation Plan in effect as of the date of the Consulting Agreements; provided, however, that each Consultant has acknowledged and agreed that he will not be entitled to receive payments under such plan for an extended period as a result of the Merger; (ii) continuation of the split-dollar life insurance policy provided by Hudson prior to the date of the Consulting Agreements under the terms and conditions at least as favorable to the Consultant as those in effect as of such date; and (iii) continued medical insurance benefits during the Term comparable to those provided by Hudson prior to the date of the Consulting Agreements. Moreover, Tyson will also provide James T. Hudson during the Term of his Consulting Agreement with exclusive use of Hudson's condominium located in Palm Springs, California and Hudson's hangar located at the Rogers, Arkansas airport.

  Each Consultant has agreed that, during the Term, he will not: (i) directly or indirectly, whether individually, as a director, stockholder, owner, partner, employee, principal or agent of any business, or in any other capacity, make known, disclose, furnish, make available or utilize any of the confidential information, other than in the proper performance of the duties contemplated under his Consulting Agreement; or (ii) engage in competition with Tyson which, for purposes of each Consulting Agreement, is defined as engaging in, or otherwise directly or indirectly being employed by or acting as a consultant or lender to, or being a director, officer, employee, principal, licensor, trustee, broker, agent, stockholder, member, owner, joint venturer or partner of, or permitting his name to be used in connection with the activities of any other business or organization which competes, directly or indirectly, with the business of Tyson. Each Consultant has also agreed that he will not, directly or indirectly, for his benefit or for the benefit of any other person, firm or entity, do any of the following: (i) solicit from any customer doing business with Tyson, business of the same or of a similar nature to the Business (as defined in the Consulting Agreements) with such customer; (ii) solicit the employment or services of, or hire, any person who at the time is employed by or was a consultant to Tyson; or (iii) otherwise interfere with the Business or accounts of Tyson including the making of any statements or comments of a defamatory or disparaging nature to third parties regarding Tyson or its officers, directors, personnel or products.

  Pursuant to the Consulting Agreement between Tyson and James T. Hudson, Mr. Hudson agreed that he will not, for a period of two years commencing as of the Effective Time, enter into any transaction or arrangement with respect to shares of Tyson Class A Common Stock received by him in the Merger to the extent that such transaction or arrangement (combined with any other transactions or arrangements entered into by Mr. Hudson) would result in causing Mr. Hudson not to satisfy the "continuity of proprietary interest" requirement under Section 368 of the Code with respect to such shares, unless at least thirty (30) business days prior to entering into any such proposed transactions or arrangements, Mr. Hudson provides at his expense a written opinion of nationally recognized tax counsel, in form and substance reasonably acceptable to Tyson, that such proposed transactions will not adversely affect the treatment of the Merger as a reorganization within the meaning of Section 368 of the Code. See "SELLING STOCKHOLDER." In addition, the Consulting Agreement between Tyson and James T. Hudson further provides that Tyson and Mr. Hudson will enter into the Registration Rights Agreement at the Effective Time. See "--Registration Rights Agreement."

  Each Consulting Agreement will terminate on the first to occur of the following: (i) the date that Tyson and the Consultant mutually agree to such termination; (ii) the date of the Consultant's death or adjudicated incompetency; (iii) the date on which Tyson gives the Consultant notice of termination on account of disability; (iv) the date on which Tyson gives the Consultant notice of termination for cause; (v) the date on which Tyson gives the Consultant notice of termination without cause; and (vi) the expiration of the Term. In the event that any Consultant's engagement under the Consulting Agreement is terminated pursuant to clause (i), (iv) or (vi) above, such Consultant will be entitled to receive unpaid consulting fees through the date of termination and additional benefits when due and payable. In the event that any Consultant's engagement under the Consulting Agreement is terminated pursuant to clause (ii), (iii) or (v) above, such Consultant will be entitled to receive unpaid consulting fees through the date of termination, all consulting fees and expenses payable through the end of the Term when payable, and additional benefits when due and payable.

                               APPRAISAL RIGHTS

PROVISIONS OF THE MERGER AGREEMENT

  Each outstanding share of Hudson Common Stock as to which a written demand for appraisal is filed in accordance with Section 262 of the DGCL at or prior to the Special Meeting and not withdrawn at or prior to the Special Meeting and which is not voted in favor of the Merger will not be converted into or represent a right to receive the Per Share Merger Consideration unless and until the holder thereof will have failed to perfect, or will have effectively withdrawn or lost, the right to appraisal of and payment for each such share of Hudson Common Stock under Section 262, at which time each such share will be converted into the right to receive the Per Share Merger Consideration. All such shares of Hudson Common Stock as to which such a written demand for appraisal is so filed and not withdrawn at or prior to the Special Meeting and which are not voted in favor of the Merger, except any such shares of Hudson Common Stock the holder of which, prior to the Effective Time, will have effectively withdrawn or lost such right to appraisal and payment for such shares of Hudson Common Stock under Section 262, are herein referred to as "Dissenting Shares."

  Hudson will give Tyson prompt notice upon receipt by Hudson of any written demands for appraisal rights, withdrawal of such demands, and any other written communications delivered to Hudson pursuant to Section 262, and Hudson will give Tyson the opportunity, to the extent permitted by law, to participate in all negotiations and proceedings with respect to such demands. Except with the prior written consent of Tyson, Hudson will not voluntarily make any payment with respect to any demands for appraisal rights and will not settle or offer to settle any such demands. Each holder of Dissenting Shares who becomes entitled, pursuant to the provisions of Section 262, to payment for such shares of Dissenting Shares under the provisions of Section 262 will receive payment therefor from the Surviving Corporation and such shares of Hudson Common Stock will be cancelled.

APPRAISAL PROCEDURES

  Under the DGCL, any stockholder who does not wish to accept the Per Share Merger Consideration for shares of Hudson Common Stock as provided in the Merger Agreement has the right to dissent from the Merger and to seek an appraisal by the Court of Chancery of the State of Delaware (the "Court of Chancery") of, and to be paid in cash the "fair value" (exclusive of any element of value arising from the accomplishment or expectation of the Merger) for, the Dissenting Shares, provided that such stockholder complies with the provisions of Section 262 of the DGCL.

  Holders of record of Hudson Common Stock who do not vote in favor of the Merger Agreement and who otherwise comply with the applicable statutory procedures summarized herein will be entitled to appraisal rights under
Section 262 of the DGCL. A person having a beneficial interest in shares of Hudson Common Stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights.

  THE FOLLOWING DISCUSSION IS NOT A COMPLETE STATEMENT OF THE LAW PERTAINING TO APPRAISAL RIGHTS UNDER THE DGCL AND IS QUALIFIED IN ITS ENTIRETY BY THE FULL TEXT OF SECTION 262 OF THE DGCL WHICH IS REPRINTED IN ITS ENTIRETY AS ANNEX III TO THIS PROXY STATEMENT/PROSPECTUS. ALL REFERENCES IN SECTION 262 OF THE DGCL AND IN THIS SUMMARY TO A "STOCKHOLDER" OR "HOLDER" ARE TO THE RECORD HOLDERS OF DISSENTING SHARES.

  Under Section 262 of the DGCL, where a proposed merger is to be submitted for approval at a meeting of stockholders, the corporation, not less than twenty (20) days prior to the meeting, must notify each of its stockholders who was a stockholder on the record date for such meeting with respect to shares for which appraisal rights are available, that appraisal rights are so available, and must include in such notice a copy of Section 262 of the DGCL.

  This Proxy Statement/Prospectus constitutes such notice to the holders of Dissenting Shares and the applicable statutory provisions of the DGCL are attached to this Proxy Statement/Prospectus as Annex III. Any stockholder who wishes to exercise such appraisal rights or who wishes to preserve his or her right to do so should review the following discussion and Annex III carefully, because failure timely and properly to comply with the procedures therein specified will result in the loss of appraisal rights under the DGCL.

  A holder of Dissenting Shares wishing to exercise such holder's appraisal rights (a) must not vote in favor of the Merger Agreement and (b) must deliver to Hudson prior to the vote on the Merger Agreement at the Special Meeting, a written demand for appraisal of such holder's Dissenting Shares. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or against the Merger. This demand must reasonably inform Hudson of the identity of the stockholder and of the stockholder's intent thereby to demand appraisal of Dissenting Shares. A holder of Dissenting Shares wishing to exercise such holder's appraisal rights must be the holder of record of such Dissenting Shares on the date the written demand for appraisal is made and must continue to hold such Dissenting Shares until the consummation of the Merger. Accordingly, a holder of Dissenting Shares who is the holder of record of Dissenting Shares on the date the written demand for appraisal is made, but who thereafter transfers such Dissenting Shares prior to consummation of the Merger, will lose any right to appraisal in respect of such Dissenting Shares.

  Only a holder of record of Dissenting Shares is entitled to assert appraisal rights for the Dissenting Shares registered in that holder's name. A demand for appraisal should be executed by or on behalf of the holder of record, fully and correctly, as such holder's name appears on such holder's stock certificates. If the Dissenting Shares are held of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the Dissenting Shares are held of record by more than one owner as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the holder of record and expressly disclose the fact that, in executing the demand, the agent is agent for such holder. A holder of record such as a broker who holds Dissenting Shares as nominee for several beneficial owners may exercise appraisal rights with respect to the Dissenting Shares held for one or more beneficial owners while not exercising such rights with respect to the Dissenting Shares held for other beneficial owners; in such case, the written demand should set forth the number of Dissenting Shares as to which appraisal is sought. When no number of Dissenting Shares is expressly mentioned, the demand will be presumed to cover all Dissenting Shares in brokerage accounts or other nominee forms and those who wish to exercise appraisal rights under
Section 262 of the DGCL are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

  ALL WRITTEN DEMANDS FOR APPRAISAL SHOULD BE SENT OR DELIVERED TO HUDSON FOODS, INC., 1225 HUDSON ROAD, ROGERS, ARKANSAS 72756, ATTENTION: SECRETARY.

  Within ten (10) days after the consummation of the Merger, the Surviving Corporation will notify each stockholder who has properly asserted appraisal rights under Section 262 of the DGCL and has not voted in favor of the Merger Agreement of the date the Merger became effective.

  Within 120 days after the consummation of the Merger, but not thereafter, the Surviving Corporation or any stockholder who has complied with the statutory requirements summarized above may file a petition in the Court of Chancery demanding a determination of the fair value of the Dissenting Shares. Neither Hudson nor the Surviving Corporation is under any obligation, and Hudson has no present intention, to file a petition with respect to the appraisal of the fair value of the Dissenting Shares. Accordingly, it is the obligation of stockholders wishing to assert appraisal rights to initiate all necessary action to perfect their appraisal rights within the time prescribed in Section 262 of the DGCL.

  Within 120 days after the consummation of the Merger, any stockholder who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the Surviving Corporation a statement setting forth the aggregate number of Dissenting Shares not voted in favor of adoption of the Merger Agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such Dissenting Shares. Such statements must be mailed within ten (10) days after a written request therefor has been received by the Surviving Corporation.

  If a petition for an appraisal is filed timely, after a hearing on such petition, the Court of Chancery will determine the stockholders entitled to appraisal rights and will appraise the "fair value" of their Dissenting Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. Stockholders considering seeking appraisal should be aware that the fair value of their Dissenting Shares as determined under Section 262 of the DGCL could be more than, the same as or less than the value of the consideration they would receive pursuant to the Merger Agreement if they did not seek appraisal of their Dissenting Shares and that investment banking opinions as to fairness from a financial point of view are not necessarily opinions as to fair value under Section 262 of the DGCL. The Supreme Court of the State of Delaware has stated that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in the appraisal proceedings.

  The Court of Chancery will determine the amount of interest, if any, to be paid upon the amounts to be received by stockholders whose Dissenting Shares have been appraised. The costs of the action may be determined by the Court of Chancery and taxed upon the parties as the Court of Chancery deems equitable. The Court of Chancery may also order that all or a portion of the expenses incurred by any stockholder in connection with an appraisal, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all of the Dissenting Shares entitled to appraisal.

  Any holder of Dissenting Shares who has duly demanded an appraisal in compliance with Section 262 of the DGCL will not, after the consummation of the Merger, be entitled to vote the Dissenting Shares for any purpose or be entitled to the payment of dividends or other distributions on those Dissenting Shares (except dividends or other distributions payable to holders of record of Dissenting Shares as of a record date prior to the consummation of the Merger).

  If any stockholder who properly demands appraisal of Dissenting Shares under
Section 262 of the DGCL fails to perfect, or effectively loses or withdraws, the right to appraisal, as provided in Section 262 of the DGCL, the Dissenting Shares of such stockholder will be converted into the right to receive the Per Share Merger Consideration in accordance with the Merger Agreement. A stockholder will fail to perfect, or effectively lose or withdraw, the right to appraisal if, among other things, no petition for appraisal is filed within 120 days after the consummation of the Merger, or if the stockholder delivers to Hudson a written withdrawal of the demand for appraisal. Any such attempt to withdraw an appraisal demand more than sixty (60) days after the consummation of the Merger will require the written approval of the Surviving Corporation.

  FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 262 OF THE DGCL FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS (IN WHICH EVENT A STOCKHOLDER WILL BE ENTITLED TO RECEIVE THE PER SHARE MERGER CONSIDERATION IN ACCORDANCE WITH THE MERGER AGREEMENT).

                              PRO FORMA COMBINED
                        CONDENSED FINANCIAL STATEMENTS

  The Unaudited Pro Forma Combined Condensed Balance Sheet at September 27, 1997 (the "Pro Forma Balance Sheet") and the Unaudited Pro Forma Combined Condensed Statement of Income for the fiscal year ended September 27, 1997 (the "Pro Forma Income Statement" and, together with the Pro Forma Balance Sheet, the "Pro Forma Financial Statements") are presented using the purchase method of accounting to give effect to the Merger and reflect the combination of consolidated historical financial data of Hudson and Tyson.

  The Pro Forma Balance Sheet is derived from the audited financial statements of Hudson and Tyson contained in their respective Annual Reports on Form 10-K for the fiscal year ended September 27, 1997, which are incorporated by reference herein, and is presented as if the Merger had occurred on September 27, 1997. The Pro Forma Income Statement has been derived from the audited financial statements of Hudson and Tyson contained in their respective Annual Reports on Form 10-K for the fiscal year ended September 27, 1997, which are incorporated by reference herein, and is presented as if the Merger had occurred on September 29, 1996.

  The pro forma adjustments reflected in the Pro Forma Financial Statements represent estimated values and amounts based on available information regarding Hudson's assets and liabilities. The actual adjustments that will result from the Merger will be based on further evaluations and may differ substantially from the adjustments presented herein. The Pro Forma Financial Statements are presented for illustrative purposes only and are not necessarily indicative of the financial position or operating results that would have been achieved had the Merger been consummated as of the dates indicated or of the results that may be obtained in the future.

  The Pro Forma Financial Statements should be read in conjunction with the accompanying notes and the historical financial statements of Hudson and Tyson incorporated by reference herein. See "AVAILABLE INFORMATION" and "INCORPORATION OF DOCUMENTS BY REFERENCE."

TYSON FOODS, INC.
UNAUDITED PRO FORMA COMBINED BALANCE SHEET
SEPTEMBER 27, 1997
(IN MILLIONS)

                                                            PRO FORMA
                                  TYSON      HUDSON    -----------------------
                               FOODS, INC. FOODS, INC. ADJUSTMENTS    COMBINED
                               ----------- ----------- -----------    --------
ASSETS
Current assets:
  Cash and cash equivalents..   $    23.6    $   2.8     $   --       $   26.4
  Accounts receviable........       617.8      128.2         --          746.0
  Inventories................       886.1      243.9         --        1,130.0
  Other current assets.......        45.0       73.4         --          118.4
                                ---------    -------     -------      --------
Total current assets.........     1,572.5      448.3         --        2,020.8
Net property, plant and
 equipment...................     1,924.8      389.0        50.0 (1)   2,363.8
Excess of investments over
 net assets acquired.........       731.1       13.6       (13.6)(2)
                                                            14.6 (7)
                                                           328.5 (2)
                                                             5.0 (10)  1,079.2
Investments and other as-
 sets........................       182.6       36.1        12.7 (8)     231.4
                                ---------    -------     -------      --------
Total assets.................   $ 4,411.0    $ 887.0     $ 397.2      $5,695.2
                                =========    =======     =======      ========
LIABILITIES AND SHAREHOLDERS'
 EQUITY
Current liabilities:
  Notes payable..............   $    37.3    $  78.0     $   --       $  115.3
  Current portion of long-
   term debt.................        94.6       25.7         --          120.3
  Trade accounts payable.....       290.3       67.5         --          357.8
  Other accrued liabilities..       298.8       64.1         5.0 (10)
                                                             0.3 (7)
                                                             2.7 (8)
                                                            38.3 (6)     409.2
                                ---------    -------     -------      --------
Total current liabilities....       721.0      235.3        46.3       1,002.6
Long-term debt...............     1,558.2      269.3       257.4 (3)   2,084.9
Deferred income taxes........       506.1       78.3       (38.3)(6)
                                                            18.5 (9)     564.6
Other liabilities............         4.2        --         14.3 (7)
                                                            10.0 (8)      28.5
Shareholders' equity:
  Class A common stock.......        11.9        0.2        (0.2)(4)
                                                             1.8 (5)      13.7
  Class B common stock.......        10.3        0.1        (0.1)(4)      10.3
  Capital in excess of par
   value.....................       379.1      161.4       391.3 (5)
                                                          (161.4)(4)     770.4
  Retained earnings..........     1,390.8      153.6      (153.6)(4)   1,390.8
  Currency translation ad-
   justment..................        (2.5)       --          --           (2.5)
                                ---------    -------     -------      --------
                                  1,789.6      315.3        77.8       2,182.7
  Less treasury stock........       165.6       11.2       (11.2)(4)     165.6
  Less unamortized deferred
   compensation..............         2.5        --          --            2.5
                                ---------    -------     -------      --------
Total shareholders' equity...     1,621.5      304.1        89.0       2,014.6
                                ---------    -------     -------      --------
Total liabilities and share-
 holders' equity.............   $ 4,411.0    $ 887.0     $ 397.2      $5,695.2
                                =========    =======     =======      ========

                            See accompanying notes.

                         NOTES TO UNAUDITED PRO FORMA
                            COMBINED BALANCE SHEET
                             (DOLLARS IN MILLIONS)

 (1) To increase the property, plant and equipment of Hudson to estimated fair market value.
 (2) To record the remaining excess of investments over net assets acquired as follows:

  Purchase price paid:
    Cash paid for all outstanding Hudson shares (30,648,076 shares at
     $8.40 per share).................................................. $257.4
    Tyson Class A Common Stock issued for all Hudson shares based upon market value of Tyson Class A Common Stock at September 3, 1997, the day before the transaction was announced, of $21.375
     (18,388,846 at $21.375)...........................................  393.1
                                                                        ------
      Total purchase price............................................. $650.5
                                                                        ======
  Purchase price allocated:
    Book value of Hudson's net assets acquired......................... $304.1
    To increase Hudson's property, plant and equipment to their fair
     market value......................................................   50.0
    To increase deferred taxes on the estimated amount of excess purchase price that is expected to be assigned to property, plant and equipment.....................................................  (18.5)
    To eliminate Hudson's excess of investments over net assets acquired..........................................................  (13.6)
    Remaining amount of excess of investment over net assets acquired..  328.5
                                                                        ------
      Total purchase price............................................. $650.5
                                                                        ======

 (3) To reflect incremental additional debt required to finance the Merger. Much of Hudson's debt may be retired and replaced with new debt; however, it is expected that the current maturities will approximate those presented above.
 (4) To eliminate Hudson's stockholders' equity balances.
 (5) To reflect the additional shares of Tyson Class A Common Stock to be issued in the Merger at Tyson's market value on September 3, 1997 of $21.375.
 (6) To reflect deferred taxes due currently. As a result of the Merger, Hudson will cease to be a family-owned farming business and related taxes deferred under Section 447(i) of the Code will be currently payable.
 (7) To record the estimated present value liability for the accelerated vesting of Hudson's contractual severance plan resulting from a change in ownership using a discount rate of 8%.
 (8) To record the estimated present value liability for the Consulting Agreements using a discount rate of 8%. For a summary of the terms and conditions of the Consulting Agreements, see "OTHER AGREEMENTS-- Consulting Agreements." The terms and annual compensation under the Consulting Agreements are as follows:

                                                                                 ANNUAL
   CONSULTANT                               TERM                              COMPENSATION
   ----------                            ----------                           ------------
   James T. Hudson                       Five years                            $2,000,000
   Michael T. Hudson                     Ten years                                350,000
   Charles B. Jurgensmeyer               Ten years                                350,000

 (9) To reflect deferred taxes on the estimated amount of excess purchase price that is expected to be assigned to property, plant and equipment.
(10) To reflect estimated fees and other expenses of the Merger.

TYSON FOODS, INC.
UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
FISCAL YEAR ENDED SEPTEMBER 27, 1997
(IN MILLIONS, EXCEPT PER SHARE DATA)

                                                             PRO FORMA
                                   TYSON      HUDSON    ----------------------
                                FOODS, INC. FOODS, INC. ADJUSTMENTS   COMBINED
                                ----------- ----------- -----------   --------
Sales.........................   $6,355.7    $1,665.1     $   --      $8,020.8
Cost of sales.................    5,318.0     1,490.6         3.3 (1)  6,811.9
                                 --------    --------     -------     --------
                                  1,037.7       174.5        (3.3)     1,208.9
Expenses:
  Selling.....................      513.3       111.6         --         624.9
  General and administrative..       96.9        32.5        (0.0)(2)    129.4
  Amortization................       27.6         --          8.7 (3)     36.3
  International
   reorganization.............        --         24.2         --          24.2
  Other special charges.......        --         28.3         --          28.3
                                 --------    --------     -------     --------
Operating income (loss).......      399.9       (22.1)      (12.0)       365.8
Other expense (income):
  Interest....................      110.4        13.3        17.6 (4)    141.3
  Other.......................      (40.2)       (0.9)        --         (41.1)
                                 --------    --------     -------     --------
Income (loss) before taxes on
 income.......................      329.7       (34.5)      (29.6)       265.6
Provision (benefit) for income
 taxes........................      143.9       (13.3)       (7.7)(5)    122.9
                                 --------    --------     -------     --------
Net income (loss).............   $  185.8    $  (21.2)    $ (21.9)    $  142.7
                                 ========    ========     =======     ========
Average shares outstand-
 ing(6).......................      218.2        30.2                    236.6
Earnings (loss) per share.....   $   0.85    $  (0.70)                $   0.60


                            See accompanying notes.

               NOTES TO UNAUDITED PRO FORMA STATEMENT OF INCOME

(1) To increase depreciation expense for the amount of the purchase price allocated to property, plant and equipment. Additional depreciation computed using the straight-line method over an average useful life of fifteen years.
(2) To reflect amortization of consulting and non-compete fees over the term of the Consulting Agreements ranging from five to ten years, offset by reduced salary and bonus payments of $2.7 million for three key Hudson executives who will not be continuing as officers.
(3) To amortize the excess of investment over net assets acquired in the Merger over forty years.
(4) To reflect increased interest expense resulting from (a) debt incurred in connection with the Merger based on an assumed interest rate of 6.85% which was Tyson's average interest rate for the fiscal year ended September 27, 1997 for total debt and (b) the discount at a rate of 8% from the estimated present value liability reflected on the Pro Forma Balance Sheet for Consulting Agreements.
(5) To reflect the net tax benefit resulting from the additional depreciation and interest expense at an effective rate of 37%.
(6) On January 10, 1997, Tyson's Board of Directors authorized a three-for-two stock split in the form of a stock dividend effective February 15, 1997 for shareholders of record on February 1, 1997. All references to number of shares, per share amounts and average shares outstanding in the Unaudited Pro Forma Combined Statement of Income have been restated to reflect such stock split.

                              SELLING STOCKHOLDER

  Pursuant to the Registration Rights Agreement to be entered into at the Effective Time, James T. Hudson, Chairman and the principal stockholder of Hudson, will, among other things, be entitled to cause Tyson to register under the Securities Act the resale of the shares of Tyson Class A Common Stock received by him in the Merger. See "OTHER AGREEMENTS--Registration Rights Agreement." In order to reduce the administrative burden on Tyson resulting from its obligations under the Registration Rights Agreement, Tyson has registered the offer and sale by Mr. Hudson of shares of Tyson Class A Common Stock received by him in the Merger pursuant to the Registration Statement relating to this Proxy Statement/Prospectus. As a result, all of the 4,623,617 shares of Tyson Class A Common Stock to be owned by Mr. Hudson following the Merger may be offered and sold by Mr. Hudson pursuant to the Registration Statement of which this Proxy Statement/Prospectus constitutes a part.

  In addition to sales pursuant to the Registration Statement, the Selling Stockholder will be permitted to resell the shares of Tyson Class A Common Stock owned by him pursuant to, and subject to the limitations under, Rule 145 under the Securities Act.

  Pursuant to the Consulting Agreement between Tyson and Mr. Hudson, Mr. Hudson agreed that he will not, for a period of two years commencing as of the Effective Time, enter into any transaction or arrangement with respect to shares of Tyson Class A Common Stock received by him in the Merger to the extent that such transaction or arrangement (combined with any other transactions or arrangements entered into by Mr. Hudson) would result in causing Mr. Hudson not to satisfy the "continuity of proprietary interest" requirement under Section 368 of the Code with respect to such shares, unless at least thirty (30) business days prior to entering into any such proposed transactions or arrangements, Mr. Hudson provides at his expense a written opinion of nationally recognized tax counsel, in form and substance reasonably acceptable to Tyson, that such proposed transactions will not adversely affect the treatment of the Merger as a reorganization within the meaning of Section 368 of the Code. See "OTHER AGREEMENTS--Consulting Agreements."

                      DESCRIPTION OF TYSON CAPITAL STOCK

  The following statements are brief summaries of certain provisions with respect to Tyson's capital stock. The summaries do not purport to be complete and such statements are qualified in their entirety by reference to Tyson's Certificate of Incorporation, as amended (the "Tyson Charter"), and Amended and Restated By-Laws (the "Tyson By-Laws"), copies of which have been filed as exhibits to the Registration Statement and are incorporated herein by reference.

COMMON STOCK

  Tyson currently has issued and outstanding two classes of capital stock, the Tyson Class A Common Stock and the Class B Common Stock, par value $.10 per share, of Tyson (the "Tyson Class B Common Stock" and, together with the Tyson Class A Common Stock, "Tyson Common Stock"). The Tyson Charter authorizes the issuance of up to 900 million shares of each of the Tyson Class A Common Stock and the Tyson Class B Common Stock. The holders of the Tyson Class A Common Stock are entitled to one vote, and the holders of the Tyson Class B Common Stock are entitled to ten (10) votes, for each share held of record on all matters submitted to a vote of stockholders, including the election of directors. Except as required by law, holders of Tyson Class A Common Stock and Tyson Class B Common Stock vote together as a single class. Holders of Tyson Class A Common Stock and holders of Tyson Class B Common Stock do not have cumulative voting rights. Holders of Tyson Class A Common Stock and Tyson Class B Common Stock are entitled to receive such dividends and other distributions as may be determined by the Tyson Board out of any funds legally available therefor; provided, however, that no cash dividend may be paid on the Tyson Class B Common Stock unless a cash dividend is simultaneously paid on the Tyson Class A Common Stock, and the amount of the cash dividend paid on the Tyson Class B Common Stock cannot exceed 90% of the cash dividend simultaneously paid on the Tyson Class A Common Stock.

  Upon liquidation of Tyson, the holders of the Tyson Class A Common Stock and the Tyson Class B Common Stock share ratably in the assets, if any, remaining after payment of all debts and liabilities of Tyson. Such holders do not have preemptive, conversion or redemption rights, except that each holder of the Tyson Class B Common Stock may, at such holder's option, and upon written notice to Tyson, convert each share of Tyson Class B Common Stock into one (1) fully paid and nonassessable share of Tyson Class A Common Stock.

  Article Fourth of the Tyson Charter provides that the holders of the outstanding shares of Tyson Class B Common Stock may waive or suspend (i) certain of their rights to convert their shares of Tyson Class B Common Stock into shares of Tyson Class A Common Stock as provided in such stock certificates and (ii) Tyson's obligation imposed by a covenant contained in such Article to reserve and keep available for issuance shares of Tyson Class A Common Stock sufficient to provide for any such conversion.

  The transfer agent for the Tyson Class A Common Stock and the Tyson Class B Common Stock is First Chicago Trust Company of New York.

         COMPARISON OF THE RIGHTS OF HOLDERS OF HUDSON COMMON STOCK
                            AND TYSON COMMON STOCK

  The statements set forth under this heading with respect to the DGCL, the Tyson Charter, the Tyson By-laws, the Restated Certificate of Incorporation of Hudson (the "Hudson Charter") and the Restated By-laws of Hudson (the "Hudson By-laws") (copies of which have been filed as exhibits to the Registration Statement and are incorporated herein by reference) are brief summaries thereof and do not purport to be complete. Such statements are qualified in their entirety by reference to the full text of the DGCL, the Tyson Charter, the Tyson By-laws, the Hudson Charter and the Hudson By-laws. See "AVAILABLE INFORMATION."

  The following summary compares certain rights of the holders of Tyson Common Stock to the rights of the holders of Hudson Common Stock. The rights of Hudson stockholders are governed principally by the DGCL, the Hudson Charter and the Hudson By-laws. Upon consummation of the Merger, such stockholders will become holders of Tyson Class A Common Stock, and their rights will be governed principally by the DGCL, the Tyson Charter and the Tyson By-laws.

DIVIDEND RIGHTS

  The rights of Hudson stockholders and Tyson stockholders with respect to the receipt of dividends are substantially the same. Upon the exchange of shares of Hudson Class B Common Stock for shares of Tyson Class A Common Stock in the Merger, holders of Hudson Class B Common Stock will no longer be subject to certain restrictions with respect to the payment of dividends on the Hudson Class B Common Stock. See "DESCRIPTION OF TYSON COMMON STOCK" and "SUMMARY-- Market Prices and Dividends Paid."


  Under the DGCL, a corporation may pay dividends when, as and if declared by the corporation's board of directors out of surplus (defined as the excess, if any, of net assets over capital) or, if no such surplus exists, out of its net profits for the fiscal year in which such dividends are declared for its preceding fiscal year, provided that dividends may not be paid out of net profits if the capital of such corporation is less than the aggregate amount of capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

VOTING RIGHTS

  Each share of Hudson Class A Common Stock and each share of Tyson Class A Common Stock is entitled to one (1) vote per share on all matters submitted to a vote of stockholders. Each share of Hudson Class B Common Stock and each share of Tyson Class B Common Stock is entitled to ten (10) votes per share on each matter submitted to a vote of stockholders. Holders of Hudson Class A Common Stock and Hudson Class B Common Stock, and holders of Tyson Class A Common Stock and Tyson Class B Common Stock, vote together as a single class. Upon the exchange of shares of Hudson Class B Common Stock for shares of Tyson Class A Common Stock in the Merger, former holders of Hudson Class B Common Stock (like other holders of Tyson Class A Common Stock) will be entitled to only one (1) vote per share on all matters submitted to a vote of stockholders.

  The directors of both Hudson and Tyson are elected by a majority of the votes cast, provided a quorum is present. Except as otherwise provided by the DGCL, approval of all other matters submitted to a vote of stockholders of Hudson or Tyson requires the affirmative vote of a majority of the votes cast, provided a quorum is present.

DIRECTORS

  Number and Election of Directors. Under the DGCL, the certificate of incorporation or by-laws of a corporation may specify the number of directors that serve on such corporation's Board of Directors. The Hudson Board currently is comprised of eight directors. The Hudson By-laws provide that the Hudson Board shall consist of not less than three nor more than fifteen directors. The Tyson By-laws provide that the number of directors serving on the Tyson Board shall be as determined by the Tyson Board. The Tyson Board currently is comprised of eleven directors.

  Pursuant to the Hudson By-laws and the Tyson By-laws, respectively, the directors of each of Hudson and Tyson are elected annually by a vote of the corporations' respective stockholders. Both the Hudson By-laws and the Tyson By-laws provide that vacancies or newly created directorships may be filled by the vote of a majority of the directors then in office, even though less than a quorum. The Tyson By-laws provide that any stockholder wishing to nominate a person to serve as a candidate for election to the Tyson Board must submit the name of such candidate in writing to the current Tyson Board on or before September 30 of any year. No comparable provision is included in the Hudson Charter or the Hudson By-laws.

  Fiduciary Duties of Directors. Under the DGCL, the business and affairs of a corporation are managed by or under the direction of its board of directors. In exercising their powers, directors are charged with an unyielding fiduciary duty to protect the interests of the corporation and to act in the best interests of its stockholders. In recognition of the managerial prerogatives granted to the directors of a Delaware corporation, Delaware law presumes that, in making a business decision, such directors are disinterested and act on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of such corporation, which presumption is known as the "business judgment rule." A party challenging the propriety of a decision of a board of directors bears the burden of rebutting the applicability of the presumption of the business judgment rule by demonstrating that, in reaching their decision, the directors breached one or more of their fiduciary duties -- good faith, loyalty and due care. If the presumption is not rebutted, the business judgment rule attaches to protect the directors and their decisions, and their business judgments will not be second guessed. Where, however, the presumption is rebutted, the directors bear the burden of demonstrating the entire fairness of the relevant transaction. Notwithstanding the foregoing, Delaware courts subject directors' conduct to enhanced scrutiny in respect of defensive actions taken in response to a threat to corporate control and approval of a transaction resulting in a sale of such control.

CALL OF SPECIAL MEETINGS

  The Hudson By-laws provide that, except as otherwise provided by law or the Hudson Charter, a special meeting of Hudson's stockholders may be called at any time by the President and shall be called by the President or the Secretary at the request of a majority of the Hudson Board or at the request in writing of the holders of a majority of Hudson's issued and outstanding capital stock. The Tyson By-laws provide that, except as otherwise provided by law or by the Tyson Charter, a special meeting of Tyson's stockholders may be called at any time by the Senior Chairman of the Tyson Board, the Chairman of the Tyson Board, the Chief Executive Officer or the President, and shall be called by any such officer at the request in writing of a majority of the Tyson Board or at the request in writing of stockholders owning a majority of the stock of Tyson, issued and outstanding and entitled to vote. A special meeting of the stockholders of either Hudson or Tyson may be called for any purpose or purposes.

ACTION BY STOCKHOLDERS WITHOUT A MEETING

  Both the Hudson By-laws and the Tyson By-laws provide that stockholders may act on any matter by written consent in lieu of voting on such matter at an annual or special meeting of stockholders. Approval of any matter by written consent of the stockholders of either Hudson or Tyson requires the affirmative vote of the holders of outstanding stock of either Hudson or Tyson, as the case may be, having not less than the minimum number of votes required to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

STOCKHOLDER PROPOSALS

  The Hudson By-laws provide that any stockholder seeking to have a proposal considered at an annual meeting must submit such proposal to Hudson's Secretary at least 120 days in advance of the date set for the annual meeting. The Tyson By-laws provide that for business to be brought at an annual meeting by a stockholder, the stockholder must give timely notice thereof to Tyson's Secretary. To be timely, a stockholder's notice must be received by Tyson not less than 75 days nor more than 100 days prior to the date set for the meeting; provided, however, that in the event that less than 85 days' prior notice or public disclosure of the date of the meeting is given or made to Tyson's stockholders, notice by the stockholder to be timely must be received within ten (10) days after the notice of the date of the annual meeting was mailed or such public disclosure was made.

AMENDMENT TO CERTIFICATE OF INCORPORATION

  Under the DGCL, both the Hudson Charter and the Tyson Charter may be amended by approval of the Hudson Board and the Tyson Board, respectively, and the affirmative vote of the holders of shares of Hudson voting stock or Tyson voting stock, respectively, voting as a single class, representing a majority of the votes entitled to be cast on such amendment. Notwithstanding any provision of a corporation's certificate of incorporation to the contrary, pursuant to Section 242(b) of the DGCL, holders of a class of a corporation's stock are entitled to vote as a class on the approval and adoption of any amendment to the corporation's certificate of incorporation which would: (i) increase or decrease the aggregate number of authorized shares of such class;
(ii) increase or decrease the par value of the shares of such class; or (iii) alter or change the powers, preferences or rights of such class so as to affect them adversely.

AMENDMENT TO BY-LAWS

  The Hudson By-laws and the Tyson By-laws may each be altered, amended or repealed by the stockholders of Hudson or Tyson, respectively, or by the respective boards of directors of Hudson or Tyson. New by-laws may also be adopted by the stockholders of either corporation and by either corporation's board of directors. The alteration, amendment or repeal of the Hudson By-laws or the Tyson By-laws, as the case may be, or the adoption of new by-laws can be effected at any annual meeting of stockholders, any meeting of the Hudson Board or the Tyson Board, respectively, or at any special meeting of the stockholders of either corporation, provided notice of such alteration, amendment, repeal or adoption is included in the notice relating to the special meeting.

APPROVAL OF MERGERS AND ASSET SALES

  Under the DGCL, unless required by its certificate of incorporation (neither the Hudson Charter nor the Tyson Charter contains such a provision), no vote of the stockholders of a constituent corporation surviving a merger is necessary to authorize such merger if: (i) the agreement of merger does not amend the certificate of incorporation of such constituent corporation; (ii) each share of stock of such constituent corporation outstanding prior to such merger is to be an identical outstanding or treasury share of the surviving corporation after such merger; (iii) either no shares of common stock of the surviving corporation and no shares, securities or obligations convertible into such common stock are to be issued under such agreement of merger, or the number of shares of common stock issued or so issuable does not exceed 20% of the number thereof outstanding immediately prior to such merger; and (iv) certain other conditions are satisfied. In addition, the DGCL provides that a parent corporation that is the record holder of at least 90% of the outstanding shares of each class of stock of a subsidiary may merge such subsidiary into such parent corporation without the approval of such subsidiary's stockholders or board of directors. Whenever the approval of the stockholders of a corporation is required for an agreement of merger or consolidation or for a sale, lease or exchange of all or substantially all of its assets, such agreement, sale, lease or exchange must be approved by the affirmative vote of the holders of a majority of outstanding shares of such corporation entitled to vote thereon.

RIGHTS OF APPRAISAL

  The DGCL provides for appraisal rights only in the case of certain mergers or consolidations and not (unless the certificate of incorporation of a corporation so provides, which neither the Hudson Charter nor the Tyson Charter does) in the case of other mergers, a sale or transfer of all or substantially all of its assets or an amendment to its certificate of incorporation. Moreover, the DGCL does not provide appraisal rights in connection with a merger or consolidation (unless the certificate of incorporation so provides, which neither the Hudson Charter nor the Tyson Charter does) to the holders of shares of a constituent corporation listed on a national securities exchange (or designated as a national market system security by the National Association of Securities Dealers, Inc.) or held of record by more than 2,000 stockholders, unless the applicable agreement of merger or consolidation requires the holders of such shares to receive, in exchange for such shares, any property other than shares of stock of the resulting or surviving corporation, shares of stock of any other corporation listed on a national securities exchange (or designated as described above) or held of record by more than 2,000 holders, cash in lieu of any fractional shares or any combination of the foregoing. In addition, the DGCL denies appraisal rights to the stockholders of the surviving corporation in a merger if such merger did not require for its approval the vote of the stockholders of such surviving corporation. See "-- Approval of Merger and Asset Sales."

LIMITATION OF LIABILITY

  Section 102(b)(7) of the DGCL allows a Delaware corporation to limit or eliminate the personal liability of directors to a corporation and its stockholders for monetary damages for breach of fiduciary duty as a director, subject to certain limitations. The Hudson Charter and the Tyson Charter provide for the limitation of liability as permitted by Section 102(b)(7).

  While these provisions provide directors with protection from awards for monetary damages for breaches of their duty of care, they do not eliminate such duty. Accordingly, these provisions will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director's breach of his or her duty of care. Also, these provisions do not eliminate or limit the liability of a director for breach of the duty of loyalty, acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, unlawful dividends or stock repurchases, or any transaction from which the director derived an improper personal benefit. The provisions described above apply to an officer of a corporation only if he or she is a director of such corporation and is acting in his or her capacity as director, and do not apply to officers of the corporation who are not directors.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

  Section 145 of the DGCL provides that a Delaware corporation may indemnify its officers and directors who are a party, or threatened to be made a party, to any threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was a director, officer or employee of the corporation by, among other things, a majority vote of directors who were not parties to such action, suit or proceeding (whether or not a quorum), provided that such officers and directors acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation. The Hudson Charter and the Tyson By-laws each provide for indemnification of officers and directors to the fullest extent permitted by
Section 145 of the DGCL.

STATE ANTI-TAKEOVER STATUTE

  Section 203 of the DGCL, a statutory provision restricting business combinations with certain stockholders who acquire 15% or more of a Delaware corporation's voting stock, is applicable to both Hudson and Tyson. Section 203 prohibits certain "business combination" transactions (defined broadly to include mergers, consolidations, sales or other disposition of assets having an aggregate value in excess of 10% of the consolidated assets of the corporation, and certain transactions that would increase the interested stockholder's proportionate share ownership in the corporation) between a publicly held Delaware corporation and any "interested stockholder" for a period of three years after the date on which the interested stockholder became an interested stockholder unless (a) prior to that date the corporation's board of directors approved either the proposed business combination or the transaction which resulted in the interested stockholder becoming an interested stockholder, (b) upon consummation of the transaction which resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (i) by persons who are directors and also officers and (ii) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or (c) on or subsequent to such date the business combination is approved by the corporation's board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

  Section 203 would not preclude the holders of a controlling interest from exercising control over Hudson or Tyson and would not prevent a hostile takeover or hostile acquisition of control of Hudson or Tyson. Section 203 may, however, discourage or make more difficult a hostile takeover or acquisition of control.

LIQUIDATION RIGHTS

  The rights of the holders of Hudson Common Stock upon the liquidation or dissolution of Hudson are substantially the same as the holders of Tyson Common Stock upon the liquidation or dissolution of Tyson. See "DESCRIPTION OF TYSON COMMON STOCK."

                        INDEPENDENT PUBLIC ACCOUNTANTS

  The consolidated financial statements of Tyson incorporated by reference in, and the consolidated financial statement schedule appearing in, Tyson's Annual Report on Form 10-K for the year ended September 27, 1997 have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

  The consolidated balance sheets of Hudson as of September 27, 1997 and September 28, 1996 and the consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended September 27, 1997 incorporated by reference in this Proxy Statement/Prospectus, have been incorporated by reference herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

  Representatives of Coopers & Lybrand L.L.P. are expected to be present at the Special Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                                LEGAL OPINIONS

  The validity of the shares of Tyson Class A Common Stock being offered hereby is being passed upon for Tyson by Skadden, Arps, Slate, Meagher & Flom LLP.

  Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to Tyson, and Davis Polk & Wardwell, special counsel to Hudson, have each given opinions to the effect that the discussion under the caption "CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS," subject to certain qualifications, fairly and accurately describes the material U.S. federal income tax consequences of the Merger to holders of Hudson Common Stock that exchange such stock for Tyson Class A Common Stock and cash pursuant to the Merger.

                                                                         ANNEX I
                                                                         -------

                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                               TYSON FOODS, INC.,

                            HFI ACQUISITION SUB INC.

                                      AND

                               HUDSON FOODS, INC.

                         DATED AS OF SEPTEMBER 4, 1997

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
                                ARTICLE I
THE MERGER................................................................  I-2
  Section  1.1 The Merger.................................................  I-2
  Section  1.2 Closing....................................................  I-2
  Section  1.3 Effective Time ............................................  I-2
  Section  1.4 Certificate of Incorporation and By-Laws...................  I-3
  Section  1.5 Directors and Officers.....................................  I-3


                                ARTICLE II

CONVERSION OF SHARES......................................................  I-3
  Section  2.1 Conversion of Shares.......................................  I-3
  Section  2.2 Exchange Procedures........................................  I-4
  Section  2.3 Dividends; Transfer Taxes; Withholding.....................  I-5
  Section  2.4 Fractional Shares..........................................  I-6
  Section  2.5 Return of Exchange Fund....................................  I-7
  Section  2.6 Dissenting Shares..........................................  I-7
  Section  2.7 Options....................................................  I-8
  Section  2.8 Closing of Transfer Books..................................  I-8
  Section  2.9 Further Assurances.........................................  I-8


                               ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY.............................  I-9
  Section  3.1 Organization and Good Standing.............................  I-9
  Section  3.2 Certificate of Incorporation and By-Laws...................  I-9
  Section  3.3 Capitalization.............................................  I-9
  Section  3.4 Company Subsidiaries....................................... I-10
  Section  3.5 Corporate Authority........................................ I-11
  Section  3.6 Compliance with Applicable Law............................. I-12
  Section  3.7 Non-Contravention.......................................... I-12
  Section  3.8 Government Approvals; Required Consents.................... I-13
  Section  3.9 SEC Documents and Other Reports............................ I-13
  Section 3.10 Absence of Certain Changes or Events....................... I-14
  Section 3.11 Actions and Proceedings.................................... I-14
  Section 3.12 Absence of Undisclosed Liabilities......................... I-15
  Section 3.13 Contracts.................................................. I-15
  Section 3.14 Taxes...................................................... I-15
  Section 3.15 Intellectual Property...................................... I-16
  Section 3.16 Information in Disclosure Documents and Registration
                Statement................................................. I-16
  Section 3.17 Employee Benefit Plans; ERISA.............................. I-17
  Section 3.18 Environmental Matters...................................... I-18
  Section 3.19 Labor Matters.............................................. I-19
  Section 3.20 Affiliate Transactions..................................... I-19
  Section 3.21 Opinion of Financial Advisor............................... I-19
  Section 3.22 Brokers.................................................... I-19


                                ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER.................... I-20
  Section  4.1 Organization and Good Standing............................. I-20
  Section  4.2 Certificate of Incorporation and By-Laws................... I-20

                                                                           PAGE
                                                                           ----
  Section  4.3 Capitalization............................................. I-20
  Section  4.4 Parent Subsidiaries........................................ I-21
  Section  4.5 Corporate Authority........................................ I-22
  Section  4.6 Compliance with Applicable Law............................. I-22
  Section  4.7 Non-contravention.......................................... I-23
  Section  4.8 Government Approvals; Required Consents.................... I-23
  Section  4.9 SEC Documents and Other Reports............................ I-24
  Section 4.10 Absence of Certain Changes or Events....................... I-24
  Section 4.11 Actions and Proceedings.................................... I-25
  Section 4.12 Absence of Undisclosed Liabilities......................... I-25
  Section 4.13 Information in Disclosure Documents and Registration
                Statement................................................. I-25
  Section 4.14 Affiliate Transactions..................................... I-26
  Section 4.15 Taxes...................................................... I-26
  Section 4.16 Operations of Purchaser.................................... I-27
  Section 4.17 Brokers.................................................... I-27


                                  ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGER.................................... I-27
  Section  5.1 Conduct of Business by the Company Pending the Merger...... I-27


                                  ARTICLE VI

ADDITIONAL AGREEMENTS..................................................... I-29
  Section  6.1 Access and Information..................................... I-29
  Section  6.2 No Solicitation............................................ I-30
  Section  6.3 Third-Party Standstill Agreements.......................... I-31
  Section  6.4 Registration Statement..................................... I-31
  Section  6.5 Proxy Statements; Stockholder Approval..................... I-31
  Section  6.6 Compliance with the Securities Act......................... I-32
  Section  6.7 Reasonable Best Efforts.................................... I-32
  Section  6.8 Employee Benefits.......................................... I-33
  Section  6.9 Public Announcements....................................... I-33
  Section 6.10 Directors' and Officers' Indemnification and Insurance..... I-34
  Section 6.11 Expenses................................................... I-34
  Section 6.12 Listing Application........................................ I-35
  Section 6.13 Supplemental Disclosure.................................... I-35
  Section 6.14 Purchase Plan.............................................. I-35


                               ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE MERGER.................................. I-35
  Section  7.1 Conditions to Each Party's Obligation to Effect the
                Merger.................................................... I-35
  Section  7.2 Conditions to Obligation of Parent and the Purchaser to
                Effect the Merger......................................... I-36
  Section  7.3 Conditions to Obligation of the Company to Effect the
                Merger.................................................... I-38


                               ARTICLE VIII

TERMINATION............................................................... I-39
  Section  8.1 Termination................................................ I-39
  Section  8.2 Effect of Termination...................................... I-40

                                                                            PAGE
                                                                            ----
                                ARTICLE IX
GENERAL PROVISIONS......................................................... I-41
  Section  9.1 Amendment and Modification.................................. I-41
  Section  9.2 Waiver...................................................... I-41
  Section  9.3 Survivability; Investigations .............................. I-41
  Section  9.4 Notices .................................................... I-42
  Section  9.5 Descriptive Headings; Interpretation........................ I-43
  Section  9.6 Entire Agreement............................................ I-43
  Section  9.7 Governing Law............................................... I-43
  Section  9.8 Enforcement ................................................ I-44
  Section  9.9 Counterparts................................................ I-44
  Section 9.10 Assignment; Third-Party Beneficiaries....................... I-44

Exhibit A Form of Stock Voting Agreement................................ Omitted
Exhibit B Form of Affiliate Letter...................................... Omitted

                         AGREEMENT AND PLAN OF MERGER

  AGREEMENT AND PLAN OF MERGER, dated as of September 4, 1997 (this "Agreement"), by and among Tyson Foods, Inc., a Delaware corporation ("Parent"), HFI Acquisition Sub Inc., a Delaware corporation and newly formed, wholly owned subsidiary of Parent (the "Purchaser"), and Hudson Foods, Inc., a Delaware corporation (the "Company").

  WHEREAS, the Boards of Directors of the Parent and the Company have each approved and deem it advisable and in the best interests of their respective stockholders for Parent to acquire the Company upon the terms and subject to the conditions of this Agreement; and

  WHEREAS, it is intended that the transaction be accomplished by a merger of the Company with and into the Purchaser, with the Purchaser continuing as the surviving corporation, (the "Merger"); and

  WHEREAS, as a condition and an inducement to Parent and the Purchaser entering into this Agreement and incurring the obligations set forth herein, concurrently with the execution and delivery of this Agreement, Parent is entering into a Stock Voting Agreement with a stockholder of the Company, who has an aggregate of approximately 65% of the voting power of the outstanding shares of Company Common Stock (as hereinafter defined), in the form of Exhibit A hereto (the "Stock Voting Agreement"); and

  WHEREAS, the Board of Directors of the Company has approved the transactions contemplated by this Agreement and the Stock Voting Agreement in accordance with the provisions of Sections 203 and 251 of the General Corporation Law of the State of Delaware (the "DGCL"), and has resolved, subject to the terms of this Agreement, to recommend the approval of the Merger by its stockholders; and

  WHEREAS, the Board of Directors of the Purchaser has unanimously approved the transactions contemplated by this Agreement and has unanimously resolved, subject to the terms of this Agreement, to recommend the approval of the Merger by Parent, its sole stockholder; and

  WHEREAS, the Board of Directors of Parent has approved the transactions contemplated hereby as sole stockholder of the Purchaser; and

  WHEREAS, the parties hereto intend that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that this Agreement shall be, and is hereby, adopted as a plan of reorganization for purposes of Section 368 of the Code; and

  WHEREAS, this Agreement shall be submitted to the stockholders of the Company for their approval.

  NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                   ARTICLE I

                                  THE MERGER

  Section 1.1 The Merger. Upon the terms and subject to the conditions contained in this Agreement, and in accordance with the DGCL, at the Effective Time (as hereinafter defined), the Company shall be merged with and into the Purchaser, the separate corporate existence of the Company shall thereupon cease, and the Purchaser shall continue as the surviving corporation (sometimes hereinafter referred to as the "Surviving Corporation") and shall continue its corporate existence under the laws of the State of Delaware. In accordance with Section 259 of the DGCL, all of the rights, privileges, powers, immunities, purposes and franchises of the Purchaser and the Company shall vest in the Surviving Corporation and all of the debts, liabilities, obligations and duties of the

Purchaser and the Company shall become the debts, liabilities, obligations and duties of the Surviving Corporation.

  Section 1.2 Closing. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom, 919 Third Avenue, New York, New York, at 10:00 a.m., local time, as promptly as practicable after all of the conditions set forth in Article VII are satisfied or waived or on such other date and at such other time and place as Parent and the Company shall agree (the date on which the Closing actually occurs being referred to herein as the "Closing Date").

  Section 1.3 Effective Time. The Merger shall become effective at the time of filing of, or at such later time specified in, a properly executed certificate of merger (the "Certificate of Merger"), in the form required by and executed in accordance with the DGCL, filed with the Secretary of State of the State of Delaware, in accordance with the provisions of Section 251 of the DGCL. Such filing shall be made contemporaneously with, or immediately after, the Closing. When used in this Agreement, the term "Effective Time" shall mean the date and time at which the Merger shall become effective.

  Section 1.4 Certificate of Incorporation and By-Laws. From and after the Effective Time, the Certificate of Incorporation of the Purchaser as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with Applicable Law (as hereinafter defined); provided that Article I of such Certificate of Amendment shall be amended to change the name of the Surviving Corporation to "Hudson Foods, Inc." From and after the Effective Time, the By-Laws of the Purchaser in effect immediately prior to the Effective Time shall be the By-Laws of the Surviving Corporation until thereafter amended in accordance with Applicable Law.

  Section 1.5 Directors and Officers. From and after the Effective Time, the directors of the Purchaser immediately prior to the Effective Time shall become the directors of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation or By-Laws of the Surviving Corporation or as otherwise provided by law. The officers of the Purchaser at the Effective Time shall become the officers of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation or By-Laws of the Surviving Corporation or as otherwise provided by law.

                                  ARTICLE II

                             CONVERSION OF SHARES

  Section 2.1 Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any shares of Company Common Stock (as defined herein) or any shares of capital stock of the
Purchaser:

    (a) Each share of Class A Common Stock, par value $.01 per share ("Class A Common Stock"), and each share of Class B Common Stock, par value $.01 per share ("Class B Common Stock"), in each case, of the Company (together, Class A Common Stock and Class B Common Stock, "Company Common Stock" or "Shares") issued and outstanding immediately prior to the Effective Time (other than Shares to be cancelled pursuant to Section 2.1(c) hereof and Shares which are held by stockholders exercising appraisal rights under
  Section 262 of the DGCL) shall be converted into the right to receive (i) $8.40 in cash, without interest thereon, and (ii) six-tenths (0.6) of a validly issued, fully paid and nonassessable share of Class A Common Stock, par value $.10 per share ("Parent Common Stock"), of Parent (collectively, the "Per Share Merger Consideration").

    (b) Each share of common stock, par value $.01, of the Purchaser ("Purchaser Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into one duly issued, validly authorized, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

    (c) All Shares that are owned by the Company as treasury stock shall automatically be cancelled and retired and shall cease to exist and no consideration shall be delivered or deliverable in exchange therefor.

    (d) All Shares converted pursuant to Section 2.1(a) shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist and each holder of a certificate which immediately prior to the Effective Time represented such outstanding Shares (the "Certificates") shall cease to have any rights as stockholders of the Company, except the right to receive the consideration set forth in Section 2.1(a) for each such Share.

    (e) If between the date of this Agreement and the Effective Time, the outstanding shares of Parent Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares (other than as a result of conversions of capital stock of Parent permitted by Parent's Certificate of Incorporation, as in effect on the date hereof), the number of shares of Parent Common Stock to be issued in the Merger shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, upon surrender of the certificate formerly representing Shares in the manner provided in
  Section 2.2 hereof.

  Section 2.2 Exchange Procedures.

    (a) Parent shall designate a bank or trust company to act as Exchange Agent hereunder (the "Exchange Agent") reasonably satisfactory to the Company. Immediately following the Effective Time, Parent shall deliver, in trust, to the Exchange Agent, for the benefit of the holders of Shares, for exchange in accordance with this Article II through the Exchange Agent, (i) cash in an amount sufficient to make any cash payment due under Sections 2.1(a) and 2.4 hereof (the "Exchange Fund") and (ii) certificates evidencing the shares of Parent Common Stock issuable pursuant to Section 2.1(a) in exchange for outstanding Shares.

    (b) As soon as practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of Certificates (i) a form of letter of transmittal specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and (ii) instructions for use in surrendering such Certificates in exchange for the Merger Consideration (as hereinafter defined). Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor (A) the product of the Per Share Merger Consideration multiplied by the number of Shares represented by the surrendered Certificate; provided however, that each holder shall receive cash in lieu of any fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.4 hereof, and (B) any amounts to which the holder is entitled pursuant to Section 2.3 hereof after giving effect to any required tax withholdings and the Certificate so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this
  Section 2.2(b), each Certificate shall be deemed from and after the Effective Time to represent only the right to receive upon such surrender the Per Share Merger Consideration. In no event shall the holder of any such surrendered Certificate be entitled to receive interest on any cash to be received in the Merger. Neither the Exchange Agent nor any party hereto shall be liable to a holder of Shares for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

    (c) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond, in such reasonable and customary amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange

  Agent will issue in exchange for such lost, stolen or destroyed Certificate the Per Share Merger Consideration.

  Section 2.3 Dividends; Transfer Taxes; Withholding. No dividends or other distributions that are declared on or after the Effective Time on Parent Common Stock, or are payable to the holders of record thereof who became such on or after the Effective Time, shall be paid to any person entitled by reason of the Merger to receive certificates representing shares of Parent Common Stock, and no cash payment in lieu of any fractional share of Parent Common Stock shall be paid to any person pursuant to Section 2.4 hereof, until such person shall have surrendered its Certificate(s) as provided in Section 2.2 hereof. Subject to applicable law, there shall be paid to each person receiving a certificate representing such shares of Parent Common Stock, at the time of such surrender or as promptly as practicable thereafter, the amount of any dividends or other distributions theretofore paid with respect to the shares of Parent Common Stock represented by such certificate and having a record date on or after the Effective Time but prior to such surrender and a payment date on or subsequent to such surrender. In no event shall the person entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions. If any cash or certificate representing shares of Parent Common Stock is to be paid to or issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of such certificate representing shares of Parent Common Stock and the distribution of such cash payment in a name other than that of the registered holder of the Certificate so surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Parent or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock such amounts as Parent or the Exchange Agent are required to deduct and withhold under the Code or any provision of state, local or foreign tax law, with respect to the making of such payment. To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Common Stock in respect of whom such deduction and withholding were made by Parent or the Exchange Agent.

  Section 2.4 Fractional Shares. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to shares shall be payable on or with respect to any fractional share and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. In lieu of any such fractional share of Parent Common Stock, Parent shall pay to each former stockholder of the Company who otherwise would be entitled to receive a fractional share of Parent Common Stock an amount in cash (without interest) rounded to the nearest whole cent, determined by multiplying (i) the per share closing price on the NASDAQ National Market of Parent Common Stock on the date on which the Effective Time shall occur (or, if Parent Common Stock shall not trade on the NASDAQ National Market on such date, the first day of trading in Parent Common Stock thereafter) by (ii) the fractional interest in a share of Parent Common Stock to which such holder would otherwise be entitled.

  Section 2.5 Return of Exchange Fund. Any portion of the Exchange Fund and certificates representing shares of Parent Common Stock issuable upon conversion of Company Common Stock pursuant to Section 2.1(a) hereof, together with any dividends or distributions payable in respect thereof pursuant to
Section 2.3 hereof, which remains undistributed to the former holders of Company Common Stock for six months after the Effective Time shall be delivered to Parent, upon its request, and any such former holders who have not theretofore surrendered to the Exchange Agent their Certificate(s) in compliance with this Article II shall thereafter look only to Parent for payment of their claim for such cash and shares of Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to such shares of Purchaser Common Stock (in each case, without interest thereon). The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Parent, on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent.

  Section 2.6 Dissenting Shares. Each outstanding share of Company Common Stock as to which a written demand for appraisal is filed in accordance with
Section 262 of the DGCL at or prior to the Company Stockholder Meeting and not withdrawn at or prior to the Company Stockholder Meeting and which is not voted in favor of the Merger shall not be converted into or represent a right to receive the Per Share Merger Consideration unless and until the holder thereof shall have failed to perfect, or shall have effectively withdrawn or lost the right to appraisal of and payment for each such share of Company Common Stock under said Section 262, at which time each such share shall be converted into the right to receive the Merger Consideration. All such shares of Company Common Stock as to which such a written demand for appraisal is so filed and not withdrawn at or prior to the Company Stockholder Meeting and which are not voted in favor of the Merger, except any such shares of Company Common Stock the holder of which, prior to the Effective Time, shall have effectively withdrawn or lost such right to appraisal and payment for such shares of Company Common Stock under said Section 262, are herein referred to as "Dissenting Shares." The Company shall give Parent prompt notice upon receipt by the Company of any written demands for appraisal rights, withdrawal of such demands, and any other written communications delivered to the Company pursuant to said Section 262, and the Company shall give Parent the opportunity, to the extent permitted by law, to participate in all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not voluntarily make any payment with respect to any demands for appraisal rights and shall not, settle or offer to settle any such demands. Each holder of Dissenting Shares who becomes entitled, pursuant to the provisions of said Section 262, to payment for such shares of Dissenting Shares under the provisions of said Section 262 shall receive payment therefor from the Surviving Corporation and such shares of Company Common Stock shall be cancelled.

  Section 2.7 Options. At the Effective Time, each holder of a then outstanding option to purchase Shares (collectively "Options") granted by the Company under the Company's 1985 Stock Option Plan or 1996 Stock Option Plan (collectively, the "Option Plans"), whether or not then exercisable, shall in settlement thereof, become entitled to receive for each such Share subject to any such Option, upon payment of the exercise price under such Option for such Share, the Per Share Merger Consideration multiplied by the number of Shares for which such Option is exercisable; provided that, prior to the Effective Time, Parent and the Company shall use their respective reasonable best efforts to establish procedures for the cashless exercise of such Options. Prior to the Effective Time, the Company shall use its best efforts to obtain all necessary consents or releases from holders of Options, to the extent required by the terms of the Option Plans, or pursuant to the terms of any Option granted thereunder, and take all such other lawful action as may be necessary to give effect to the transactions contemplated by this Section 2.7 (except for such action that may require the approval of the Company's shareholders). Parent shall register under the Securities Act on a Registration Statement on Form S-8 or another appropriate form all shares of Parent Common Stock issuable pursuant to all Options.

  Section 2.8 Closing of Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of shares of Company Common Stock shall thereafter be made. If, after the Effective Time, Certificates are presented to Parent, they shall be cancelled and exchanged as provided in this Article II.

  Section 2.9 Further Assurances. If, at any time after the Effective Time, Parent shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to or under such rights, properties or assets in the Surviving Corporation or otherwise to carry out the purposes of this Agreement.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

  Except as set forth in the disclosure schedule (each section of which qualifies the correspondingly numbered representation and warranty only) of the Company attached hereto (the "Company Disclosure Schedule"), the Company represents and warrants to Parent and Purchaser as follows:

  Section 3.1 Organization and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to carry on its business as it is now being conducted. The Company is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing would not have a material adverse effect, individually or in the aggregate, on the business, properties, assets, liabilities, condition (financial or otherwise), or results of operations of the Company and its Subsidiaries taken as a whole, or the ability of the Company to consummate the Merger and the other transactions contemplated by this Agreement (a "Company Material Adverse Effect"). As used in this Agreement, a "Subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which, sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such person.

  Section 3.2 Certificate of Incorporation and By-Laws. True, correct and complete copies of the Certificates of Incorporation and By-laws or equivalent organizational documents, each as amended to date, of the Company and each of its Subsidiaries have been made available to Parent. The Certificates of Incorporation, By-laws and equivalent organizational documents of the Company and each of its Subsidiaries are in full force and effect. Neither the Company nor any of its Subsidiaries is in violation of any provision of its Certificate of Incorporation, By-laws or equivalent organizational documents.

  Section 3.3 Capitalization.

    (a) The authorized capital stock of the Company consists of 40,000,000 shares of Class A Common Stock, and 40,000,000 shares of Class B Common Stock. As of June 28, 1997, (i) 20,657,331 shares of Company Class A Common Stock were issued and outstanding and 846,644 shares were held in the treasury of the Company, (ii) 9,602,372 shares of Company Class B Common Stock were issued and outstanding and no shares are held in the treasury of the Company, and (iii) 388,373 shares of Class A Common Stock were reserved for issuance upon the exercise of outstanding Options. Since June 28, 1997, the Company has not issued any shares of capital stock, or any security convertible into or exchangeable for shares of such capital stock, including any Option, other than the issuance of shares of Class A Common Stock upon the exercise of Options. All of the issued and outstanding Shares have been validly issued, and are fully paid and nonassessable, and are not subject to preemptive rights.

    (b) Except as described in Section 3.3(a) hereof: (i) no shares of capital stock or other equity securities of the Company are authorized, issued or outstanding, or reserved for issuance, and there are no options, warrants or other rights (including registration rights), agreements, arrangements or commitments of any character to which the Company or any of its Subsidiaries is a party relating to the issued or unissued capital stock or other equity interests of the Company or any of its Subsidiaries, requiring the Company or any of its Subsidiaries to grant, issue or sell any shares of the capital stock or other equity interests of the Company or any of its Subsidiaries by sale, lease, license or otherwise; (ii) neither the Company nor its Subsidiaries have any obligations, contingent or otherwise, to repurchase, redeem or otherwise acquire any shares of the capital stock or other equity interests of the Company or its Subsidiaries;
  (iii) neither the Company nor any of its Subsidiaries, directly or indirectly, owns, or has agreed to purchase or otherwise acquire, the capital stock or other equity interests of, or any interest convertible into or exchangeable or exercisable for such capital stock or such equity interests, of any corporation, partnership, joint venture or other entity which would be material in value to the Company; and (iv) there are no voting trusts, proxies or other agreements or understandings to or by which the Company or any of its Subsidiaries is a party or is bound with respect to the voting of any shares of capital stock or other equity interests of the Company or any of its Subsidiaries.

  Section 3.4 Company Subsidiaries. The Company Disclosure Schedule sets forth a list of each material Subsidiary of the Company. Each Subsidiary of the Company is a corporation, partnership or other entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each Subsidiary of the Company has all requisite corporate power and authority to carry on its business as it is now being conducted. Each Subsidiary of the Company is duly qualified as a foreign corporation or organization authorized to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect. All of the outstanding shares of capital stock or other ownership interests in each of the Company's Subsidiaries have been validly issued, and are fully paid, nonassessable and are owned by the Company or another Subsidiary of the Company free and clear of all pledges, claims, options, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens"), and are not subject to preemptive rights.

  Section 3.5 Corporate Authority.

    (a) The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject to the approval of the Merger by the Company's stockholders, to consummate the transactions contemplated hereby. The execution and delivery by the Company of this Agreement, and the consummation by the Company of the transactions contemplated hereby, have been duly authorized by its Board of Directors and, except for the approval of the Merger by the Company's stockholders, no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company and is enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, relating to or limiting creditors' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defense, and to the discretion of the court before which any proceeding therefor may be brought. The preparation of the Proxy Statement (as hereinafter defined) to be filed with the SEC has been duly authorized by the Board of Directors of the Company.

    (b) Prior to execution and delivery of this Agreement, the Board of Directors of the Company (at a meeting duly called and held) has (i) approved this Agreement, the Stock Voting Agreement and the Merger and the other transactions contemplated hereby or thereby, and such approval is sufficient to render inapplicable to the Merger and all other transactions contemplated hereby or thereby the provisions of Section 203 of the DGCL,
  (ii) determined that the transactions contemplated hereby are fair to and in the best interests of the holders of Company Common Stock and (iii) except as may be required to comply with its fiduciary duties under Applicable Law (as hereinafter defined) as advised by counsel, determined to recommend this Agreement, the Merger and the other transactions contemplated hereby to the Company's stockholders for approval and adoption at the stockholders meeting contemplated by Section 6.5(a) hereof. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock, voting together as a single class, is the only vote of the holders of any class or series of the Company's capital stock necessary to approve the Merger or the transactions contemplated hereby. The Company has taken all steps necessary to approve and irrevocably exempt the transactions contemplated by this Agreement and the Stock Voting Agreement from any applicable takeover statute of any jurisdiction and from any applicable charter, organizational document or other agreement, arrangement or understanding to which the Company is a party containing any change of control, "antitakeover" or similar provision.

  Section 3.6 Compliance with Applicable Law. (i) Each of the Company and its Subsidiaries holds, and is in compliance with the terms of, all permits, licenses, exemptions, orders and approvals of all Governmental Entities (as hereinafter defined) necessary for the conduct of their respective businesses ("Company Permits"), except for failures to hold or to comply with such permits, licenses, exemptions, orders and approvals which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; (ii) with respect to the Company Permits, no action or proceeding is pending or, to the knowledge of the Company, threatened, and, to the knowledge of the Company, no fact exists or event has occurred that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; (iii) the business of the Company and its Subsidiaries is being conducted in compliance with all applicable laws, ordinances, regulations, judgments, decrees or orders ("Applicable Law") of any federal, state, local, foreign or multinational court, arbitral tribunal, administrative agency or commission or other governmental or regulatory authority or administrative agency or commission (a "Governmental Entity"), except for violations or failures to so comply that would not, individually, or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; and (iv) to the knowledge of the Company, no investigation or review by any Governmental Entity with respect to the Company or its Subsidiaries is pending or threatened, other than, in each case, those which would not, individually, or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

  Section 3.7 Non-Contravention. The execution and delivery by the Company of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, (i) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license (any of the foregoing, a "Contract") binding upon the Company or any of its Subsidiaries, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries, (ii) conflict with or result in any violation of any provision of the Certificate of Incorporation or By-Laws or other equivalent organizational document, in each case as amended, of the Company or any of its Subsidiaries, or (iii) conflict with or violate any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (i) and (iii), any such violation, conflict, default, right, loss or Lien that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

  Section 3.8 Government Approvals; Required Consents. No filing or registration with, or authorization, consent or approval of, any Governmental Entity is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or is necessary for the consummation of the transactions contemplated hereby (including, without limitation, the Merger) except: (i) in connection, or in compliance, with the provisions of the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any applicable state securities or "blue sky" law, (ii) the filing of a notification under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (iii) the filing of a Certificate of Merger with the Secretary of State of the State of Delaware, (iv) such consents, approvals, authorizations, permits, filings and notifications listed in the Company Disclosure Schedule and (v) such other consents, orders, authorizations, registrations, declarations and filings the failure of which to obtain or make would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

  Section 3.9 SEC Documents and Other Reports.

    (a) The Company has filed all documents required to be filed prior to the date hereof by it and its Subsidiaries with the Securities and Exchange Commission (the "SEC") since September 30, 1995 (the "Company SEC Documents"). As of their respective dates, or if amended, as of the date of the last such amendment, the Company SEC Documents complied, and all documents required to be filed by the Company with the SEC after the date hereof and prior to the Effective Time (the "Subsequent Company

  SEC Documents") will comply, in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder and none of the Company SEC Documents contained, and the Subsequent Company SEC Documents will not contain, any untrue statement of a material fact or omitted, or will omit, to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, or are to be made, not misleading. The consolidated financial statements of the Company included in the Company SEC Documents fairly present, and included in the Subsequent Company SEC Documents will fairly present, the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein) in conformity with United States generally accepted accounting principles ("GAAP") (except, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto). Since September 30, 1995, the Company has not made any change in the accounting practices or policies applied in the preparation of its financial statements, except as may be required by GAAP.

  Section 3.10 Absence of Certain Changes or Events. Except as set forth in the Company SEC Documents, since September 28, 1996, the Company and its Subsidiaries have conducted their respective businesses and operations only in the ordinary and usual course consistent with past practice and, except as set forth in Section 3.10 of the Company Disclosure Schedule, there has not occurred (i) any event, condition or occurrence having or that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; (ii) any damage, destruction or loss (whet her or not covered by insurance) having or which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; (iii) any declaration, setting aside or payment of any dividend or distribution of any kind by the Company on any class of its capital stock (other than regular quarterly dividends of not more than $.02 per share of Class A Common Stock and $.0167 per share of Class B Common Stock); or (iv) any event during the period from September 28, 1996 through the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.1 hereof.

  Section 3.11 Actions and Proceedings. Except as set forth in the Company SEC Documents, there are no outstanding orders, judgments, injunctions, awards or decrees of any Governmental Entity against the Company or any of its Subsidiaries, any of their properties, assets or business, or, to the knowledge of the Company, any of the Company's or its Subsidiaries' current or former directors or officers or any other person whom the Company or any of its Subsidiaries has agreed to indemnify, as such, that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as set forth in the Company SEC Documents, there are no actions, suits or legal, administrative, regulatory or arbitration proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, any of their properties, assets or business, or, to the knowledge of the Company, any of the Company's or its Subsidiaries' current or former directors or officers or any other person whom the Company or any of its Subsidiaries has agreed to indemnify, as such, that relates to the transactions contemplated by this Agreement or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

  Section 3.12 Absence of Undisclosed Liabilities. Except as set forth in the Company SEC Documents and for liabilities or obligations which are accrued or reserved against on the balance sheet (or reflected in the notes thereto) included in the Company's Annual Report on Form 10-K for the year ended September 28, 1996 (the "Company 10-K"), neither the Company nor any of its Subsidiaries has any material liabilities or obligations (including, without limitation, Tax (as hereinafter defined) liabilities) (whether absolute, accrued, contingent or otherwise), other than liabilities or obligations incurred in the ordinary course of business since September 28, 1996 or liabilities under this Agreement.

  Section 3.13 Contracts. All of the material contracts of the Company and its Subsidiaries that are required to be described in the Company SEC Documents or to be filed as exhibits thereto have been described or filed as required. Neither the Company or any of its Subsidiaries nor, to the knowledge of the Company, any other party is in breach of or default under any such contract which is currently in effect, except for such breaches and defaults which are described in the Company Disclosure Schedule or which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as set forth in the Company SEC Documents, neither the Company nor any of its Subsidiaries is a party to or bound by any non-competition agreement or any other agreement or obligation which purports to limit in any material respect the manner in which, or the localities in which, the Company or any such Subsidiary is entitled to conduct all or any material portion of the business of the Company and its Subsidiaries taken as a whole.

  Section 3.14 Taxes. (i) The Company and each of its Subsidiaries has filed all federal, and all material state, local, foreign and provincial, tax returns, declarations, statements, reports, schedules, bonus and information returns and any amendments to any of the preceding ("Tax Returns") required to have been filed on or prior to the date hereof, or appropriate extensions therefor have been properly obtained, and such Tax Returns are true, correct and complete, except to the extent that any failure to be true, correct and complete would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; (ii) all federal, state, local and foreign taxes, and other assessments of a similar nature (whether imposed directly or through withholding) including any interest, additions to tax or penalties applicable thereto ("Taxes") shown to be due on such Tax Returns have been timely paid or extensions for payment have been properly obtained, or such Taxes are being timely and properly contested; (iii) the Company and each of its Subsidiaries have complied in all material respects with all rules and regulations relating to the withholding of Taxes, except to the extent any failure to comply with such rules and regulations would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; (iv) neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of its Taxes or Tax Returns; (v) any Tax Returns of the Company and its Subsidiaries relating to federal and Material State (as hereinafter defined) income Taxes have been examined by the Internal Revenue Service ("IRS") or the appropriate taxing authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired; (vi) no issues that have been raised in writing by a taxing authority in connection with the examination of any federal or Material State Tax Returns of the Company and its Subsidiaries are currently pending except those which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; (vii) all deficiencies asserted or assessments made as a result of any examination of such Tax Returns by any taxing authority have been paid in full or are being timely and properly contested; (viii) neither the Company nor any of its Subsidiaries have any liability for Taxes of any person other than the Company and its Subsidiaries under (a) Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law) or (b) any express or implied agreement; and (ix) neither the Company nor any of its Subsidiaries have been a member of any affiliated group within the meaning of Section 1504(a) of the Code other than the affiliated group of which the Company is the common parent corporation. For purposes of this Section 3.14, "Material State" means any state for which the average allocation percentage for the Company and its Subsidiaries for the past three years exceeds ten percent (10%).

  Section 3.15 Intellectual Property. The Company and its Subsidiaries own or have a valid license to use all inventories, patents, trademarks, service marks, trade names, copyrights, trade secrets, software, mailing lists and other intellectual property rights (collectively, the "Company Intellectual Property") necessary to carry on their respective businesses as currently conducted; and neither the Company nor any such Subsidiary has received any notice of infringement of or conflict with, and, to the Company's knowledge, there are no infringements of or conflicts with, the rights of others with respect to the use of any of the Company Intellectual Property that, in either such case, has had or would reasonable be expected to have, individually or in the aggregate, a Company Material Adverse Effect or result in material adverse publicity for the Company.

  Section 3.16 Information in Disclosure Documents and Registration
Statement. None of the information supplied or to be supplied by the Company for inclusion in (i) the Registration Statement on Form S-4 to be filed with the SEC under the Securities Act for the purpose of registering the shares of Parent Common Stock to be issued in connection with the Merger (the "Registration Statement") or (ii) the joint proxy statement/prospectus to be distributed in connection with the Company's meeting of stockholders to vote upon this Agreement (the "Proxy Statement") will, in the case of the Registration Statement, at the time it becomes effective or, in the case of the Proxy Statement or any amendments thereof or supplements thereto, at the time of the initial mailing of the Proxy Statement and any amendments or supplements thereto, and at the time of the Company Stockholder Meeting (as defined herein) to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement, as of its effective date, will comply (with respect to information relating to the Company) as to form in all material respects with the requirements of the Securities Act, and the rules and regulations promulgated thereunder, and as of the date of its initial mailing and as of the date of the Company's stockholders' meeting, the Proxy Statement will comply (with respect to information relating to the Company) as to form in all material respects with the applicable requirements of the Exchange Act, and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, the Company makes no representation with respect to any statement in the foregoing documents based upon information supplied by Parent or the Purchaser for inclusion therein.

  Section 3.17 Employee Benefit Plans; ERISA.

    (a) The Company Disclosure Schedule sets forth the name of each Company Plan (as defined below) and of each bonus, deferred compensation (together with a list of participants therein), incentive compensation, salary continuation (together with a list of participants therein), stock purchase, stock option, employment, severance, termination, consulting or supplemental retirement plan or agreement, true copies of which have heretofore been made available or will be made available to Parent. Each Company Plan complies in all material respects with the Employee Retirement Securities Act of 1974, as amended ("ERISA"), the Code and all other applicable laws and administrative or governmental rules and regulations. No "reportable event" (within the meaning of Section 4043 of ERISA) has occurred with respect to any Company Plan for which the 30-day notice requirement has not been waived (other than with respect to the transactions contemplated by this Agreement); neither the Company nor any of its ERISA Affiliates has withdrawn from any Company Plan under Section 4063 of ERISA or Company Multiemployer Plan (as hereinafter defined) under
  Section 4203 or 4205 of ERISA or has taken, or is currently considering taking, any action to do so; and no action has been taken, or is currently being considered, to terminate any Company Plan subject to Title IV of ERISA. No Company Plan, nor any trust created thereunder, has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived. There are no actions, suits or claims pending or, to the knowledge of the Company, threatened (other than routine claims for benefits) with respect to any Company Plan which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its ERISA Affiliates has incurred or would reasonably be expected to incur any material liability under or pursuant to Title IV of ERISA that has not been satisfied in full. To the knowledge of the Company, no non-exempt prohibited transactions described in Section 406 of ERISA or Section 4975 of the Code have occurred. All Company Plans that are intended to be qualified under Section 401(a) of the Code have received a favorable determination letter as to such qualification from the Internal Revenue Service, and no event has occurred, either by reason of any action or failure to act, which could be expected to cause the loss of any such qualification, and the Company is not aware of any reason why any Company Plan is not so qualified in operation. Neither the Company nor any of its ERISA Affiliates knows or has been notified by any Company Multiemployer Plan that such Company Multiemployer Plan is currently in reorganization or insolvency under and within the meaning of Section 4241 or 4245 of ERISA or that such Company Multiemployer Plan intends to terminate or has been terminated under
  Section 4041A of ERISA. As used herein: (i) "Company Plan" means a "pension plan" (as defined in Section 3(2) of ERISA, other than a Company Multiemployer Plan) or a "welfare plan" (as defined in Section 3(1) of ERISA) established or maintained by the Company or any of its ERISA Affiliates or to which the Company or any of its ERISA

  Affiliates has contributed in the last six years or otherwise may have any liability; and (ii) "Company Multiemployer Plan" means a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) to which the Company or any of its ERISA Affiliates is or has been obligated to contribute or otherwise may have any liability.

    (b) (i) No amount payable under any Company Plan will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code; and (ii) the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with any other event that is reasonably likely to occur, (A) entitle any current or former director, officer or employee of the Company or any of its ERISA Affiliates to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, or (B) accelerate the time of payment or vesting, or increase the amount of compensation due any such director, officer or employee.

  Section 3.18 Environmental Matters. Except as set forth in the Company SEC Documents, neither the Company nor any of the Company Subsidiaries is the subject of any federal, state, local, foreign or provincial investigation, and neither the Company nor any of the Company Subsidiaries has received any notice or claim, or entered into any negotiations or agreements with any person, relating to any material liability or material remedial action or potential material liability or material remedial action under any environmental laws; and there are no pending, or, to the knowledge of the Company, threatened actions, suits or proceedings against the Company, any of the Company Subsidiaries or any of their respective properties, assets or operations asserting any such material liability or seeking any material remedial action in connection with any environmental laws.

  Section 3.19 Labor Matters. Neither the Company nor any of its Subsidiaries has any labor contracts, collective bargaining agreements or material employment or consulting agreements with any persons employed by the Company or any persons otherwise performing services primarily for the Company or any of its Subsidiaries (the "Company Business Personnel"). There is no unfair labor practice complaint pending or, to the knowledge of the Company, threatened, against the Company or any of its Subsidiaries with respect to the Company Business Personnel which, in either such case, would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Since September 29, 1996, there has not been any labor strike, dispute, slowdown or stoppage pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries has experienced any primary work stoppage or other labor difficulty involving its employees, in either such case, which has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

  Section 3.20 Affiliate Transactions. Except as set forth in the Company SEC Documents, there are no material Contracts or other material transactions between the Company or any of its Subsidiaries, on the one hand, and any (i) officer or director of the Company or of any of its Subsidiaries, (ii) record or beneficial owner of five percent or more of any class of the voting securities of the Company or (iii) affiliate (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) of any such officer, director or beneficial owner, on the other hand.

  Section 3.21 Opinion of Financial Advisor. The Company has received the written opinion of Donaldson Lufkin & Jenrette Securities Corporation ("DLJ") to the effect that the consideration to be received in the Merger by the holders of Company Common Stock is fair to such holders from a financial point of view. A true, correct and complete copy of the written opinion delivered by DLJ, which opinion shall be included in the Proxy Statement, has been delivered to Parent by the Company.

  Section 3.22 Brokers. Other than DLJ, no broker, finder or financial advisor retained by the Company is entitled to any brokerage, finder's or other fee or commission from the Company in connection with the transactions contemplated by this Agreement.

                                  ARTICLE IV

            REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

  Except as set forth in the disclosure schedule of Parent and the Purchaser attached hereto (the "Parent Disclosure Schedule") (each section of which qualifies the correspondingly numbered representation and warranty only), Parent and the Purchaser, jointly and severally, represent and warrant to the Company as follows:

  Section 4.1 Organization and Good Standing. Each of Parent and the Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the corporate power and authority to carry on its business as it is now being conducted. Parent is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing would not have a material adverse effect, individually or in the aggregate, on the business, properties, assets, liabilities, condition (financial or otherwise), or results of operations of Parent and its Subsidiaries taken as a whole, or the ability of Parent or the Purchaser to consummate the Merger and the other transactions contemplated by this Agreement (a "Parent Material Adverse Effect").

  Section 4.2 Certificate of Incorporation and By-Laws. True, correct and complete copies of the Certificates of Incorporation and By-laws or equivalent organizational documents, each as amended to date, of Parent and the Purchaser have been made available to the Company. The Certificates of Incorporation and By-laws, or equivalent organizational documents, of Parent and each of its Subsidiaries are in full force and effect. Neither Parent nor any of its Subsidiaries is in violation of any provision of its Certificate of Incorporation, By-laws or equivalent organizational documents.

  Section 4.3 Capitalization.

    (a) The authorized capital stock of Parent consists of (i) 900,000,000 shares of Class A Common Stock, par value $.10 per share, constituting Parent Common Stock, and (ii) 900,000,000 shares of Class B Common Stock, par value $.10 per share ("Parent Class B" and, together with Parent Common Stock, "Parent Capital Stock"). As of June 28, 1997, (i) 112,807,465 shares of Parent Common Stock were issued and outstanding, 6,735,000 shares were held in the treasury of Parent and 102,670,113 shares were reserved for issuance upon conversion of shares of Parent Class B, and (ii) 102,670,113 shares of Parent Class B were issued and outstanding and no shares were held in the treasury of Parent. Since June 28, 1997, Parent has not issued any shares of its capital stock, or any security convertible into or exchangeable for shares of such capital stock, other than (i) upon the exercise of stock options or upon conversion of shares of Parent Class B as permitted under Parent's Certificate of Incorporation and (ii) 1,058,524 shares of Parent Common Stock in connection with the acquisition of Mallard's Food Products, Inc. The authorized capital stock of the Purchaser consists of 1,000 shares of Common Stock, par value $.01 per share, constituting the Purchaser Common Stock. As of the date hereof, 1,000 shares of Purchaser Common Stock are issued and outstanding, all of which are owned by Parent, and no shares of Purchaser Common Stock are held in the treasury of Purchaser. All of the issued and outstanding shares of Parent Common Stock and Purchaser Common Stock have been validly issued, and are fully paid and nonassessable, and are not subject to preemptive rights. Each share of Parent Common Stock to be issued in connection with the Merger has been duly authorized and, when so issued, will be fully paid and nonassessable, and will not be subject to preemptive rights.

    (b) Except as described in Section 4.3(a) hereof: (i) no shares of capital stock or other equity securities of Parent or Purchaser are authorized, issued or outstanding, or reserved for issuance and there are no options, warrants or other rights (including registration rights), agreements, arrangements or commitments of any character to which Parent or Purchaser or any of their respective Subsidiaries is a party relating to the issued or unissued capital stock or other equity interests of Parent or Purchaser, requiring Parent or Purchaser to grant, issue or sell any shares of the capital stock or other equity interests of Parent or Purchaser or any of their respective Subsidiaries by sale, lease, license or otherwise;
  (ii) neither Parent nor
  any of its Subsidiaries have any obligation, contingent or otherwise, to repurchase, redeem or otherwise acquire any shares of the capital stock or other equity interests of Parent or Purchaser or any of their respective Subsidiaries; (iii) none of Parent or Purchaser or any of their respective Subsidiaries, directly or indirectly, owns, or has agreed to purchase or otherwise acquire, the capital stock or other equity interests of, or any interest convertible into or exchangeable or exercisable for such capital stock or such equity interests, of any corporation, partnership, joint venture or other entity which would be material in value to Parent; and
  (iv) there are no voting trusts, proxies or other agreements or understandings to or by which Parent or Purchaser or any of their respective Subsidiaries is a party or is bound with respect to the voting of any shares of capital stock or other equity interests of Parent or Purchaser or any of their respective Subsidiaries.

  Section 4.4 Parent Subsidiaries. Each Subsidiary of Parent is a corporation, partnership or other entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each Subsidiary of Parent has all requisite corporate power and authority to carry on its business as it is now being conducted. Each Subsidiary of Parent is duly qualified as a foreign corporation or organization authorized to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Parent Material Adverse Effect. All of the outstanding shares of capital stock or other ownership interests in each of the Parent's Subsidiaries have been validly issued, and are fully paid, nonassessable and are owned by Parent or another Subsidiary of Parent free and clear of all Liens, and are not subject to preemptive rights.

  Section 4.5 Corporate Authority.

    (a) Each of Parent and Purchaser has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Purchaser and the consummation by Parent and Purchaser of the transactions contemplated hereby have been duly authorized by its respective Board of Directors and no other corporate action on the part of Parent or Purchaser is necessary to authorize the execution and delivery by Parent and Purchaser of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Purchaser and constitutes a valid and binding agreement of Parent and Purchaser and is enforceable against Parent and Purchaser in accordance with its terms, except that (i) such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, relating to or limiting creditors' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defense, and to the discretion of the court before which any proceeding therefor may be brought. The preparation of the Proxy Statement and the Registration Statement to be filed with the SEC has been duly authorized by the Board of Directors of Parent.

    (b) Prior to the execution and delivery of this Agreement, the Board of Directors of each of Parent and Purchaser (at a meeting duly called and held) has unanimously (i) approved this Agreement, the Stock Voting Agreement, the Merger and the other transactions contemplated hereby, and
  (ii) determined that the transactions contemplated hereby are fair to and in the best interests of the holders of Parent Common Stock.

  Section 4.6 Compliance with Applicable Law. (i) Each of Parent and its Subsidiaries holds, and is in compliance with the terms of, all permits, licenses, exemptions, orders and approvals of all Governmental Entities necessary for the conduct of their respective businesses ("Parent Permits"), except for failures to hold or to comply with such permits, licenses, exemptions, orders and approvals which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect,
(ii) with respect to the Parent Permits, no action or proceeding is pending or, to the knowledge of Parent, threatened and, to the knowledge of Parent, no fact exists or event has occurred that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect,
(iii) the business of Parent and its Subsidiaries is being conducted in compliance with all Applicable Laws, except for violations or failures to so comply that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, and (iv) to the knowledge of Parent, no investigation or review by any Governmental Entity with respect to Parent or its Subsidiaries is pending or threatened, other than, in each case, those which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

  Section 4.7 Non-contravention. The execution and delivery by Parent and the Purchaser of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, (i) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under any Contract binding upon Parent or any of its Subsidiaries, or result in the creation of any Lien upon any of the properties or assets of Parent or any of its Subsidiaries, (ii) conflict with or result in any violation of any provision of the Certificate of Incorporation or By-Laws or other equivalent organizational document, in each case as amended, of Parent or any of its Subsidiaries, or (iii) conflict with or violate any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (i) and (iii), any such violation, conflict, default, right, loss or Lien that, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

  Section 4.8 Government Approvals; Required Consents. No filing or registration with, or authorization, consent or approval of, any Governmental Entity is required by or with respect to Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Parent or is necessary for the consummation of the transactions contemplated hereby (including, without limitation, the Merger) except: (i) in connection, or in compliance, with the provisions of the Securities Act, the Exchange Act, and any applicable state securities or "blue sky" law, (ii) the filing of a notification under the HSR Act, (iii) the filing of a Certificate of Merger with the Secretary of State of the State of Delaware, (iv) such consents, approvals, authorizations, permits, filings and notifications listed in the Parent Disclosure Schedule and (v) such other consents, orders, authorizations, registrations, declarations and filings the failure of which to obtain or make would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

  Section 4.9 SEC Documents and Other Reports. Parent has filed all documents required to be filed prior to the date hereof by it and its Subsidiaries with the SEC since September 30, 1995 (the "Parent SEC Documents"). As of their respective dates, or if amended as of the date of the last such amendment, the Parent SEC Documents complied, and all documents required to be filed by Parent with the SEC after the date hereof and prior to the Effective Time ("Subsequent Parent SEC Documents") will comply, in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder and none of the Parent SEC Documents contained, and the Subsequent Parent SEC Documents will not contain, any untrue statement of a material fact or omitted, or will omit, to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, or are to be made, not misleading. The consolidated financial statements of Parent included in the Parent SEC Documents fairly present, and included in the Subsequent Parent SEC Documents will fairly present, the consolidated financial position of Parent and its consolidated Subsidiaries, as at the respective dates thereof and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein) in conformity with GAAP (except, in the case of the unaudited statements) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto). Since September 30, 1995, Parent has not made any change in the accounting practices or policies applied in the preparation of its financial statements, except as may be required by GAAP.

  Section 4.10 Absence of Certain Changes or Events. Except as set forth in the Parent SEC Documents, since September 28, 1996, Parent and its Subsidiaries have conducted their respective businesses and operations only in the ordinary and usual course consistent with past practice and there has not occurred (i) any event, condition or occurrence having or that would reasonably be expected to have, individually or in the aggregate, a

Parent Material Adverse Effect; (ii) any damage, destruction or loss (whether or not covered by insurance) having or which would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect; or
(iii) any declaration, setting aside or payment of any dividend or distribution of any kind by Parent or the Purchaser on any class of its capital stock.

  Section 4.11 Actions and Proceedings. Except as set forth in the Parent SEC Documents, there are no outstanding orders, judgments, injunctions, awards or decrees of any Governmental Entity against Parent or any of its Subsidiaries, any of their properties, assets or business, or, to the knowledge of Parent, any of Parent's or its Subsidiaries' current or former directors or officers or any other person whom Parent or any of its Subsidiaries has agreed to indemnify, as such, that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Except as set forth in the Parent SEC Documents, there are no actions, suits or legal, administrative, regulatory or arbitration proceedings pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries, any of their properties, assets or business, or, to the knowledge of Parent, any of Parent's or its Subsidiaries' current or former directors or officers or any other person whom Parent or any of its Subsidiaries has agreed to indemnify, as such, that relates to transactions contemplated by this Agreement or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

  Section 4.12 Absence of Undisclosed Liabilities. Except as set forth in the Parent SEC Documents and for liabilities or obligations which are accrued or reserved against on the balance sheet (or reflected in the notes thereto) included in Parent's Annual Report on Form 10-K for the year ended September 28, 1996, neither Parent nor any of its Subsidiaries has any material liabilities or obligations (including, without limitation, Tax liabilities) (whether absolute, accrued, contingent or otherwise), other than liabilities or obligations incurred in the ordinary course of business since September 28, 1996 or liabilities under this Agreement.

  Section 4.13 Information in Disclosure Documents and Registration
Statement. None of the information supplied or to be supplied by Parent or the Purchaser for inclusion in (i) the Registration Statement or (ii) the Proxy Statement will, in the case of the Registration Statement, at the time it becomes effective or, in the case of the Proxy Statement or any amendments thereof or supplements thereto, at the time of the initial mailing of the Proxy Statement and any amendments or supplements thereto, and at the time of the meeting of stockholders of Parent and the Company to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement, as of its effective date, will comply (with respect to information relating to Parent and the Purchaser) as to form in all material respects with the requirements of the Securities Act, and the rules and regulations promulgated thereunder, and as of the date of its initial mailing and as of the date of the Company Stockholders Meeting, the Proxy Statement will comply (with respect to information relating to Parent and the Purchaser) as to form in all material respects with the applicable requirements of the Exchange Act, and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, neither Parent nor the Purchaser makes any representation with respect to any statement in the foregoing documents based upon information supplied by the Company for inclusion therein.

  Section 4.14 Affiliate Transactions. Except as set forth in the Parent SEC Documents, there are no material Contracts or other material transactions between Parent or any of its Subsidiaries, on the one hand, and any (i) officer or director of Parent or of any of its Subsidiaries, (ii) record or beneficial owner of five percent or more of any class of the voting securities of Parent or (iii) affiliate (as such term is defined in Regulation 12b-2 promulgated under the Exchange Act) of any such officer, director or beneficial owner, on the other hand.

  Section 4.15 Taxes. (i) Parent and each of its Subsidiaries has filed all Tax Returns required to have been filed on or prior to the date hereof, or appropriate extensions therefor have been properly obtained, and such Tax Returns are true, correct and complete, except to the extent that any failure to be true, correct and complete would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect; (ii) all Taxes shown to be due on such Tax Returns have been timely paid or extensions for payment have been properly obtained, or such Taxes are being timely and properly contested; (iii) Parent and each of its Subsidiaries have complied in all material respects with all rules and regulations relating to the withholding of Taxes, except to the extent that any failure to comply with such rules would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect; (iv) neither Parent nor any of its Subsidiaries has waived any statute of limitations in respect of its Taxes or Tax Returns; (v) any Tax returns of Parent and its Subsidiaries relating to federal and Material State (as defined below) income Taxes have been examined by the IRS or the appropriate state taxing authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired; (vi) no issues that have been raised in writing by a taxing authority in connection with the examination of any federal or Material State income Tax Returns of Parent and its Subsidiaries are currently pending except those which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect; (vii) all deficiencies asserted or assessments made as a result of any examination of such Tax Returns by any taxing authority have been paid in full or are being timely and properly contested; (viii) neither Parent nor any of its Subsidiaries have any liability for Taxes of any person other than Parent and its Subsidiaries under (a) Treasury Regulations
Section 1.1502-6 (or any similar provision of state, local or foreign law) or
(b) any express or implied agreement; and (ix) neither Parent nor any of its Subsidiaries have been a member of any affiliated group within the meaning of
Section 1504(a) of the Code other than the affiliated group of which Parent is the common parent corporation. For purposes of this Section 4.15, "Material State" means any state for which the average allocation percentage for Parent and its Subsidiaries for the past three (3) years exceeds ten percent (10%).

  Section 4.16 Operations of Purchaser. The Purchaser has been formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

  Section 4.17 Brokers. Other than Stephens Inc., no broker, finder or financial adviser retained by Parent and the Purchaser is entitled to any brokerage, finder's or other fee or commission from Parent and the Purchaser in connection with the transactions contemplated by this Agreement.

                                   ARTICLE V

                    CONDUCT OF BUSINESS PENDING THE MERGER

  Section 5.1 Conduct of Business by the Company Pending the Merger. Prior to the Effective Time, unless Parent shall otherwise agree in writing (which agreement shall not be unreasonably withheld), or as set forth in Section 5.1 of the Company Disclosure Schedule, the Company shall conduct, and cause each of its Subsidiaries to conduct, its business only in the ordinary and usual course consistent with past practice, and the Company shall use, and cause each of its Subsidiaries to use, its reasonable best efforts to preserve intact the present business organization, keep available the services of its present officers and key employees, and preserve their existing business relationships. Without limiting the generality of the foregoing, unless Parent shall otherwise agree in writing (which agreement shall not be unreasonably withheld), or as set forth in Section 5.1 of the Company Disclosure Schedule, prior to the Effective Time the Company shall not, nor shall it permit any of its Subsidiaries to:

    (a) (i) amend its Certificate of Incorporation, as amended, By-Laws or other organizational documents, (ii) split, combine or reclassify any shares of its outstanding capital stock, (iii) declare, set aside or pay any dividend or other distribution payable in cash, stock or property (other than regular quarterly dividends with record dates and payment dates substantially consistent with past practice of not more than $.02 per share of Class A Common Stock and $.0167 per share of Class B Common Stock (it being the express understanding of Parent and the Company that the shareholders of the Company shall be entitled to either a dividend on the Shares or on the shares of Parent Common Stock, but not both, for the quarter in which the Closing shall occur, and the Board of Directors of the Company shall not declare any dividend or fix any record therefor which would have such effect)), or (iv) directly or indirectly redeem or otherwise acquire any shares of its capital stock or shares of the capital stock of any of its Subsidiaries;

    (b) authorize for issuance, issue (except upon the exercise of outstanding stock options or warrants) or sell or agree to issue or sell any shares of, or rights to acquire or convertible into any shares of, its capital stock (other than pursuant to the terms of the Company's Employee Stock Purchase Plan, as amended in accordance with Section 6.14 hereof) or shares of the capital stock of any of its Subsidiaries (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise);

    (c) (i) merge, combine or consolidate with another entity, (ii) acquire or purchase an equity interest in or a substantial portion of the assets of another corporation, partnership or other business organization or otherwise acquire any assets outside the ordinary course of business and consistent with past practice or otherwise enter into any material contract, commitment or transaction outside the ordinary course of business and consistent with past practice or (iii) sell, lease, license, waive, release, transfer, encumber or otherwise dispose of any of its material assets outside the ordinary course of business and consistent with past practice;

    (d) (i) incur, assume or prepay any indebtedness, obligations or liabilities other than in each case in the ordinary course of business and consistent with past practice, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person other than a Subsidiary of the Company, in each case other than in the ordinary course of business and consistent with past practice or (iii) make any loans, advances or capital contributions to, or investments in, any other person, other than to any Subsidiary of the Company;

    (e) pay, satisfy, discharge or settle any material claim, liabilities or obligations (absolute, accrued, contingent or otherwise), other than in the ordinary course of business and consistent with past practice or pursuant to mandatory terms of any Company Contract in effect on the date hereof;

    (f) modify or amend, or waive any benefit of, any non-competition agreement to which the Company or any of its Subsidiaries is a party;

    (g) authorize or make capital expenditures in excess of $200,000 individually, or in excess of $1,000,000 in the aggregate except for those projects currently in progress as set forth in Section 5.1(g) of the Company Disclosure Schedule;

    (h) permit any insurance policy naming the Company or any Subsidiary of the Company as a beneficiary or a loss payee to be cancelled or terminated other than in the ordinary course of business;

    (i) (i) adopt, enter into, terminate or amend (except as may be required by Applicable Law) any employee plan, agreement, contract, arrangement or other Company Plan, including the Company's Employee Stock Purchase Plan, for the current or future benefit or welfare of any director, officer or employee, (ii) except in the ordinary course of business consistent with past practice, increase in any manner the compensation or fringe benefits of, or pay any bonus to, any director, officer or employee; provided, however, that no such increase or payment shall be made to or for the benefit of any person listed in Section 5.1(i) of the Company Disclosure Schedule, or (iii) other than pursuant to Section 2.7 hereof, take any action to fund or in any other way secure, or to accelerate or otherwise remove restrictions with respect to, the payment of compensation or benefits under any employee plan, agreement, contract, arrangement or other Company Plan;

    (j) make any material change in its accounting or tax policies or procedures, except as required by Applicable Law or to comply with GAAP; or

    (k) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing.

                                  ARTICLE VI

                             ADDITIONAL AGREEMENTS

  Section 6.1 Access and Information. Each party hereto shall (and shall cause its Subsidiaries and its and their respective officers, directors, employees, auditors and agents to) afford to the other party and to such other party's officers, employees, financial advisors, legal counsel, accountants, consultants and other representatives (except to the extent not permitted under Applicable Law as advised by counsel) reasonable access during normal business hours throughout the period prior to the Effective Time to all of its books and records and its properties, plants and personnel and, during such period, shall furnish promptly to the other party a copy of each report, schedule and other document filed or received by it pursuant to the requirements of federal securities laws. Unless otherwise required by Applicable Law, each party hereto agrees that it shall, and it shall cause its Subsidiaries and its and their respective officers, directors, employees, auditors and agents to, hold in confidence all non-public information so acquired and to use such information solely for purposes of effecting the transactions contemplated by this Agreement.

  Section 6.2 No Solicitation.

    (a) Prior to the Effective Time, the Company agrees that it shall not, and it shall use its reasonable best efforts to cause its Subsidiaries and affiliates, and their respective directors, officers, employees, agents or representatives not to, directly or indirectly, (i) solicit or initiate (including by way of furnishing or disclosing non-public information) any inquiries or the making of any proposal with respect to any merger, consolidation or other business combination involving the Company or any Subsidiary of the Company or the acquisition of all or any significant part of the assets or capital stock of the Company or any Subsidiary of the Company (other than the sale by the Company (y) of its Columbus, Nebraska beef processing plant and (z) the Company's minority interest in Diversity Foods LLC) (an "Acquisition Transaction") or (ii) negotiate, explore or otherwise engage in discussions with any person (other than Parent and its representatives) with respect to any Acquisition Transaction, or which may reasonably be expected to lead to a proposal for an Acquisition Transaction or enter into any agreement, arrangement or understanding with respect to any such Acquisition Transaction or which would require it to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement; provided, however, that, the Company may, in response to an unsolicited written proposal from a third party regarding a Superior Proposal (as hereinafter defined), furnish information to, negotiate or otherwise engage in discussions with such third party, if the Board of Directors of the Company determines in good faith, based upon the advice of outside counsel, that such action is required for the Board of Directors to comply with its fiduciary duties under Applicable Law.

    (b) Except as may be required to comply with the fiduciary duties of the Company's Board of Directors under Applicable Law (based on the advice of outside counsel), the Company agrees that, as of the date hereof, it, its Subsidiaries and affiliates, and the respective directors, officers, employees, agents and representatives of the foregoing, shall immediately cease and cause to be terminated any existing activities, discussions and negotiations with any person (other than Parent and its representatives) conducted heretofore with respect to any Acquisition Transaction. The Company agrees to promptly advise Parent of any inquiries or proposals received by, any such information requested from, and any negotiations or discussions sought to be initiated or continued with, the Company, its Subsidiaries or affiliates, or any of the respective directors, officers, employees, agents or representatives of the foregoing, in each case from a person (other than Parent and its representatives) with respect to an Acquisition Transaction. As used herein, "Superior Proposal" means a bona fide, written and unsolicited proposal or offer made by any person or group (other than Parent or any of its Subsidiaries) with respect to an Acquisition Transaction on terms which the Board of Directors of the Company determines in good faith, and in the exercise of reasonable judgment (based on the advice of independent financial advisors and legal counsel), to be more favorable to the Company and its stockholders than the transactions contemplated hereby (including taking into account the financing thereof).

  Section 6.3 Third-Party Standstill Agreements. During the period from the date of this Agreement through the Effective Time, the Company shall not terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it or any of its Subsidiaries is a party.

  Section 6.4 Registration Statement. As promptly as practicable, Parent and the Company shall in consultation with each other prepare and file with the SEC the Proxy Statement and Registration Statement in preliminary form. Each of the Company and Parent shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC and the Registration Statement declared effective as soon as practicable. The Company shall furnish Parent with all information concerning the Company and the holders of its capital stock and shall take such other action Parent may reasonably request in connection with the Registration Statement and the issuance of shares of Parent Common Stock in connection with the Merger. If, at any time prior to the Effective Time, any event or circumstance relating to the Company, any Subsidiary of the Company, Parent or any Subsidiary of Parent, or their respective officers or directors, should be discovered by such party which should be set forth in an amendment or a supplement to the Registration Statement or Proxy Statement, such party shall promptly inform the other thereof and take appropriate action in respect thereof.

  Section 6.5 Proxy Statements; Stockholder Approval.

    (a) The Company, acting through its Board of Directors, shall, subject to and in accordance with Applicable Law, its Certificate of Incorporation and its By-Laws, promptly and duly call, give notice of, convene and hold as soon as practicable following the date upon which the Registration Statement becomes effective a meeting of the holders of Company Common Stock for the purpose of voting to approve and adopt this Agreement and the transactions contemplated hereby (the "Company Stockholder Meeting"), and,
  (i) except as required to comply with the fiduciary duties of the Board of Directors as advised by outside counsel, recommend approval and adoption of this Agreement and the transactions contemplated hereby by the stockholders of the Company and include in the Proxy Statement such recommendation and
  (ii) except as required to comply with the fiduciary duties of the Board of Directors as advised by outside counsel, take all reasonable action to solicit and obtain such approval.

    (b) The Company, as promptly as practicable, shall cause the definitive Proxy Statement to be mailed to its stockholders as soon as practicable following the date on which it is cleared by the SEC and the Registration Statement is declared effective.

  Section 6.6 Compliance with the Securities Act. Prior to the Effective Time, the Company shall cause to be prepared and delivered to Parent a list (reasonably satisfactory to counsel for Parent) identifying each person who, at the time of the Company Stockholder Meeting, may be deemed to be an "affiliate" of the Company, as such term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act (the "Company Rule 145 Affiliates"). The Company shall use its reasonable best efforts to cause each person who is identified as a Company Rule 145 Affiliate in such list to deliver to Parent on or prior to the Effective Time a written agreement, substantially in the form of Exhibit B hereto.

  Section 6.7 Reasonable Best Efforts.

    (a) Subject to the terms and conditions herein provided and applicable legal requirements, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, as promptly as practicable, all things necessary, proper or advisable under applicable laws and regulations to ensure that the conditions set forth in Article VII are satisfied and to consummate and make effective the transactions contemplated by this Agreement; provided, however, that the Company shall not, without Parent's prior written consent, and Parent shall not be required to, divest or hold separate or otherwise take or commit to take any other similar action with respect to any assets, businesses or product lines of Parent, the Company or any of their respective Subsidiaries.

    (b) Each of the parties shall use its reasonable best efforts to obtain as promptly as practicable all consents, waivers, approvals, authorizations or permits of, or registration or filing with or notification to

  (any of the foregoing being a "Consent"), of any Governmental Entity or any other person required in connection with, and waivers of any violations, defaults or breaches that may be caused by, the consummation of the transactions contemplated by this Agreement.

    (c) Each party hereto shall promptly inform the other of any material communication from the SEC, the United States Federal Trade Commission, the United States Department of Justice or any other Governmental Entity regarding any of the transactions contemplated by this Agreement. If any party hereto or any affiliate thereof receives a request for additional information or documentary material from any such Governmental Entity with respect to the transactions contemplated by this Agreement, then such party shall use commercially reasonable efforts to cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request.

    (d) Without limiting the generality of the foregoing and subject to the proviso to Section 6.7(a) hereof, Parent and the Company will use their respective reasonable best efforts to obtain all authorizations or waivers required under the HSR Act to consummate the transactions contemplated hereby, including, without limitation, making all filings with the Antitrust Division of the Department of Justice ("DOJ") and the Federal Trade Commission ("FTC") required in connection therewith (the initial filing to occur no later than ten business days following the execution and delivery of this Agreement) and responding as promptly as practicable to all inquiries received from the DOJ or FTC for additional information or documentation. Each of Parent and the Company shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission which is necessary under the HSR Act. Parent and the Company shall keep each other apprised of the status of any communications with, and any communications with, and any inquiries or requests for additional information from, the FTC and the DOJ.

    (e) The parties hereto intend the Merger to qualify as a reorganization under Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code. Each of the parties hereto shall, and shall cause its respective Subsidiaries to, and shall use its reasonable best efforts to cause its respective affiliates to, use its and their respective reasonable best efforts to cause the Merger to so qualify. No party hereto nor any affiliate thereof shall take any action that would cause the Merger not to qualify under these Sections of the Code, and the parties hereto shall take the position for all purposes that the Merger qualifies as a reorganization under such Sections of the Code.

  Section 6.8 Employee Benefits. Parent currently intends to cause the Surviving Corporation and its Subsidiaries, after the Effective Time, to provide employees of the Company such compensation, employee benefit plans and employee programs, arrangements and agreements which, in the aggregate, are no less favorable than currently provided to similarly situated employees of Parent. Nothing in this Agreement shall prohibit Parent, the Surviving Corporation or any of their respective Subsidiaries from amending or terminating any such plan, program, arrangement or agreement at any time in accordance with Applicable Law (except as to benefits already vested thereunder) and subject to the terms of such plans, programs or arrangements or other agreements.

  Section 6.9 Public Announcements. Parent and the Company shall consult with each other before issuing any press releases or otherwise making any public statement with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation and without approval (which shall not unreasonably be withheld and which shall be timely given) of the other, except as may be required by applicable law or by existing obligations pursuant to any listing agreement with any national securities exchange.

  Section 6.10 Directors' and Officers' Indemnification and Insurance.

    (a) Parent and the Company agree that all rights to indemnification now existing in favor of any employee, agent, director or officer of the Company and its Subsidiaries (the "Indemnified Parties"), as provided in their respective certificates of incorporation or by-laws, or in an agreement between an

  Indemnified Party and the Company or one of its Subsidiaries set forth in
  Section 6.10 of the Company Disclosure Schedule, shall survive the Merger and shall continue in full force and effect for a period of six years after the Effective Time; provided that in the event any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of any such claim shall continue until final disposition of such claim.

    (b) Parent agrees that from and after the Effective Time, the Surviving Corporation shall cause to be maintained in effect for six years after the Effective Time the policies of the directors' and officers' liability insurance maintained by the Company on the date hereof and listed in
  Section 6.10 of the Company Disclosure Schedule; provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous to the Indemnified Parties and provided that such substitution shall not result in any gaps or lapses in coverage with respect to matters occurring prior to the Effective Time; and provided, further, that the Surviving Corporation shall not be required to pay an annual premium in excess of 150% of the last annual premium paid by the Company prior to the date hereof (the "Maximum Amount") (which premium is set forth in Section 6.10 of the Company Disclosure Schedule) and if the Surviving Corporation is unable to obtain the insurance required by this Section 6.10, it shall obtain as much comparable insurance as possible for an annual premium equal to the Maximum Amount.

  Section 6.11 Expenses. Except as otherwise set forth in Sections 8.2(b) and
(c), each party hereto shall bear its own costs and expenses in connection with this Agreement and the transactions contemplated hereby.

  Section 6.12 Listing Application. Parent shall each use its reasonable best efforts to cause the shares of Parent Common Stock to be issued pursuant to this Agreement in the Merger to be listed for trading on the NASDAQ National Market or on any securities exchange on which shares of Parent Common Stock shall be listed at the Effective Time.

  Section 6.13 Supplemental Disclosure. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause (x) any representation or warranty contained in this Agreement to be untrue or inaccurate or (y) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied and
(ii) any failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.13 shall not have any effect for the purpose of determining the satisfaction of the conditions set forth in Article VII of this Agreement or otherwise limit or affect the remedies available hereunder to any party.

  Section 6.14 Purchase Plan. Immediately hereafter the Company shall amend its Employee Stock Purchase Plan to prohibit prior to the termination of this Agreement the modification by any participant of any election thereunder the effect of which is to increase such participant's contributions to the plan above the level of such participant's contributions as of the date hereof.

                                  ARTICLE VII

                   CONDITIONS TO CONSUMMATION OF THE MERGER

  Section 7.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction or waiver at or prior to the Closing Date of the following conditions:

    (a) Stockholder Approval. This Agreement and the transactions contemplated hereby shall have been approved and adopted by the requisite vote (as described in Section 3.5(b)) of the Company in accordance with Applicable Law.

    (b) Governmental Approvals. All authorizations, consents, orders, declarations or approvals of, or filings with, or terminations or expirations of waiting periods imposed by, any Governmental Entity, which the failure to obtain, make or occur would have the effect of making the Merger or any of the transactions contemplated hereby illegal or would have a Material Adverse Effect on Parent or the Company (as the Surviving Corporation) or would materially impair the operations of the Surviving Corporation, assuming the Merger had taken place, shall have been obtained, shall have been made or shall have occurred.

    (c) HSR Act. The waiting period under the HSR Act shall have expired or been terminated.

    (d) Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated by the SEC.

    (e) No Injunction. No Governmental Entity having jurisdiction over the Company or Parent, or any of their respective Subsidiaries, shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the Merger or the Stock Voting Agreement illegal or otherwise prohibiting consummation of the Merger.

  Section 7.2 Conditions to Obligation of Parent and the Purchaser to Effect the Merger. The obligation of Parent and the Purchaser to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following additional conditions, unless waived in writing by Parent:

    (a) Representations and Warranties. The representations and warranties of the Company that are qualified with reference to materiality shall be true and correct, and the representations and warranties that are not so qualified shall be true and correct in all material respects, in each case as of the date hereof, and, except to the extent such representations and warranties speak as of an earlier date, as of the Effective Time as though made at and as of the Effective Time, and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company to such effect.

    (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company to such effect.

    (c) Material Adverse Change. Except as set forth in Section 7.2 of the Company Disclosure Schedule, since the date of this Agreement, there shall have been no event or occurrence which has had, or would reasonably be expected to have, a Company Material Adverse Effect, and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company to such effect.

    (d) Company Affiliate Agreements. Parent shall have received the written agreements, substantially in the form of Exhibit B hereto, from the Company Rule 145 Affiliates described in Section 6.6.

    (e) Litigation. There shall not have been instituted or be pending, or threatened, any suit, action or proceeding by any Governmental Entity as a result of this Agreement or any of the transactions contemplated hereby which, if such Governmental Entity were to prevail, would reasonably be expected to have a Parent Material Adverse Effect or Company Material Adverse Effect (as the Surviving Corporation).

    (f) Consents Under Agreements. The Company shall have obtained the consent or approval of each person (other than the Governmental Entities referred to in Section 7.1(b)) whose consent or approval shall be required in connection with the transactions contemplated hereby under any indenture, mortgage, evidence of indebtedness, lease or other agreement or instrument, except where the failure to obtain the same would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect or Company Material Adverse Effect (as the Surviving Corporation).

    (g) Tax Opinion. Parent shall have received an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to Parent, to the effect that the Merger will qualify as a reorganization within the meaning of Section 368 of the Code. The issuance of such opinion shall be conditioned on the receipt by such tax counsel of representation letters from each of Parent and the Purchaser, the Company and certain stockholders of the Company, including, but not limited to, James T. Hudson, in each case, in form and substance reasonably satisfactory to Skadden, Arps, Slate, Meagher & Flom LLP. The specific provisions of each such representation letter shall be in form and substance reasonably satisfactory to such tax counsel, and each such representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect.

  Section 7.3 Conditions to Obligation of the Company to Effect the
Merger. The obligation of the Company to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following additional conditions, unless waived in writing by the Company:

    (a) Representations and Warranties. The representations and warranties of Parent and the Purchaser that are qualified with reference to materiality shall be true and correct, and the representations and warranties that are not so qualified shall be true and correct in all material respects, in each case as of the date hereof, and, except to the extent such representations and warranties speak as of an earlier date, as of the Effective Time as though made on and as of the Effective Time, and the Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer or the Chief Financial Officers of Parent to such effect.

    (b) Performance of Obligations of Parent and Purchaser. Each of Parent and the Purchaser shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and the Company shall have received a certificate signed on behalf of Parent and the Purchaser by the Chief Executive Officer or the Chief Financial Officer of Parent and the Purchaser to such effect.

    (c) Material Adverse Change. Since the date of this Agreement, there shall have been no event or occurrence which has had, or would reasonably be expected to have, a Parent Material Adverse Effect, and the Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer or the Chief Financial Officer of Parent to such effect.

    (d) Tax Opinion. The Company shall have received an opinion of Davis Polk & Wardwell, special counsel to the Company, to the effect that the Merger will qualify as a reorganization within the meaning of Section 368 of the Code. The issuance of such opinion shall be conditioned on the receipt by such tax counsel of representation letters from each of Parent and the Purchaser, the Company and certain stockholders of the Company, including, but not limited to, James T. Hudson, in each case, in form and substance reasonably satisfactory to Davis Polk & Wardwell. The specific provisions of each such representation letter shall be in form and substance reasonably satisfactory to such tax counsel, and each such representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect.

                                 ARTICLE VIII

                                  TERMINATION

  Section 8.1 Termination. This Agreement may be terminated, and the Merger and the other transactions contemplated hereby may be abandoned, at any time prior to the Effective Time, whether before or after approval by the stockholders of the Company or Parent:

    (a) by mutual written consent of Parent and the Company;

    (b) by either Parent or the Company, if (i) the Merger shall not have been consummated on or before February 28, 1998 or (ii) the stockholders of the Company do not approve this Agreement by the requisite vote at a meeting duly convened therefor or any adjournment thereof (unless, in the case of any such termination pursuant to this Section 8.1(b), the failure of such event to occur shall have been caused by the action or failure to act of the party seeking to terminate this Agreement, which action or failure to act constitutes a breach of such party's obligations under this Agreement);

    (c) by either Parent or the Company, if any permanent injunction, order, decree or ruling by any Governmental Entity of competent jurisdiction preventing the consummation of the Merger shall have become final and nonappealable; provided, however, subject to the proviso to Section 6.7(a) hereof, that the party seeking to terminate this Agreement pursuant to this
  Section 8.1(c) shall have used reasonable best efforts to remove such injunction or overturn such action;

    (d) by Parent, if (i) there has been a breach of any of the representations or warranties, covenants or agreements of the Company set forth in this Agreement, the effect of which is a Company Material Adverse Effect, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by Parent to the Company, or (ii) the Board of Directors of the Company (x) fails to recommend the approval of this Agreement and the Merger to the Company's stockholders in accordance with Section 6.5(a) hereof, or (y) withdraws or amends or modifies in a manner adverse to Parent its recommendation or approval in respect of this Agreement or the Merger or fails to reconfirm such recommendation within two business days of a written request for such confirmation by Parent;

    (e) by the Company if the Board of Directors of the Company shall reasonably determine that a proposal for an Acquisition Transaction constitutes a Superior Proposal; provided, however, that the Company may not terminate this Agreement pursuant to this subsection (e) unless (i) five business days shall have elapsed after delivery to Parent of a written notice of such determination by such Board of Directors and, during such five business day period, the Company shall have fully cooperated with Parent, including, without limitation, informing Parent of the terms and conditions of such proposal for an Acquisition Transaction and the identity of the person or group making such proposal for an Acquisition Transaction, with the intent of enabling Parent to agree to a modification of the terms and conditions of this Agreement so that the transactions contemplated hereby may be effected, and (ii) at the end of such five business day period, the Board of Directors of the Company shall continue reasonably to believe that such proposal for an Acquisition Transaction constitutes a Superior Proposal and promptly thereafter the Company shall enter into a definitive acquisition, merger or similar agreement to effect such Superior Proposal; and

    (f) by the Company, if there has been a breach of any of the representations or warranties, covenants or agreements of Parent or the Purchaser set forth in this Agreement, the effect of which is a Parent Material Adverse Effect, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by the Company to Parent.

  Section 8.2 Effect of Termination.

    (a) In the event of termination of this Agreement pursuant to this
  Article VIII, the Merger shall be deemed abandoned and this Agreement shall forthwith become void, except that the provisions of the last sentence of
  Section 6.1, Section 6.11 and this Section 8.2 shall survive any termination of this Agreement; provided, however, that, except as set forth in Subsection (c) below, nothing in this Agreement shall relieve any party from liability for any breach of this Agreement.

    (b) If (x) Parent shall have terminated this Agreement pursuant to
  Section 8.1(d)(ii) or (y) the Company shall have terminated this Agreement pursuant to Section 8.1(e), then, in any such case, the Company shall pay Parent (A) a termination fee of $22.5 million plus (B) an amount equal to $5 million which the parties agree represents a good faith estimate of Parent's expenses in connection with this Agreement (including, without limitation, attorneys' fees and fees of financial advisors). Any fees or amounts payable under this Section 8.2(b) shall be paid in same day funds contemporaneously with a termination described in either clause (x) or (y) of this Section 8.2(b), and no notice of termination pursuant to such sections shall be effective and this Agreement shall not terminate, until such termination fee is received by Parent.

    (c) If Parent or the Company shall have terminated this Agreement pursuant to Section 8.1(b)(i) and at the time of such termination all other conditions to the Merger have been satisfied or waived other than the applicable waiting period under the HSR Act having expired or been terminated, then Parent shall pay the Company $10 million; provided that Parent shall pay the Company an additional $5 million if, in addition to the circumstances described in this subsection, the circumstances set forth in Section 8.2(c) of the Company Disclosure Schedule shall have occurred.

                                  ARTICLE IX

                              GENERAL PROVISIONS

  Section 9.1 Amendment and Modification. At any time prior to the Effective Time, this Agreement may be amended, modified or supplemented only by written agreement (referring specifically to this Agreement) of Parent and the Company with respect to any of the terms contained herein; provided, however, that after any approval and adoption of this Agreement by the stockholders of the Company, no such amendment, modification or supplementation shall be made which under Applicable Law requires the approval of such stockholders, without the further approval of such stockholders.

  Section 9.2 Waiver. At any time prior to the Effective Time, Parent, on the one hand, and the Company, on the other hand, may (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any inaccuracies in the representations and warranties of the other contained herein or in any documents delivered pursuant hereto and (iii) waive compliance by the other with any of the agreements or conditions contained herein which may legally be waived. Any such extension or waiver shall be valid only if set forth in an instrument in writing specifically referring to this Agreement and signed on behalf of such party.

  Section 9.3 Survivability; Investigations. The respective representations and warranties of Parent and Purchaser, on the one hand, and the Company, on the other hand, contained herein or in any certificates or other documents delivered prior to or as of the Effective Time (i) shall not be deemed waived or otherwise affected by any investigation made by any party hereto and (ii) shall not survive beyond the Effective Time. The covenants and agreements of the parties hereto (including the Surviving Corporation after the Merger) shall survive the Effective Time, without limitation (except for those which, by their terms, contemplate a shorter survival period).

  Section 9.4 Notices. All notices and other communications hereunder shall be in writing and shall be delivered personally or by next-day courier or telecopied with confirmation of receipt, to the parties at the addresses specified below (or at such other address for a party as shall be specified by like notice; provided that notices of a change of address shall be effective only upon receipt thereof). Any such notice shall be effective upon receipt, if personally delivered or telecopied, or one day after delivery to a courier for next-day delivery.

     If to Parent or the Purchaser, to:

            Tyson Foods, Inc.
            2210 Oaklawn Drive
            Springdale, Arkansas 72764
            Attention: Executive Vice President
               and Chief Financial Officer

            Telephone: (501) 290-4000
            Telecopier: 501) 290-4028
     with copies to:

            Skadden, Arps, Slate, Meagher
              & Flom LLP
            One Rodney Square
            Wilmington, Delaware 19801
            Attention: Robert B. Pincus, Esq.

            Telephone: (302) 651-3000
            Telecopier:(302) 651-3001

     If to the Company, to:

            Hudson Foods, Inc.
            1225 Hudson Road
            Rogers, Arkansas 72756
            Attention: Mr. Michael T. Hudson

            Telephone: (501) 636-1100
            Telecopier:(501) 631-5400

     with a copy to:

            Davis Polk & Wardwell
            450 Lexington Avenue
            New York, New York 10017
            Attention: William L. Rosoff, Esq.

            Telephone: (212) 450-4000
            Telecopier:(212) 450-4500

  Section 9.5 Descriptive Headings; Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References in this Agreement to Sections, Exhibits or Articles mean a Section, Exhibit or Article of this Agreement unless otherwise indicated. References to this Agreement shall be deemed to include the Exhibits hereto, the Company Disclosure Schedule and the Parent Disclosure Schedule, unless the context otherwise requires. The term "person" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, a Governmental Entity or an unincorporated organization.

  Section 9.6 Entire Agreement. This Agreement (including the Exhibits, the Company Disclosure Schedule and the Parent Disclosure Schedule) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them, with respect to the subject matter hereof.

  Section 9.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the provisions thereof relating to conflicts of law.

  Section 9.8 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Delaware or in Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal or state court sitting in the State of Delaware.

  Section 9.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.

  Section 9.10 Assignment; Third-Party Beneficiaries. This Agreement and the rights, interests and obligations hereunder shall inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that no party hereto may assign or otherwise transfer its rights, interests or obligations hereunder without the prior written consent of the other parties hereto. Nothing in this Agreement is intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

                           [SIGNATURE PAGE FOLLOWS]

  IN WITNESS WHEREFORE, Parent, the Purchaser and the Company have caused this Agreement and Plan of Merger to be executed on its behalf by their respective officers thereunto duly authorized, all as of the date first above written.

                                          TYSON FOODS, INC.


                                          By:     /s/ Leland E. Tollett
                                              ---------------------------------
                                             Leland E. Tollett
                                             Chairman and Chief Executive
                                             Officer

                                          HFI ACQUISITION SUB INC.


                                          By:        /s/ Wayne Britt
                                              ---------------------------------
                                             Wayne Britt
                                             President

                                          HUDSON FOODS, INC.


                                          By:      /s/ James T. Hudson
                                              ---------------------------------
                                             James T. Hudson
                                             Chairman

                                                                       ANNEX II

                                     LOGO
                         Donaldson, Lufkin & Jenrette

                                          December 8, 1997

Board of Directors
Hudson Foods, Inc.
1225 Hudson Road
Rogers, Arkansas 72756

Dear Sirs:

  You have requested our opinion as to the fairness from a financial point of view to the holders of Class A Common Stock, par value $0.01 per share ("Class A Common Stock"), of Hudson Foods, Inc. (the "Company") and Class B Common Stock, par value $0.01 per share ("Class B Common Stock" and together with the Class A Common Stock, the "Company Common Stock"), of the Company, other than such holders who are affiliates of the Company, of the consideration to be received by such holders pursuant to the terms of the Agreement and Plan of Merger dated as of September 4, 1997 (the "Agreement"), by and among Tyson Foods, Inc. ("Tyson"), HFI Acquisition Sub, Inc. ("Merger Sub"), a wholly owned subsidiary of Tyson, and the Company, pursuant to which the Company will be merged (the "Merger") with and into Merger Sub.

  Pursuant to the Agreement, each share of Company Common Stock will be converted, subject to certain exceptions, into the right to receive (i) $8.40 per share in cash and (ii) six-tenths of one share of Class A Common Stock, par value $0.10 per share ("Tyson Common Stock"), of Tyson (collectively, the "Consideration").

  In arriving at our opinion, we have reviewed the Agreement and the exhibits thereto. We also have reviewed financial and other information that was publicly available or furnished to us by the Company and Tyson including information provided during discussions with their respective managements. Included in the publicly available financial information were certain consensus earnings per share projections for Tyson, and the Company, as published by First Call, for the respective companies' 1997 and 1998 fiscal years, which we have discussed with the managements of Tyson and the Company. In light of recent developments relating to the publicly announced recall of ground beef patties produced at a Company plant in Columbus, Nebraska, we believe that the uncertainty resulting from such recent developments has caused Company financial projections to become stale and, accordingly, we have not reviewed any Company financial projections. We have instead reviewed the First Call earnings estimates described above. In addition, we have compared certain financial and securities data of the Company and Tyson with various other companies whose securities are traded in public markets, reviewed the historical stock prices and trading volumes of the Class A Common Stock and Tyson Common Stock, reviewed prices and premiums paid in certain other business combinations and conducted such other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion. We were not requested to, nor did we, solicit the interest of any other party in acquiring the Company.

  In rendering our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by the Company and Tyson or their respective representatives (other than financial projections of the Company prepared prior to the recall of the ground beef patties referred to above which, in light of such recall and the uncertainty relating to the business of the Company caused by the adverse publicity arising from such recall, we have neither reviewed nor relied upon), or that was otherwise reviewed by us. In particular, we have relied upon the estimates of the management of the Company of the operating synergies achievable as a result of the Merger and upon our discussion of such synergies with the management of Tyson. With respect to the consensus earnings per share projections as published by First Call, we have assumed that such projections do not differ in any material respect from the estimates and judgments of the management of Tyson and the Company as to the future earnings per share performance of Tyson and the Company, respectively. We have not assumed any responsibility for making an independent evaluation any assets or liabilities or for making any independent verification of any of the information reviewed by us. We have relied as to certain legal matters on advice of counsel to the Company.

  Our opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us as of, the date of this letter. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. We are expressing no opinion herein as to the prices at which Tyson Common Stock will actually trade at any time. Our opinion does not constitute a recommendation to any holder of Company Common Stock as to how such holder should vote on the proposed transaction.

  Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. DLJ has performed investment banking and other services for the Company in the past and has been compensated for such services.

  Based upon the foregoing and such other factors as we deem relevant, we are of the opinion that the Consideration to be received by the holders of Company Common Stock, other than such holders who are affiliates of the Company, is and, as of September 4, 1997 was, fair to such holders from a financial point of view.

                                          Very truly yours,

                                          DONALDSON, LUFKIN & JENRETTE
                                          SECURITIES CORPORATION

                                          LOGO
                                          /s/ Robert J. McMullan
                                          By:
                                          Robert J. McMullan
                                          Senior Vice President

                                                                      ANNEX III

       EXCERPT FROM THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

  262 APPRAISAL RIGHTS. (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to (S) 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

  (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to (S) 251 (other than a merger effected pursuant to (S) 251(g) of this title), (S) 252, (S) 254, (S) 257, (S) 258, (S) 263, or (S) 264
of this title:

  (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either
(i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of (S) 251 of this title.

  (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to (S)(S) 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

  a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

  b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

  c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

  d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

  (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under (S) 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.


                                     III-1

  (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

  (d) Appraisal rights shall be perfected as follows:

  (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

  (2) If the merger or consolidation was approved pursuant to (S) 228 or (S) 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.


                                     III-2

  (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

  (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

  (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

  (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

  (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation

                                     III-3
of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

  (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

  (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection
(d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

  (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                     III-4

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  The Tyson By-laws provide that Tyson shall indemnify and hold harmless its directors and officers to the fullest extent legally permissible under and pursuant to any procedure specified in the DGCL against all expenses, liabilities and losses incurred in connection with their service or status as directors and officers. Such indemnification would also extend to liabilities arising from actions taken by a director or officer when serving at the request of Tyson as a director or officer of another corporation, or as Tyson's representative in a partnership, joint venture or other enterprise.

  Section 145 of the DGCL, as currently in effect, sets forth the indemnification rights of directors and officers of Delaware corporations. Under such provision, a director or officer of a corporation (i) shall be indemnified by the corporation for all expenses of litigation or other legal proceedings when he is successful on the merits or otherwise, (ii) may be indemnified by the corporation for the expenses, judgments, fines and amounts paid in settlement of such litigation (other than a derivative suit) even if he is not successful on the merits if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation (and, in the case of a criminal proceeding, had no reason to believe his conduct was unlawful), and (iii) may be indemnified by the corporation for expenses of a derivative suit (a suit by a stockholder alleging a breach by a director or officer of a duty owed to the corporation), even if he is not successful on the merits, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, provided that no such indemnification may be made in accordance with this clause (iii) if the director or officer is adjudged liable to the corporation, unless and only to the extent that a court determines that, despite such adjudication but in view of all of the circumstances, he is fairly and reasonably entitled to indemnification of such expenses. The indemnification described in clauses (ii) and (iii) above shall be made only upon a determination by (i) a majority of a quorum of disinterested directors, (ii) independent legal counsel in a written opinion or (iii) the stockholders, that indemnification is proper because the applicable standard of conduct is met.

  The effect of the indemnification provisions contained in the Tyson By-laws is to require Tyson to indemnify its directors and officers under circumstances where such indemnification would otherwise be discretionary and to extend to Tyson's directors and officers the benefits of Delaware law dealing with director and officer indemnification, as well as any future changes which might occur under Delaware law in this area.

  The Tyson By-laws specify that the indemnification rights granted thereunder are enforceable contract rights which are not exclusive of any other indemnification rights that the director or officer may have under an agreement, provision of law, vote of stockholders or otherwise. As permitted by Section 145(g) of the DGCL, the Tyson By-laws also authorize Tyson to purchase directors' and officers' insurance for the benefit of its past and present directors and officers, irrespective of whether Tyson has the power to indemnify such persons under Delaware law. Tyson currently maintains such insurance as allowed by these provisions.

  The Tyson By-laws also provide that expenses incurred by a director or officer in defending a civil or criminal lawsuit or proceeding arising out of actions taken in his official capacity, or in certain other capacities, will be paid by Tyson in advance of the final disposition of the matter upon receipt of an undertaking from the director or officer to repay the sum advanced if it is ultimately determined that he is not entitled to be indemnified by Tyson pursuant to applicable provisions of the DGCL.

  As noted above, Tyson's directors and officers have certain indemnity rights under the Tyson By-laws and the DGCL and are protected from certain other liabilities by Tyson's existing directors' and officers' insurance. Tyson has also entered into supplemental indemnification agreements with its directors and with certain officers designated by the Board of Directors (collectively the "Indemnitees"), which broaden the scope of indemnity that has traditionally been provided by Tyson to such persons under the terms of the Tyson By-laws and the DGCL.

  The indemnification agreements with the Indemnitees provide that, subject to certain important exceptions, the Indemnitees shall be indemnified to the fullest possible extent permitted by law against any amount which they become legally obligated to pay because of any act or omission or neglect or breach of duty. Such amount includes all expenses (including attorneys' fees), damages, judgments, costs and settlement amounts, actually and reasonably incurred or paid by them in any action or proceeding, including any action by or in the right of Tyson, on account of their service as a director or officer of Tyson or any subsidiary of Tyson. The indemnification agreements further provide that expenses incurred by the Indemnitees in defending such actions, in accordance with the terms of the agreements, shall be paid in advance, subject to the Indemnitees' obligation to reimburse Tyson in the event it is ultimately determined that they are not entitled to be indemnified for such expenses under any of the provisions of the indemnification agreements.

  No indemnification is provided under the indemnification agreements on account of conduct which is adjudged to be deliberately dishonest and material to establishing the liability for which the indemnification is sought. In addition, no indemnification is provided if a final court adjudication shall determine that such indemnification is not lawful, or in respect of any suit in which judgment is rendered for an accounting of profits made from a purchase or sale of securities of Tyson in violation of Section 16(b) of the Exchange Act, or of any similar statutory provision, or on account of any remuneration, personal profit or advantage which is adjudged to have been obtained in violation of law. The indemnification agreements also contain provisions designed to protect Tyson from unreasonable settlements or redundant legal expenditures.

  The indemnification agreements also provide for contribution by Tyson, with certain exceptions, to amounts paid by the Indemnitees in any situation in which the Tyson and such individuals are jointly liable (or would be if Tyson were joined in the litigation) if for any reason indemnification is not available. Such contribution would be based on the relative benefits to Tyson and the individuals of the transaction from which liability arose, and on the relative fault in the transaction of Tyson and the individuals. This provision could be applicable in the event a court found that indemnification under the federal securities laws is against public policy and thus not enforceable, as well as under state laws.

  The indemnification agreements provide for substantially broader indemnity rights than those currently granted to the directors and officers of Tyson under the Tyson By-laws, which afforded directors and officers only those express indemnification rights set forth in Section 145 of the DGCL. They are not intended to deny or otherwise limit third party or derivative suits against Tyson or its directors or officers. However, to the extent a director or officer were entitled to indemnification or contribution thereunder, the financial burden of a third party suit would be borne by Tyson, and Tyson would not benefit from derivative recoveries since the amount of such recoveries would be repaid to the director or officer pursuant to the agreements.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) The following is a list of Exhibits included as part of the Registration Statement. Tyson agrees to furnish supplementally a copy of any omitted schedule to the SEC upon request. Items marked with an asterisk are filed herewith.

 EXHIBIT NO.                         DESCRIPTION                           PAGE
 -----------                         -----------                           ----
  *2.1       Agreement and Plan of Merger, dated as of September 4,
             1997, among Tyson Foods, Inc., HFI Acquisition Sub Inc. and
             Hudson Foods, Inc. (included as Annex I to the Proxy
             Statement/Prospectus).
   3.1       Certificate of Incorporation of Tyson, as amended
             (previously filed as Exhibit 3(a) to Tyson's Registration
             Statement on Form S-4 filed with the Commission on July 8,
             1992, Commission File No. 33-49368, and incorporated herein by reference).

 EXHIBIT NO.                         DESCRIPTION                           PAGE
 -----------                         -----------                           ----
    3.2      Amended and Restated Bylaws of Tyson (previously filed as
             Exhibit 3.2 to Tyson's Annual Report on Form 10-K for the
             fiscal year ended September 28, 1996, Commission File No.
             0-3400, and incorporated herein by reference).
   *5.1      Opinion of Skadden, Arps, Slate, Meagher & Flom LLP to
             Tyson Foods, Inc. regarding the legality of the securities being registered.
   *8.1      Opinion of Skadden, Arps, Slate, Meagher & Flom LLP, as to
             certain United States federal income tax consequences of
             the Merger.
   *8.2      Opinion of Davis Polk & Wardwell, as to certain United
             States federal income tax consequences of the Merger.
  *10.1      Consulting Agreement, dated as of September 4, 1997,
             between Tyson Foods, Inc. and James T. Hudson.
  *10.2      Consulting Agreement, dated as of September 4, 1997,
             between Tyson Foods, Inc. and Michael T. Hudson.
  *10.3      Consulting Agreement, dated as of September 4, 1997,
             between Tyson Foods, Inc. and Charles B. Jurgensmeyer.
   10.4      Stock Voting Agreement, dated as of September 4, 1997,
             between Tyson Foods, Inc. and James T. Hudson (previously
             filed as Exhibit 99.1 to James T. Hudson's Statement on
             Schedule 13D filed September 12, 1997, Commission File No.
             005-36992, and incorporated herein by reference).
  *10.5      Form of Registration Rights Agreement to be entered into by
             Tyson Foods, Inc. and James T. Hudson.
  *23.1      Consent of Ernst & Young LLP.
  *23.2      Consent of Coopers and Lybrand L.L.P.
  *23.3      Consent of Skadden, Arps, Slate, Meagher & Flom LLP
             (included in its opinion filed as Exhibit 5.1 hereto).
  *23.4      Consent of Skadden, Arps, Slate, Meagher & Flom LLP
             (included in its opinion filed as Exhibit 8.1 hereto).
  *23.5      Consent of Davis Polk & Wardwell (included in its opinion
             filed as Exhibit 8.2 hereto).
  *23.6      Consent of Donaldson, Lufkin & Jenrette Securities
             Corporation.
  *24.1      Powers of Attorney (see signature page).
  *99.1      Form of proxy card to be mailed to holders of Hudson Common
             Stock.
  *99.2      Reprint of Section 262 of the General Corporation Law of
             the State of Delaware (included as Annex III to the Proxy
             Statement/Prospectus).

--------
 * Filed herewith.
 (b) Not applicable.
 (c) Opinion of Donaldson, Lufkin & Jenrette Securities Corporation (included as Annex II to the Proxy Statement/Prospectus).

ITEM 22. UNDERTAKINGS

  (a) The undersigned Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

  (c) (1) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

  (2) The Registrant undertakes that every prospectus: (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  (e) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Proxy Statement/Prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  (f) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Springdale, State of Arkansas, on this 10th day of December, 1997.

                                              TYSON FOODS, INC.

                                                      /s/ Wayne Britt
                                              By:
                                                 ------------------------------
                                                 Wayne Britt
                                                 Chief Financial Officer

                               POWER OF ATTORNEY

  KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Leland E. Tollett and Wayne Britt, and each of them, each with full power to act without the other, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for such person and in his name, place and stead, in any and all capacities, to sign any or all further amendments or supplements (including post-effective amendments) to this Registration Statement on Form S-4 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each of said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitutes, may lawfully do or cause to be done by virtue thereof.

  Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.


              SIGNATURE                           TITLE                DATE
              ---------                           -----                ----
         /s/ Don Tyson                  Senior Chairman of the   December 10, 1997
-------------------------------------    Board of Directors
              DON TYSON

     /s/ Leland E. Tollett              Chairman of the Board    December 10, 1997
-------------------------------------    of Directors and
          LELAND E. TOLLETT              Chief Executive
                                         Officer

       /s/ Donald E. Wray               President, Chief         December 10, 1997
-------------------------------------    Operating Officer and
           DONALD E. WRAY                Director

        /s/ Wayne Britt                 Chief Financial          December 10, 1997
-------------------------------------   Officer
             WAYNE BRITT

        /s/ Joe F. Starr                Director                 December 10, 1997
-------------------------------------
            JOE F. STARR

        /s/ John H. Tyson                Vice Chairman of the     December 10, 1997
-------------------------------------    Board of Directors
            JOHN H. TYSON

       /s/ Shelby D. Massey              Director                 December 10, 1997
-------------------------------------
          SHELBY D. MASSEY

       /s/ Neely E. Cassady              Director                 December 10, 1997
-------------------------------------
          NEELY E. CASSADY

      /s/ Fred S. Vorsanger              Director                 December 10, 1997
-------------------------------------
          FRED S. VORSANGER

      /s/ Barbara A. Tyson              Director                 December 10, 1997
-------------------------------------
          BARBARA A. TYSON

      /s/ Lloyd V. Hackley             Director                  December 10, 1997
-------------------------------------
          LLOYD V. HACKLEY

     /s/ Gerald M. Johnston            Director                  December 10, 1997
-------------------------------------
         GERALD M. JOHNSTON


                                 EXHIBIT INDEX

  The following exhibits are filed with this report or are incorporated by reference to previously filed material. Page references are to the cover page preceding each attached Exhibit.

 EXHIBIT NO.                         DESCRIPTION                           PAGE
 -----------                         -----------                           ----
   *2.1      Agreement and Plan of Merger, dated as of September 4,
             1997, among Tyson Foods, Inc., HFI Acquisition Sub Inc. and
             Hudson Foods, Inc. (included as Annex I to the Proxy
             Statement/Prospectus).
    3.1      Certificate of Incorporation of Tyson, as amended
             (previously filed as Exhibit 3(a) to Tyson's Registration
             Statement on Form S-4 filed with the Commission on July 8,
             1992, Commission File No. 33-49368, and incorporated herein by reference).
    3.2      Amended and Restated Bylaws of Tyson (previously filed as
             Exhibit 3.2 to Tyson's Annual Report on Form 10-K for the
             fiscal year ended September 28, 1996, Commission File No.
             0-3400, and incorporated herein by reference).
   *5.1      Opinion of Skadden, Arps, Slate, Meagher & Flom LLP to
             Tyson Foods, Inc. regarding the legality of the securities being registered.
   *8.1      Opinion of Skadden, Arps, Slate, Meagher & Flom LLP, as to
             certain United States federal income tax consequences of
             the Merger.
   *8.2      Opinion of Davis Polk & Wardwell, as to certain United
             States federal income tax consequences of the Merger.
  *10.1      Consulting Agreement, dated as of September 4, 1997,
             between Tyson Foods, Inc. and James T. Hudson.
  *10.2      Consulting Agreement, dated as of September 4, 1997,
             between Tyson Foods, Inc. and Michael T. Hudson.
  *10.3      Consulting Agreement, dated as of September 4, 1997,
             between Tyson Foods, Inc. and Charles B. Jurgensmeyer.
   10.4      Stock Voting Agreement, dated as of September 4, 1997,
             between Tyson Foods, Inc. and James T. Hudson (previously
             filed as Exhibit 99.1 to James T. Hudson's Statement on
             Schedule 13D, filed September 12, 1997, Commission File No.
             005-36992, and incorporated herein by reference).
  *10.5      Form of Registration Rights Agreement to be entered into by
             Tyson Foods, Inc. and James T. Hudson.
  *23.1      Consent of Ernst & Young LLP.
  *23.2      Consent of Coopers and Lybrand L.L.P.
  *23.3      Consent of Skadden, Arps, Slate, Meagher & Flom LLP
             (included in its opinion filed as Exhibit 5.1 hereto).
  *23.4      Consent of Skadden, Arps, Slate, Meagher & Flom LLP
             (included in its opinion filed as Exhibit 8.1 hereto).
  *23.5      Consent of Davis Polk & Wardwell (included in its opinion
             filed as Exhibit 8.2 hereto).
  *23.6      Consent of Donaldson, Lufkin & Jenrette Securities
             Corporation.
  *24.1      Powers of Attorney (see signature page).
  *99.1      Form of proxy card to be mailed to holders of Hudson Common
             Stock.
  *99.2      Reprint of Section 262 of the General Corporation Law of
             the State of Delaware (included as Annex III to the Proxy
             Statement/Prospectus).

--------
 * Filed herewith.